AGREEMENT AND PLAN OF MERGER
AMONG
MARUCCI SPORTS, LLC,
WHEELHOUSE HOLDINGS INC.,
WHEELHOUSE HOLDINGS MERGER SUB LLC
and
WHEELHOUSE 2020 LLC
Dated as of March 6, 2020

EXHIBITS

Exhibit A	Form of Member Approval
Exhibit B-1	Rollover Parties
Exhibit B-2	Form of Rollover Agreement
Exhibit C-1	Reinvestment Parties
Exhibit C-2	Securities Purchase Agreement
Exhibit D-1	Non-Competition Agreement Parties
Exhibit D-2	Form of Non-Competition Agreements
Exhibit E-1	Non-Solicitation Parties
Exhibit E-2	Form of Non-Solicitation Agreements
Exhibit F-1	Indemnification Agreement Parties and Indemnification Percentages
Exhibit F-2	Form of Indemnification Agreement
Exhibit G	Form of Escrow Agreement
Exhibit H	Reference Statement
Exhibit I	Certificate of Merger
Exhibit J	Form of Option Cancellation Agreement
Exhibit K	Form of Letter of Transmittal
Exhibit L	Purchase Price Allocation Principles

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (as amended, modified or supplemented from time to time pursuant to the terms hereof, this “Agreement”), dated as of March 6, 2020 among Marucci Sports, LLC, a Delaware limited liability company (the “Company”), Wheelhouse Holdings Inc., a Delaware Corporation (“Buyer”), Wheelhouse Holdings Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Buyer (“Merger Sub”), and Wheelhouse 2020 LLC, a Delaware limited liability company, solely in its capacity as the representative of the Sellers pursuant to Section 11.10 hereof (the “Sellers’ Representative”).
RECITALS
WHEREAS, this Agreement contemplates a transaction in which Buyer will acquire the Company pursuant to a transaction in which Merger Sub will merge with and into the Company, with the Company surviving the Merger as the surviving limited liability company (the “Surviving Company”), in accordance with the Delaware Limited Liability Company Act (the “Delaware Act”);
WHEREAS, the board of managers of the Company has unanimously approved this Agreement, the Merger and the other Contemplated Transactions;
WHEREAS, the sole member of Merger Sub has unanimously approved this Agreement, the Merger and the other Contemplated Transactions;
WHEREAS, the board of directors of Buyer has unanimously approved this Agreement, the Merger and the other Contemplated Transactions, including in Buyer’s capacity as the sole member of Merger Sub;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Compass Group Diversified Holdings LLC (“Sponsor”) has duly executed and delivered to the Company a guaranty, dated as of the date of this Agreement, in favor of the Company (the “Guaranty”);
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer and Merger Sub’s willingness to enter into this Agreement and the Sponsor’s willingness to enter into the Guaranty, the Company has obtained and delivered to Buyer the Member Approval in the form attached hereto as Exhibit A;
WHEREAS, as a condition and inducement to the willingness of Buyer and Merger Sub to enter into this Agreement and the Sponsor’s willingness to enter into the Guaranty, concurrently with the execution and delivery of this Agreement, the Persons listed on Exhibit B-1 (together with any other Persons who become party to the Rollover Agreement prior to the delivery of the Payment Allocation Schedule pursuant to Section 2.9(a), the “Rollover Parties”) have duly executed and delivered that certain Rollover Agreement, in the form attached hereto as Exhibit B-2 (the “Rollover Agreement”), pursuant to which each Rollover Party will transfer the number of Units set forth opposite the name of such Rollover Party on Annex A to the Rollover Agreement (collectively, the “Rollover Units”) to Buyer in exchange for shares of common stock of Buyer in accordance with the terms and conditions of the Rollover Agreement;
WHEREAS, as a condition and inducement to the willingness of Buyer to enter into this Agreement, concurrently with the execution and delivery of this Agreement and the Sponsor’s willingness to enter into the Guaranty, the Persons identified on Exhibit C-1 (together with any other Persons who become party to the Securities Purchase Agreement prior to the delivery of the Payment Allocation Schedule pursuant to Section 2.9(a), the “Reinvestment Parties”) have executed and delivered that certain Securities Purchase

Agreement, in the form attached hereto as Exhibit C-2 (the “Securities Purchase Agreement”), pursuant to which each Reinvestment Party has agreed to invest in Buyer at the Closing the amount set forth opposite the name of such Reinvestment Party on Annex A to the Securities Purchase Agreement (collectively, the “Reinvestment Amount”) in exchange for shares of common stock of Buyer in accordance with the terms and conditions of the Securities Purchase Agreement;
WHEREAS, as a condition and inducement to the willingness of Buyer to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Persons listed on Exhibit D-1 is entering into a non-competition, non-solicitation, non-hire and confidentiality agreement with Buyer in the form attached hereto as Exhibit D-2 (each a “Non-Competition Agreement” and collectively, the “Non-Competition Agreements”), which Non-Competition Agreements shall become effective upon the Closing;
WHEREAS, as a condition and inducement to the willingness of Buyer to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Persons listed on Exhibit E-1 hereto are entering into non-solicitation, non-hire and confidentiality agreements with Buyer in the form attached hereto as Exhibit E-2 (each a “Non-Solicitation Agreement” and collectively, the “Non-Solicitation Agreements”), which such Non-Solicitation Agreements shall become effective upon the Closing;
WHEREAS, as a condition and inducement to the willingness of Buyer and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Persons listed on Exhibit F-1 hereto (each, an “Indemnification Agreement Party,” and collectively, the “Indemnification Agreement Parties”) have duly executed and delivered the Indemnification Agreements in the form attached hereto as Exhibit F-2 (each, an “Indemnification Agreement” and collectively, the “Indemnification Agreements”); provided, however, that if additional Sellers execute and deliver to Buyer Indemnification Agreements prior to the time that the Payment Allocation Schedule is delivered to Buyer pursuant to Section 2.09(a) and such Sellers are listed as Indemnification Agreement Parties on an updated Exhibit F-1 delivered pursuant to Section 2.09(a), then such Persons shall become Indemnification Agreement Parties; and
WHEREAS, the Company, Buyer and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the parties to this Agreement, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS

Section 1.01. Definitions.
(a)The following terms, as used herein, have the following meanings:
“Accounting Policies” means the accounting policies, principles, practices and methodologies used in the preparation of the Reference Statement.
“Acquired Companies” means the Company and its direct and indirect Subsidiaries.

“Acquisition Transaction” means any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving any Acquired Company; (b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of a material portion of the business or assets of any Acquired Company; or (c) any liquidation or dissolution of any Acquired Company.
“Additional Consideration” means all amounts, if any, paid to the Sellers pursuant to Section 2.09(e), Section 10.04(d), and/or Section 11.10(c).
“Additional Indemnity Coverage Amount” $148,000,000 (One Hundred and Forty-Eight Million Dollars).
“Adjustment Escrow Account” means a separate account established in accordance with the terms in the Escrow Agreement, which will hold the Adjustment Escrow Amount, and all interest and other amounts earned thereon, in escrow pursuant to the Escrow Agreement.
“Adjustment Escrow Amount” means $4,000,000 (Four Million Dollars).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. A Person will be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliated Group” means any affiliated group within the meaning of Code Section 1504, and any similar group defined under a similar provision of state, local or foreign Applicable Laws.
“Aggregate Closing Merger Consideration” means an amount equal to (which amount shall be calculated based on the estimated Closing Cash Balance, estimated Closing Working Capital, estimated Closing Debt Amount, estimated Closing Transaction Expenses Amount, in each case set forth on the Estimated Closing Statement delivered and prepared in accordance with Section 2.09(a)):

(A)	Base Purchase Price;

(B)	plus the sum of the following:

(1)	the total amount of the Closing Cash Balance; and

(2)	if Closing Working Capital exceeds the Target Working Capital, the amount of such excess

(B)	minus the sum of the following:

(1)	the Adjustment Escrow Amount;

(2)	the Indemnity Escrow Amount;

(3)	the Sellers’ Representative Fund Amount;

(4)	Closing Debt Amount;

(5)	Closing Transaction Expenses Amount;

(6)	if the Target Working Capital exceeds Closing Working Capital, the amount of such excess; and

(7)	the Agreed Reduction Amount
“Agreed Reduction Amount” means $2,500,000 (Two Million Five Hundred Thousand Dollars).
“Applicable Law” means, with respect to any Person, any common law of any state or other jurisdiction, any federal, state, local or foreign law, statute, constitution, treaty, convention, ordinance, code, rule, regulation, reporting or licensing requirement, certification, standard, accreditation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, or any Governmental Order, in each case, that is binding upon or applicable to such Person; and for the avoidance of doubt, with respect to Buyer, shall include rules of any securities exchange or self-regulatory organization applicable to Buyer or any direct or indirect parent or Affiliate of Buyer.
“Base Purchase Price” means $200,000,000 (Two Hundred Million Dollars).
“Business” means the business of the Acquired Companies as such business is currently conducted.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to close in New York, New York.
“Buyer Indemnified Parties” means the following Persons: (a) Buyer; (b) Buyer’s direct and indirect parents, Subsidiaries and Affiliates (including Merger Sub and, following the Merger, the Surviving Company and its Subsidiaries); (c) the respective owners, stockholders, members and representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and permitted assigns of the Persons referred to in clauses (a), (b) and (c) above; provided, however, that the Sellers shall not be deemed to be “Buyer Indemnified Parties.”
“Cash” means as determined in accordance with GAAP, as of the applicable time of determination, (a) the aggregate amount of all cash and cash equivalents held by the Acquired Companies in their accounts, plus (b) the amount of any checks and funds in transit to the accounts of the Acquired Companies, provided, that if such incoming check or funds is a payment in respect of a corresponding account receivable or other current asset, then there shall also be a reduction to such corresponding account receivable or other current asset on account thereof reflected in the calculation of Closing Working Capital as estimated pursuant to Section 2.09(a) and as finally determined pursuant to Sections 2.09(c) and (d). Notwithstanding anything to the contrary herein, Cash shall (i) exclude (A) any security deposits, (B) any cash or cash equivalents held in escrow or held for or on behalf of a third Person and (C) any cash or cash equivalents that are not freely usable because they are subject to restrictions or limitations on the use or distribution by Applicable Law, Contractual Obligation or otherwise, (ii) be reduced by any outstanding checks and electronic payments drawn on the accounts of the Acquired Companies, provided, that if such outstanding check or electronic payment is a payment in respect of a corresponding account payable or other current liability, then there shall also be a corresponding reduction to the applicable account payable or other current liability on account thereof reflected in the calculation of Closing Working Capital as estimated pursuant to Section 2.09(a) and as finally determined pursuant to Sections 2.09(c) and (d), (iii) be reduced by the amount of any Taxes that the Company would be required to pay if it repatriated all cash and cash equivalents from all jurisdictions outside of the United States to jurisdictions in the United States on the Closing Date, and (iv) exclude any cash or cash equivalents that would otherwise constitute Cash if such cash or cash equivalents are disbursed or paid by any Acquired Company outside of the ordinary course of business (but shall not exclude any cash or cash equivalents used by any Acquired Company to pay off any amount actually included as Closing Debt Amount or Closing Transaction Expenses Amount as set forth on the Estimated Closing Statement and as finally determined pursuant to Sections 2.09(c) and 2.09(d)) at any time during the period from the Reference Time until as of immediately prior to the Closing (for the avoidance of doubt, any dividends or distributions to the Sellers during such period will be deemed to be outside of the ordinary course of business for purposes of this clause (iv)).
“Closing Cash Balance” means the amount of all Cash that is held by the Acquired Companies as at the Reference Time, as determined in accordance with Section 2.09.
“Closing Date” means the date on which the Closing actually occurs.
“Closing Debt Amount” means the aggregate amount of all unpaid Indebtedness of the Acquired Companies as of immediately prior to the Closing, as determined in accordance with Section 2.09; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, if the Closing Debt Amount (or any item constituting Indebtedness) of the Acquired Companies is reduced at any time after Reference Time, the amount of such reduction to Indebtedness of the Acquired Companies shall be deemed to still be outstanding as of immediately prior to the Closing for purposes of calculating the Closing Debt Amount and determining the Aggregate Closing Merger Consideration.
“Closing Debt Schedule” means a written schedule setting forth (a) the name of each holder of Closing Debt Amount of any of the Acquired Companies (or the agent thereof to the extent applicable), (b) the amount required to repay in full the Closing Debt Amount owed to such holder (which, in the case of any Closing Payments Indebtedness, shall be the amount as set forth in the applicable Payoff Letter delivered to Buyer in accordance herewith), and (c) in the case of the Closing Debt Amount for any Closing Payments Indebtedness, such holder’s wire transfer instructions as set forth in the applicable Payoff Letter delivered to Buyer in accordance herewith.
“Closing Payments Indebtedness” means (a) items described in clauses (a), (b), (d), (f), (g) and (h) of the definition of “Indebtedness” and (b) items described in clauses (n) and (o) in the definition of “Indebtedness” in respect of items listed in the foregoing clause (a) of this definition of “Closing Payments Indebtedness”; provided, however, Closing Payments Indebtedness shall not include any capital leases.
“Closing Transaction Expenses Schedule” means a written schedule setting forth (a) the name of each payee of the Closing Transaction Expenses Amount, (b) the amount due to such payee as set forth in the applicable invoice and (c) such payee’s wire transfer instructions as set forth in the applicable invoice delivered to Buyer in accordance herewith.
“Closing Transaction Expenses Amount” means the aggregate amount of all unpaid Transaction Expenses as of immediately prior to the Closing, as determined in accordance with Section 2.09; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, if the Closing Transaction Expenses Amount (or any item constituting a Transaction Expense) is reduced at any time after the Reference Time but prior to as of immediately prior to the Closing, the amount of such reduction to the Transaction Expenses shall be deemed to still be outstanding as of immediately prior to the Closing for purposes of calculating the Closing Transaction Expenses Amount and determining the Aggregate Closing Merger Consideration.
“Closing Working Capital” means an amount (which may be positive or negative) equal to the consolidated current assets of the Acquired Companies (excluding Cash, Income Tax assets and prepaid

Company Transaction Expenses) minus the consolidated current liabilities of the Acquired Companies (excluding amounts otherwise included in the Transaction Expenses Amount, Closing Debt Amount and Income Tax liabilities), in each case, as at the Reference Time, as determined in accordance with the Accounting Policies.
“Code” means the United States Internal Revenue Code of 1986.
“Company Intellectual Property” means all Intellectual Property used by an Acquired Company in the operation of the Business.
“Company IT Systems” means the computer, information technology, and data processing systems, facilities and services owned by or licensed to by an Acquired Company in the conduct of its business, including all software, systems hardware, networks, interfaces, databases, websites, website content, equipment, platforms and related systems and services.
“Company Product” means each of the products and/or services that has been or is currently being researched, developed, used, tested, manufactured, marketed, distributed, licensed, sold, offered for sale or provided by the Company or any other Acquired Company.
“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents.
“Contractual Obligation” means, with respect to any Person, any contract, agreement, arrangement, commitment, deed, mortgage, lease, sublease, license, sublicense, purchase order, sales order, indenture, note, bond, loan, letter of credit, guarantee, instrument, insurance policy or other document or instrument (including any document or instrument evidencing any Indebtedness, whether written or oral, and all amendments, restatements, supplements or other modifications thereto or waivers thereunder to which or by which such Person or any of such Person’s properties or assets is legally bound.
“Data Breach” means (a) the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Data transmitted, stored, or otherwise Processed or (b) any breach of Personal Data that would otherwise give rise to any obligations on behalf of an Acquired Company under Privacy and Information Security Requirements.
“Effective Time” means the date and time at which the Certificate of Merger is filed with and accepted by the Secretary of State of the State of Delaware in accordance with Section 18-209 of the Delaware Act or such other time as Buyer and the Company reasonably agree and specify in the Certificate of Merger.
“Employee Plan” means any plan, program, agreement, policy, practice or arrangement that is an “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or provides benefits or compensation of any kind other than base salary, base hourly wages or overtime and other than any other plan, program, agreement, policy, practice or arrangement that is mandated by Applicable Law and maintained or sponsored by a Governmental Authority.
“Enforceability Exceptions” means (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors rights generally and (ii) general principles of equity, whether considered in a proceeding at law or in equity.
“Environmental Laws” means all Applicable Laws relating to pollution, protection of the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata), any Hazardous Material and human health and safety (to the extent related to the exposure to Hazardous Materials), in each case, as in effect on the date of this Agreement.
“Environmental Report” means environmental site assessment reports, facility environmental, health, or safety compliance audit reports, and reports of investigations with respect to the presence or release of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means Citibank, N.A.
“Escrow Amounts” means the Adjustment Escrow Amount and the Indemnity Escrow Amount.
“Escrow Accounts” means the Adjustment Escrow Account and the Indemnity Escrow Account.
“Escrow Agreement” means an escrow agreement substantially in the form of Exhibit G attached hereto, which will be executed by Buyer, the Escrow Agent and the Sellers’ Representative prior to the Closing.
“Excess Coverage Limit” means $50,000,000 (Fifty Million Dollars).
“Excess Coverage Policy” means the Liberty Surplus Insurance Corporation First Excess Representations and Warranties (Buyer-Side) Insurance Policy.
“Family Member” means , for a Person that is an individual, such Person’s spouse, and such Person’s and such Person’s spouse’s parents or lineal descendants, and the lineal descendants of the foregoing.
“FIRPTA Certificate” means a certificate pursuant to Treasury Regulations Section 1.1445-2(b) certifying that such Seller is not a foreign person within the meaning of Section 1445 of the Code, in form attached to the form Letter of Transmittal.
“Fraud” means actual and intentional fraud in the making of any of the representations and warranties in this Agreement or in any certificate delivered pursuant to this Agreement or in any of the other Transaction Documents.
“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization), Section 3.02 (Power and Authorization), the first sentence of Section 3.03 (No Violation or Approval; Consents), Section 3.04 (Capitalization of the Acquired Companies), Section 3.11 (Tax Matters) and Section 3.24 (No Brokers).
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any transnational, domestic or foreign federal, state, or local governmental, judicial, arbitral, regulatory or administrative body, authority, tribunal, department, commission, bureau, board, court or agency, including any province, county, city or other political subdivision or instrumentality thereof, or any other similar body or organization exercising governmental or quasi-governmental power or authority.
“Government Official” means any officer or employee of any Governmental Authority or instrumentality thereof, or of any public international organization, any political party, or candidate for political office, or any person acting in an official capacity for or on behalf of any such entity or individual.

“Governmental Order” means any ruling, award, decision, injunction, judgment, verdict, assessment, subpoena, writ, order, stipulation, consent order, consent agreement, decree or consent decree entered, issued or made by any Governmental Authority, whether preliminary or final, and any settlement agreement or compliance agreement entered into in connection with any Proceeding.
“Hazardous Material” means any chemical, substance, material, pollutant, contaminant, or waste that is defined as or deemed hazardous or toxic or otherwise regulated by, or that may give rise to liability or standards of conduct pursuant to, any Environmental Laws, including hazardous wastes under the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., and hazardous substances under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq.
“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax Liability” means, with respect to any jurisdiction, an amount equal to the liability for Income Taxes of any Acquired Company (which shall include any withholding taxes imposed on such Acquired Company with respect to any amounts distributed or allocated to its Unitholders) unpaid as of the Closing Date that are first due after the Closing Date with respect to such jurisdiction computed for each Pre-Closing Tax Period calculated in accordance with past practice of the Acquired Companies (except to the extent that such past practice is inconsistent with Applicable Laws) and taking into account the Contemplated Transactions.
“Income Tax Liability Accrual” means an amount (which amount shall not be less than zero for any taxpayer in any jurisdiction for any taxable period or portion thereof) equal to the sum of the Income Tax Liability separately calculated for (i) each jurisdiction in which any Acquired Company filed Tax Returns for Income Taxes the last tax year for which a Tax Return was due (taking into account any applicable extensions) and (ii) each jurisdiction in which any Acquired Company commenced activities after the end of such tax year.
“Income Tax Return” means all Tax Returns filed or required to be filed with any Taxing Authority with respect to Income Taxes.
“Income Taxes” means Taxes (i) imposed on, or with reference to, net income or gross receipts, or (ii) imposed on, or with reference to, multiple bases including net income or gross receipts.
“Indebtedness” means, with respect to any Person, without duplication and determined on a consolidated basis, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person: (a) for borrowed money; (b) evidenced by notes, bonds, debentures or similar instruments; (c) for capital lease obligations (as determined in accordance with GAAP) or direct financing leases and purchase money and/or vendor financing, and any off-balance sheet financing (other than under operating lease agreements); (d) in respect of amounts drawn or called upon, under acceptance credit, letters of credit, performance bonds, bankers’ acceptances or similar facilities or instruments, and all non-contingent reimbursement or payment obligations with respect to surety instruments; (e) for the deferred purchase price of property, assets, businesses, products or services to such Person (including (i) any payables or other liabilities or amounts owed or payable with respect to capital expenditures, (ii) any deferred purchase price, however structured (including any obligations resulting from any holdback, earn-out, performance bonus or other contingent payment arrangement (including obligations for payments or issuances of units, options or other equity interests) for, relating to or arising out of the acquisition by such Person of any assets, business or other Person), business combination or similar transactions, and (iii) any obligations created or arising under any conditional sale or other title retention agreement or arrangement); (f) arising out of any interest rate or currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates or any other hedging contracts or derivative agreements or arrangements, (g) any indebtedness or other amounts owing or due to any Seller or any Affiliate or family member of any of the forgoing or any amounts owed or payable with respect to any Contractual Obligations with a Related Party, including (A) any amounts owed with respect to any dividends or distributions with respect to, or any repurchases or purchases of, any equity interests in any Acquired Company, and (B) any amounts owed under any management, advisory, professional services or other agreement with any such Person, (h) all indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any asset or property owned or held by such Person (whether or not such indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person), (i) for any outstanding compensation, severance, or consulting amounts or other benefits or payment obligations owed (whether currently or for services to be provided in the future) to any former (as of the Closing) employee, service provider, director, manager or officer (including any amounts paid in settlement of any Proceeding claiming or demanding any such amounts) and any employer-side employment Taxes payable in connection therewith, (j) relating to any deferred compensation, commissions, bonuses or phantom stock or phantom equity arrangements (in each case, whether accrued or not) in respect of any current or former employee, service provider, director, manager or officer (except for (i) the amounts of the accruals for normal annual bonuses for employees of the Company and its Subsidiaries for 2020 granted in the ordinary course of business consistent with past practice to the extent such amounts are included in the current liabilities used in the calculation of Closing Working Capital included in the Estimated Closing Statement and Closing Working Capital as finally determined pursuant to Sections 2.09(c) and (d), and (ii) the amounts of the accruals for normal commissions for employees of the Company and its Subsidiaries for 2020 granted in the ordinary course of business consistent with past practice to the extent such amounts are included in the current liabilities used in the calculation of Closing Working Capital included in the Estimated Closing Statement and Closing Working Capital as finally determined pursuant to Sections 2.09(c) and (d)) and any employer-side employment Taxes payable in connection therewith, or relating to any non-competition obligations, (k) any unfunded or underfunded pension, defined benefit or retirement plan liabilities, (l) in the amount of the Income Tax Liability Accrual, (m) any deferred revenue, customer deposits and customer overpayments (except to the extent such amounts are included in the Estimated Closing Statement and Closing Working Capital as finally determined pursuant to Sections 2.09(c) and 2.09(d), (n) for clauses (a) through (m) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, premiums, breakage costs, make-whole, expense reimbursement or other fees, costs, expenses or other payment obligations related thereto or associated with the repayment of such Indebtedness on the Closing Date, and (o) in the nature of guarantees of, or assurances to a creditor against, a loss with respect to the obligations described in the foregoing clauses (a) through (n) above of any other Person; provided, however, that Indebtedness will not include (i) any of the foregoing solely between or among the Acquired Companies, (ii) trade accounts payable incurred in the Ordinary Course of Business to the extent included in the current liabilities used in the calculation of the Closing Working Capital included in (x) the Estimated Closing Statement, in the case of the Estimated Closing Statement delivered at Closing, and (y) the Closing Working Capital as finally determined pursuant to Sections 2.09(c) and (d), in the case of the Closing Working Capital finally determined pursuant to Sections 2.09(c) and (d) and (iii) any Liabilities to the extent included in (x) the Closing Transaction Expenses Amount, in the case of the Closing Transaction Expenses Amount referenced in the Estimated Closing Statement delivered at Closing, and (y) the Closing Transaction Expenses Amount as finally determined pursuant to Sections 2.09(c) and (d), in the case of the Closing Transaction Expenses Amount as finally determined pursuant to Sections 2.09(c) and (d).
“Indemnification Percentage” means, with respect to each Indemnification Agreement Party, the applicable percentage set forth opposite such Seller’s name under the heading “Indemnification Percentage” on Exhibit F-1 attached hereto (which Exhibit F-1 shall be updated and included as part of the Payment

Allocation Schedule required to be delivered pursuant to Section 2.09 to reflect any additional Sellers who execute and deliver to Buyer Indemnification Agreements prior to the time that the Payment Allocation Schedule is delivered to Buyer pursuant to Section 2.09(a), and the Indemnification Percentages set forth on the Exhibit F-1 included in the Payment Allocation Schedule shall be the Indemnification Percentages for purposes of this Agreement and the other Transaction Documents). Notwithstanding anything to the contrary contained in this Agreement or on any Schedule or document delivered pursuant to Section 2.09 or otherwise pursuant to this Agreement, the aggregate Indemnification Percentages for all Indemnification Agreement Parties at all times shall equal 100%.
“Indemnity Escrow Account” means a separate account established in accordance with the terms in the Escrow Agreement, which will hold the Indemnity Escrow Amount, and all interest and other amounts earned thereon, in escrow pursuant to the Escrow Agreement.
“Indemnity Escrow Amount” means $2,000,000 (Two Million Dollars).
“Intellectual Property” means all intellectual property and proprietary rights of any kind or nature anywhere in the world, including all (a) patents, patent applications, industrial designs, and utility models, including any extensions, reexaminations and reissues, divisionals, continuations and continuations-in-part to any of the foregoing, (b) trademarks, service marks, trade names, trade dress, business names, logos, and other source designators, and all goodwill associated therewith and all registrations and applications therefor, (c) copyrights, works of authorship (including all software), moral rights and other rights of authors, copyright registrations and applications, (d) Internet domain names, URLs, and social media accounts, (e) trade secrets, know how, confidential information, data, databases, database rights, ideas, inventions, invention disclosures, discoveries, specifications, and improvements, whether or not patentable, (f) name, image, and likeness rights, including rights to privacy and publicity rights, and (g) tangible embodiments of all of the foregoing.
“International Trade Laws” means any applicable (a) Sanctions; (b) U.S. export control laws (including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws; (c) Applicable Laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United State Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (d) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and (e) Applicable Laws pertaining to export, import and customs of other countries in which the Acquired Companies have conducted and/or currently conduct business.
“Knowledge of the Company,” “the Company’s Knowledge” or any other similar knowledge qualification with respect to the Company in this Agreement means the actual knowledge of Kurt Ainsworth, Michael Uffman and Mark Barry, or the knowledge that any such Person would reasonably be expected to have after reasonable inquiry.
“Liability” means, with respect to any Person, any debt, commitment, liability or obligation of any nature of such Person, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, whether due or to become due, whether arising out of any contract or tort based on negligence or strict liability and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto, and however arising and including all fees, costs and expenses related thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance, license, deed of trust, right of way, easement, encroachment, preemptive right, lease, option, right of first refusal, proxy, voting trust or agreement, transfer restriction, assessment, covenant, burden or any other encumbrance of any kind in respect of such property or asset, including any restrictions on voting or use; provided, however, that the term “Lien” will not be deemed to include any non-exclusive license of Intellectual Property granted in the Ordinary Course of Business.
“Limited Liability Company Agreement” means the First Amended and Restated Limited Liability Company Agreement, dated as of December 19, 2018, among the Company and the Members party thereto.
“Loss” or “Losses” of a Person means any losses, Liabilities, Taxes, damages, awards, penalties, awards, fines, settlements, judgments, royalties, costs and expenses (including reasonable accountants’, attorneys’ and other experts’ fees and expenses), in each case, whether or not arising out of a Third Party Claim.
“Material Adverse Effect” means any event, change, occurrence, state of facts, condition, development, circumstance or effect that, individually or in the aggregate: (a) has or would reasonably be expected to have a material adverse effect on the business, properties or assets, financial condition or results of operations of the Acquired Companies, taken as a whole; or (b) has or would reasonably be expected to have a material adverse effect on the ability of the Acquired Companies to consummate the Merger and the other Contemplated Transactions; provided, however, that solely with respect to clause (a) above, the term “Material Adverse Effect” will not include any event, change, occurrence, state of facts, condition, development, circumstance or effect, in each case, to the extent that it is or results from any of the following: (i) changes in national, regional, international or global business or economic conditions (including interest rates and the availability of debt financing) and events or conditions, in each case, to the extent generally affecting the industries in which the Acquired Companies operate; (ii) changes in Applicable Laws or interpretations thereof by any Governmental Authority; (iii) changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), or international tariffs, trade policies, agreements or initiatives; (iv) changes in GAAP; (v) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (vi) pandemics, earthquakes, hurricanes, tornados, fires or other natural disasters; (vii) the announcement of this Agreement or the Contemplated Transactions; or (viii) any failure in and of itself (as distinguished from any change or effect giving rise or contributing to such failure) to meet any internal or public projections, forecasts, budgets or predictions of revenue or earnings for any period after the date hereof; provided, however, that in the case of clause (viii), such exceptions shall not prevent or otherwise effect a determination that any change underlying such failure not otherwise excluded from the definition of “Material Adverse Effect” has, individually or in the aggregate, resulted in or contributed to a Material Adverse Effect; and provided, further, that the matters described in clauses (i) through (vi) shall be included in the term “Material Adverse Effect” to the extent any such matter, individually or in the aggregate, has had or would reasonably be expect to have a disproportionate impact on the Acquired Companies, taken as a whole, relative to other participants in the same industry as the Acquired Companies.
“Member” means each Person who holds one or more Units immediately prior to the Effective Time.
“Member Approval” means the affirmative vote of the Members holding a majority of the outstanding Units approving and adopting this Agreement and the Transactions contemplated thereby.

“Option” means an option to purchase Units.
“Optionholder” means each holder of Options outstanding immediately prior to the Closing.
“Ordinary Course of Business” means the ordinary course of the Business, consistent with past practices.
“Organizational Documents” means, with respect to any Person (other than a natural person), the certificate or articles of incorporation, formation or organization of such Person and any limited liability company, operating or partnership agreement, charter, by-laws or similar documents or agreements relating to the legal organization of such Person, stockholders or equityholders agreements or any similar document or agreement adopted or entered into in connection with or relating to the creation, formation, governance or organization of a Person, as amended, modified or supplemented from time to time in accordance with the terms thereof and Applicable Laws.
“Ownership Interests” means, with respect to any entity, any of the following: (a) any shares of capital stock, member interests or other equity or voting securities (including voting debt) or other equity or ownership interests of such entity (in the case of the Company, including the Units), (b) any options, warrants or purchase, subscription, conversion or exchange rights, or securities exercisable for, convertible into or exchangeable for, or other contracts or commitments that could require any Person to issue, sell or otherwise cause to become outstanding, any of the items listed in the foregoing clause (a), or (c) any equity appreciation rights, phantom equity interest, interests in the ownership or earnings, or other equity equivalent or equity-based award or right with respect thereto.
“Partnership Audit Rules” shall mean the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof), or any similar provisions or procedures established by any state or local Taxing Authority.
“Pass-Through Tax Return” shall mean any Income Tax Return filed by or with respect to the Company or any of its Subsidiaries to the extent that (a) the Company or any of its Subsidiaries is treated as a pass-through entity for purposes of such Tax Return and (b) the results of operations reflected on such Tax Returns are also reflected on the Tax Returns of the Sellers or the direct or indirect owners of any Seller.
“Permit” means, with respect to any Person, any license, franchise, permit, consent, grant, waiver, qualification, approval, certificate or other similar authorization issued or otherwise granted by, or declaration, registration, filing made with, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
“Permitted Liens” means: (a) statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings as set forth in Schedule 3.11(c) and for which adequate reserves have been established in accordance with GAAP; (b) landlords’, warehousepersons’, mechanics’, materialmens’, carriers’, Liens to secure claims for labor, material or supplies and other similar Liens that relate to obligations not due and payable and arise in the Ordinary Course of Business and which shall be paid in full and released at Closing; and (d) (i) zoning, building, entitlement and other land use regulations or restrictions of record and which are not violated by the current use or occupancy of such Real Property or the operation of the Business thereon; (ii) the interests of the lessors and sublessors of any of the Leased Real Properties under the Leases; (iii) easements, rights of way or encumbrances, and (iv) matters that would be disclosed by an accurate survey or inspection of Owned

Real Property in question, in each case of this clause (d),to the extent that do not and would not materially interfere with the present use or occupancy of the Real Property or the operation of the Business thereon.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Personal Data” means (a) all data that identifies an individual or, in combination with any other information or data available to an Acquired Company, is capable of identifying or locating an individual or (b) as the terms “personal data,” “personal information,” “personally-identifiable information,” or similar terms, are otherwise defined under Privacy and Information Security Requirements.
“Post-Closing Tax Period” means any taxable period or portion of a taxable period that is not a Pre-Closing Tax Period.
“Privacy and Information Security Requirements” means (a) all Applicable Laws relating to the Processing of Personal Data, data privacy, or information security, such as the Federal Trade Commission Act, state privacy laws (such as the California Consumer Privacy Act of 2018 and, as adopted by the California Attorney General, the California Consumer Privacy Act Regulations), the Gramm-Leach-Bliley Act, the General Data Protection Regulation 2016/679 and all implementation legislation relating thereto, or state data breach laws and (b) the Payment Card Information Data Security Standards.
“Privacy Notices” means any internal and external notices, policies, disclosures, or public representations by any Acquired Company in respect of an Acquired Company’s Processing of Personal Data or privacy practices.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.
“Pro Rata Portion” means with respect to each Person, the percentage opposite such Person’s name on the Payment Allocation Schedule, calculated as follows: (a) with respect to each Seller, (i) the amount of the Aggregate Closing Merger Consideration as estimated on the Estimated Closing Statement allocated to such Seller (inclusive of any amount allocated to the Rollover Units) on the Payment Allocation Schedule, divided by (ii) the Aggregate Closing Merger Consideration as estimated on the Estimated Closing Statement.
“Proceeding” means any claim, cause of action, audit, litigation, suit, charge, assessment, arbitration, investigation, hearing, inquiry, examination, demand, proceeding, controversy, complaint, appeal, notice of violation, citation, summons, subpoena, indictment, mediation, dispute, allegation, audit, other legal proceeding of any nature (whether sounding in contract, tort or otherwise, whether civil, criminal, quasi-criminal, judicial, administrative, regulatory, arbitral or otherwise, whether public or private, and whether brought at law or in equity.
“Process,” “Processed,” or “Processing” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including via security measures), disposal, disclosure of, or other activity or operation regarding, data (whether electronically or in any other form or medium), including Personal Data.
“Reference Statement” means Exhibit H attached hereto setting forth an example calculation of the Closing Working Capital calculated in accordance with this Agreement.
“Reference Time” means the 11:59 p.m. Central Time on the day immediately preceding the Closing Date.

“R&W Policy” means a Buyer-Side Representation and Warranty Insurance Policy issued to Buyer or any of its Affiliates in connection with this Agreement.
“Real Property” means, collectively, the Owned Real Property and Leased Real Property.
“Recalculated Consideration” means the Aggregate Closing Merger Consideration, as such amount would be calculated using each of the Closing Working Capital, Closing Debt Amount, Closing Transaction Expenses Amount and Closing Cash Balance, as finally determined pursuant to Section 2.09(c) and Section 2.09(d) (and as set forth in the Final Closing Statement, as finally determined pursuant to Section 2.09(c) and Section 2.09(d)), in lieu of the estimates of such amounts set forth in the Estimated Closing Statement.
“Related Party” means (a) any current or former holder of any Ownership Interest of any Acquired Company; (b) any individual who is, or in the last three (3) years has been, an officer, director, manager or partner of any Acquired Company; (c) any Affiliate of any Acquired Company; (d) any Affiliate or Family Member of any of the Persons referred to in clauses (a), (b), and (c) above; and (e) any trust or other Person in which any one of the Persons referred to in clauses (a), (b), (c) and (d) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or Ownership Interest).
“Representative” means, with respect to any Person, any director, officer, employee, manager, consultant, or professional advisor of such Person, including legal counsel, accountants and financial advisors.
“S&U Taxes” means any sales Taxes or use Taxes imposed on an Acquired Company by any state within the United States, including any interest, penalty or addition thereto including as the result of any failure to file or timely file a Tax Return; provided that “S&U Taxes” shall not include any such Taxes imposed by the State of Louisiana.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, the Office of Foreign Assets Control, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority.
“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) named in any Sanctions-related list maintained by the U.S. Department of State; the U.S. Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List; or the U.S. Department of the Treasury, including the Office of Foreign Assets Control Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; or any similar list maintained by the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority; (c) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any territory-wide Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and, prior to January 17, 2017, Sudan); or (d) owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(c).
“Schedules” means the definitive disclosure schedules delivered by the Company to Buyer concurrently with or before the execution and delivery of this Agreement.
“Seller Taxes” means, without duplication, any Taxes (a) imposed on any Seller for any Taxable period, (b) imposed on the Acquired Companies or with respect to their assets for any Taxable period (or portion of any Straddle Period as determined in accordance with Section 7.03(d)(iii)) ending on or before the Closing Date, (c) that are withholding Taxes imposed on Buyer or any of its Affiliates with respect to any payment made pursuant to this Agreement, (d) of any Person other than an Acquired Company imposed on an Acquired Company as a result of an Acquired Company being a member of any Affiliated Group before the Closing pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign Law, (e) imposed on Buyer as a transferee or successor of any Seller, or (f) resulting from any Disallowed Tax Benefit.
“Sellers” means each Unitholder and each Optionholder.
“Sellers’ Representative Account” means a separate account established by Sellers’ Representative, which will hold the Sellers’ Representative Fund Amount, and all interest and other amounts earned thereon.
“Sellers’ Representative Fund Amount” means $250,000 (Two Hundred Fifty Thousand Dollars).
“Service Provider” means each employee, director, member, consultant, leased employee, independent contractor and other individual service provider of any Acquired Company.
“Solvent” means, with respect to any Person, that: (a) the sum of the assets, at a fair valuation, of such Person and its Subsidiaries (on a consolidated basis) exceeds their debts (including a reasonable estimate of the amount of contingent liabilities); (b) such Person and its Subsidiaries (on a consolidated basis) shall be able to pay their debts as such debts become due; and (c) such Person and its Subsidiaries (on a consolidated basis) have sufficient capital with which to conduct its business.
“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
“Subsidiary” of any Person means, on any date, any Person of which securities or other Ownership Interests representing more than fifty percent of the equity or more than fifty percent of the ordinary voting power or, in the case of a partnership, more than fifty percent of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more direct or indirect subsidiaries of such Person.
“Target Working Capital” means means $19,700,000 (Nineteen Million Seven Hundred Thousand Dollars).
“Tax” means (a) any federal, state, local and non-U.S. income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, estimated, real property gains, value added, entertainment, amusement, customs, duties, ad valorem, natural resources, premium, environmental, social security, unemployment, disability, registration, franchise, gross receipts, payroll, sales, employment, use, property, real property, personal property, excise, stamp, alternative or add-on minimum or other withholding tax, composite, healthcare or other tax of any kind whatsoever, and (b), escheat or unclaimed property fees, obligations, liabilities, or charges (whether or not considered a tax under Applicable Law), in each case ((a) and (b)), imposed by a Governmental Authority, including any interest, penalty or addition thereto including as the result of any failure to file or timely file a Tax Return.
“Tax Representations” means the representations and warranties set forth in Section 3.11 (Tax Matters).
“Tax Return” means any return, report, election, forms, claims for refund, or information return (including any attached schedule, statement or information and including Treasury Form TD F 90-22.1 and FinCEN Form 114) or statement filed or required to be filed with any Taxing Authority with respect to Taxes, including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the administration, imposition, assessment or collection of any Tax.
“Transaction Documents” means this Agreement (including the Schedules and Exhibits attached hereto), the Guaranty, the Escrow Agreement, the Paying Agent Agreement, the Non-Competition Agreements, the Non-Solicit Agreements, the Rollover Agreement, the Securities Purchase Agreement, the Indemnification Agreements, and all other agreements, certificates, documents and other instruments to be entered into or delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby.
“Transaction Expenses” means the aggregate amount of any of the following incurred by or on behalf of any Acquired Company (or, with respect to clause (h) below, by or on behalf of Buyer) on or prior to the Closing Date (or incurred on or prior to the Closing Date by any other Person that is required to be paid or reimbursed by any Acquired Company): (a) all compensation, benefits or other amounts paid or required to be paid to any current or former director, manager, officer, employee, contractor, consultant or other service provider or agent arising or resulting from, triggered by, payable, owing or otherwise in connection with this Agreement or the Contemplated Transactions, including the amount of stay bonuses, sale bonuses or payments, change of control bonuses or payments, retention bonuses or payments, severance payments, transaction bonuses or payments or similar arrangements, bonuses or payments that are incurred or otherwise become payable by any Acquired Company, in connection with the negotiation, execution and/or delivery of this Agreement or any other Transaction Documents or the consummation of the Closing (whether or not such amounts, bonuses or payments do not become payable until the occurrence of a termination of employment (except for termination of employment by any Acquired Company after the Closing without cause and except as set forth in the employment agreements described on Schedule 3.12(a) as in effect on the date hereof) or any other event or circumstance that may occur after the consummation of the transactions contemplated hereby), together with any Taxes relating thereto or arising therefrom (including the employer’s portion of Social Security, Medicare, FUTA, and other payroll Taxes associated therewith), (b) all costs, commissions, fees and expenses of any Acquired Company incurred in connection with the negotiation, preparation, execution and/or delivery of this Agreement or any of the Transaction Documents, any offering or marketing materials or the consummation of the transactions contemplated hereby, including any investment banking, accounting, consulting, broker, finder, advisory, attorney and other professional and other costs, fees and expenses (including any costs, fees or expenses owing or payable to Jefferies LLC or any of its Affiliates), (c) the employer’s portion of Social Security, Medicare, FUTA, and other payroll Taxes attributable to or associated with the exercise, payout or cancellation of any Units, Options, profits interests or other equity interests in connection with the Contemplated Transactions, (d) one-half of the filing fees under the HSR Act or any other filing fees required by any Other Regulatory Laws, (e) one-half of the D&O Tail Premium, (f) one-half of the Transfer Taxes in accordance with Section 7.03(a), (g) one-half of the fees payable to the Escrow Agent, the Depository Agent and the Paying Agent, and (h) 100% of the cost for the Excess Coverage Policy, in the case of each of clauses (a) through (h) above, to the extent unpaid by the Acquired Companies prior to the Closing.
“Transferred Employee” means each employee of the Acquired Companies so employed as of the Effective Time (including employees not actively at work due to injury, vacation, military, duty, disability or other leave of absence) who remains an employee of the Surviving Company or its Subsidiaries, as applicable, immediately following the Effective Time.
“Unitholder” means a holder of Units as of immediately prior to the Effective Time.
“Units” means units representing membership interests of the Company, whether or not vested.

“Vested Option” means the portion of Option that is vested as of immediately prior to the Effective Time (taking into account any acceleration of vesting in connection with the Closing) in accordance with its terms or otherwise.
(b)Each of the following terms is defined in the Section set forth opposite such term:

Accounting Firm	Section 2.09(d)
Accounts Receivable	Section 2.07(d)
Acquisition Proposal	Section 7.05
Adjustment Escrow Property	Section 2.06(a)(i)
Agreed Tax Treatment	Section 7.03(c)
Agreement	Preamble
Agreement Proceeding	Section 11.06
Anti-Corruption Laws	Section 3.16
Assets	Section 3.07(b)
Audited Financials	Section 3.05(a)(i)
Buyer	Preamble
Buyer Benefit Plans	Section 6.02(c)
Buyer Group	Section 11.04(a)
Buyer Persons	Section 11.13(b)
Buyer Released Parties	Section 5.05(a)
Buyer Returns	Section 7.03(d)(ii)
Certificate of Merger	Section 2.02
Charge	Section 11.10(c)
Charges	Section 11.10(c)
Closing	Section 2.02
Company	Preamble
Company Intellectual Property	Section 3.10(a)
Company Plan	Section 3.12(a)
Company Registered IP	Section 3.10(b)
Confidentiality Agreement	Section 7.03(b)
D&O Resignation Letters	Section 5.04
D&O Tail Premium	Section 2.06(f)
Delaware Act	Recitals
Depositary Agent	Section 2.07(a)
Designated Persons	Section 11.04(a)
Dispute Notice	Section 2.09(c)
Estimated Closing Balance Sheet	Section 2.09(a)
Estimated Closing Statement	Section 2.09(a)
Excess Indemnity Cap	Section 10.03(c)
Excess Surplus Amount	Section 2.09(e)(i)
Excess Shortfall Amount	Section 2.09(e)(ii)
Final Closing Balance Sheet	Section 2.09(d)
Final Closing Statement	Section 2.09(d)
Financials	Section 3.05(a)(ii)
General Indemnity Cap	Section 10.03(c)
Guaranty	Recitals

Indemnification Agreement	Recitals
Indemnification Agreements	Recitals
Indemnification Agreement Party	Recitals
Indemnification Agreement Parties	Recitals
Indemnified Parties	Section 10.05(a)
Indemnified Party	Section 10.05(a)
Indemnifying Parties	Section 10.05(a)
Indemnifying Party	Section 10.05(a)
Indemnifying Party Acknowledgment	Section 10.05(a)
Indemnity Escrow Property	Section 2.06(a)(i)
Indemnity Refund Amount	Section 10.03(d)(i)
Insurance Policies	Section 3.21
Insurance Refund Amount	Section 10.03(d)(i)
Interim Financials	Section 3.05(a)(ii)
Leased Real Property	Section 3.09(a)
Leases	Section 3.09(a)
Legacy Lien Termination	Section 5.07
Material Contracts	Section 3.14(a)
Material Customer	Section 3.22(a)
Material Supplier	Section 3.22(b)
Merger	Section 2.01(a)
Merger Sub	Preamble
Most Recent Balance Sheet	Section 3.05(a)(ii)
Most Recent Balance Sheet Date	Section 3.05(a)(ii)
Non-Competition Agreement	Recitals
Non-Competition Agreements	Recitals
Non-Solicitation Agreement	Recitals
Non-Solicitation Agreements	Recitals
Nonparty Affiliate	Section 11.13(b)
Nonparty Affiliates	Section 11.13(b)
Other Regulatory Laws	Section 7.01(b)
Owned Real Property	Section 3.09(a)
Paying Agent	Section 2.07(a)
Paying Agent Agreement	Section 2.07(a)
Payment Allocation Schedule	Section 2.09(a)
Payoff Letters	Section 2.09(a)(ii)
Post Closing Representation	Section 11.04(a)
Pre-Closing Representation	Section 11.04(a)
Pre-Closing Taxes	Section 7.03(d)(ii)
Prior Company Counsel	Section 11.04(a)
Proposed Final Closing Balance Sheet	Section 2.09(b)
Proposed Final Closing Statement	Section 2.09(b)
Purchase Price Allocation	Section 2.09(h)
Recovery Costs	Section 10.03(d)(i)
Refund amounts	Section 10.03(d)(i)
Related Party Arrangements	Section 5.03

Reinvestment Amount	Recitals
Reinvestment Parties	Recitals
Rollover Agreements	Recitals
Rollover Units	Recitals
Rollover Parties	Recitals
Securities Purchase Agreement	Recitals
Seller Indemnified Parties	Section 10.03(a)
Seller Persons	Section 11.13(b)
Seller Released Claims	Section 5.05(a)
Seller Releasing Parties	Section 5.05(a)
Sellers' Representative	Preamble
Sellers' Representative Fund Property	Section 2.06(b)
Sponsor	Recitals
Standard Terms	Section 3.21(b)
Surviving Company	Recitals
Tax Proceeding	Section 7.03(e)(i)
Termination Date	Section 9.01(b)
Third Party Claim	Section 10.05(a)
Transfer Taxes	Section 7.03(a)
Transmittal Documents	Section 2.07(b)
WARN Act	Section 3.19(g)

Section 1.02.    Other Definitional and Interpretive Provisions. Except as otherwise explicitly specified to the contrary herein:
(a)the words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof;
(b)references to a section, exhibit, annex or Schedule means a section of, or exhibit, annex or Schedule to this Agreement, unless another agreement is specified;
(c)the captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof;
(d)all exhibits and Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein, and any capitalized terms used in any exhibit or Schedule but not otherwise defined therein will have the meaning as defined in this Agreement;
(e)definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender;
(f)the word “including” means including without limitation;
(g)the word “or” is not exclusive and shall have the meaning represented by the term “and/or”,
(h)any reference to “$” or “dollars” means United States dollars;

(i)references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and
(j)references to a particular statute or regulation will include all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case, as amended or otherwise modified from time to time.

ARTICLE 2
The Merger

Section 2.01. The Merger.
(a)Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the Delaware Act (the “Merger”), whereupon the separate existence of Merger Sub will cease, and the Company will be the Surviving Company.
(b)From and after the Effective Time, all of the rights, privileges and powers of each of the Company and Merger Sub, and all property, real, personal and mixed, and all debts due to the Company or Merger Sub, and all other things and causes of action belonging to the Company or Merger Sub shall be vested in the Surviving Company, and shall thereafter be the property of the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Company, to the fullest extent provided under the Delaware Act.

Section 2.02.     Closing; Effective Time; Closing Deliveries.

(a)The closing of the Contemplated Transactions and the Merger (the “Closing”) will take place at the offices of Ropes & Gray LLP at 1211 Avenue of the Americas, New York, New York 10036-8704, as soon as practicable, but in no event later than 10:00 a.m. New York time on the third (3rd) Business Day after the date on which each of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver in writing at the Closing) has been satisfied or waived in writing in accordance with Section 11.02, or at such other place, at such other time or on such other date as Buyer and the Company may mutually agree in writing; provided, that, notwithstanding the foregoing or anything else to the contrary in this Agreement, in no event shall the Closing occur prior to April 1, 2020, unless consented to in writing by Buyer. At the Closing, Merger Sub and the Company will cause a certificate of merger in the form attached hereto as Exhibit I (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with Section 18-209 of the Delaware Act. The Merger will become effective as of the Effective Time.

(b)Deliveries by the Company. At the Closing (except, in the case of clause (v), no later than three (3) Business Days prior to the Closing Date), the Company shall deliver or cause to be delivered to Buyer the following:
(i)a certificate duly executed and delivered by the secretary or comparable duly authorized officer of the Company and each of the other Acquired Companies (A) attaching copies (x) of the certificate of incorporation, formation or organization, and bylaws or limited liability company agreement (or other comparable Organizational Documents), in each case as amended and/or restated and in effect as of immediately prior to the Closing, of such Person (and the certificate of incorporation, formation or organization or comparable Organizational Document of such Person shall also be certified as of a recent date by the Secretary of State or comparable Governmental Authority of its jurisdiction of incorporation, formation or organization) and (y) copies of resolutions of the board of managers and Member Approval approving, adopting and authorizing this Agreement, and the Transaction Documents to which the Company is a party and the Merger and the other Contemplated Transactions, (B) attesting and certifying that such attached copies are true, complete and correct copies and such documents and resolutions are in full force and effect and have not been amended, rescinded or revoked, and (C) certifying the incumbency, signature and authority of the officers of such Person authorized to execute, deliver and perform this Agreement and the Transaction Documents to which such Person is a party;
(ii)the certificate required by Section 8.02(f);
(iii)a certificate of good standing, dated not more than ten (10) days prior to the Closing Date, with respect to each of the Company and the other Acquired Companies, issued by the Secretary of State or comparable Governmental Authority of its jurisdiction of incorporation, formation or organization and each jurisdiction where each such entity is qualified to do business;
(iv)the Estimated Closing Balance Sheet and Estimated Closing Statement, including the Payment Allocation Schedule, the Closing Debt Schedule (together with the Payoff Letters) and the Closing Transaction Expenses Schedule (together with invoices), each as required to be delivered pursuant to Section 2.09(a);
(v)the Certificate of Merger, duly executed by the Company;
(vi)all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or notices to, any Person required in connection with the execution, delivery or performance hereof set forth on Schedule 2.02(b)(vi), Note to Sellers: Currently anticipated to be none. each of which shall be in full force and effect and in form and substance reasonably satisfactory to Buyer;
(vii)evidence of termination of any Related Party Arrangements (other than those set forth in Schedule 3.18) as required to be delivered pursuant to Section 5.03;
(viii)the D&O Resignation Letters as required to be delivered pursuant to Section 5.04;
(ix)the Escrow Agreement, duly executed by the Sellers’ Representative;
(x)the Option Cancellation Agreements dully executed by all holders of Options outstanding immediately prior to the Effective Time; and
(xi)evidence of Legacy Lien Terminations as required to be delivered pursuant to Section 5.07.
(c)Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to the Company (or in the case of deposit or payment obligations, to the Persons required by Section 2.06) the following :
(i)deposits or payments as required by Section 2.06;
(ii)the certificate required by Section 8.03(c); and
(iii)the Escrow Agreement, duly executed by Buyer and the Escrow Agent.

Section 2.03. Consideration; Payment.
(a)The certificate of formation of the Company in effect at the Effective Time will be the certificate of formation of the Surviving Company until amended in accordance with Applicable Laws and, to the extent applicable, Section 6.04(a).

(b)The limited liability company agreement of Merger Sub in effect at the Effective Time will be the limited liability company agreement of the Surviving Company until amended in accordance with Applicable Laws and, to the extent applicable, Section 6.04(a).
(c)The managers and officers of Merger Sub immediately prior to the Effective Time and/or such other individuals as may be designated by Buyer in its sole discretion will become, from and after the Effective Time, the managers and officers, respectively, of the Surviving Company, until their respective successors are duly elected or appointed or their earlier resignation or removal.

Section 2.04.    Rollover; Conversion of Units.
(a)Immediately prior to the Closing, each Rollover Party shall contribute such Rollover Party’s Rollover Units to Buyer in exchange for the right to receive, upon the terms and subject to the conditions of such Rollover Party’s Rollover Agreement, at the Effective Time, by virtue of the Merger and without any action on the party of Buyer, Merger Sub, the Company, the Unitholders or any other Person: (i) shares of common stock of Buyer (in lieu of the portion of the Aggregate Closing Merger Consideration that would otherwise be allocable to such Rollover Units pursuant to Section 2.04(b)(i)(A) if such Rollover Units were not Rollover Units) in accordance with the Rollover Agreement, and (ii) on the terms and subject to the conditions set forth in this Agreement (including Section 2.07), following the Effective Time, an amount in cash, without interest, equal to the portion of the Additional Consideration allocable to such Rollover Party’s Rollover Units as set forth on the applicable Additional Consideration Allocation Schedule if, when and to the extent payable pursuant to this Agreement, less any required withholdings in accordance with Section 2.08, if any.
(b)At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company, the Unitholders or any other Person:
(i)Each Unit (other than any Rollover Units or any other Units owned of record by the Company, Buyer, Merger Sub, or any direct or indirect, wholly-owned Subsidiary of the Company, Buyer or Merger Sub) issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive, on the terms and subject to the conditions set forth in this Agreement (including Section 2.07), an amount in cash, without interest, equal to the sum of: (A) the portion of the Aggregate Closing Merger Consideration allocable to such Unit as set forth on the Payment Allocation Schedule, and (B) following the Effective Time, the applicable portion of the Additional Consideration allocable to such Unit as set forth on the applicable Additional Consideration Allocation Schedule if, when and to the extent payable pursuant to this Agreement in each case, less any required withholdings in accordance with Section 2.08, if any. All Units, when converted pursuant to this Section 2.04(b)(i), will no longer be outstanding, and each former holder thereof will cease to have any rights with respect thereto, except the right to receive the payments described in this Section 2.04(b)(i).
(ii)Each Unit that is (A) owned by the Company, Buyer, Merger Sub or any direct or indirect wholly owned Subsidiary of the Company, Buyer or Merger Sub immediately prior to the Effective Time and not a Rollover Unit (“Excluded Units”), and (B) a Rollover Unit will be canceled and retired and will cease to exist without payment of any consideration with respect thereto (except, in the case of the Rollover Units, as expressly provided in Section 2.04(a)).
(iii)Each unit of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one unit of the Surviving Company with the same rights, powers and privileges as the units so converted.

Section 2.05.    Treatment of Options.
(a)Prior to the Closing, the Company shall cause each Vested Option outstanding immediately prior to the Effective Time to, effective as of the Effective Time, automatically and without any action on the part of the holder thereof be canceled and in consideration for such cancellation, be converted into and thereafter evidence the right to receive from the Surviving Company, on the terms and subject to the conditions set forth in this Agreement (including Section 2.07), an amount in cash, without interest, equal to (i) the portion of the Aggregate Closing Merger Consideration allocable to such Vested Option as set forth in the Payment Allocation Schedule, and (ii) the applicable portion of the Additional Consideration allocable to such Vested Option as set forth on the applicable Additional Consideration Allocation Schedule if, when and to the extent payable pursuant to this Agreement, in each case, less any required withholdings in accordance with Section 2.08. Each such Vested Option, when converted in accordance with this Section 2.05, shall no longer be outstanding, shall automatically be canceled and shall cease to exist and the Optionholder of such Vested Option shall cease to have any rights with respect thereto, except the right to receive the payments set forth in this Section 2.05. For the avoidance of doubt, an Optionholder’s applicable portion of the Additional Consideration, if any, shall be paid at the same time as any related payments are made to Unitholders, in a manner that satisfies Regulation Section 1.409A-3(i)(5)(iv) of the Code, to the extent necessary to satisfy the requirements of Section 409A of the Code.
(b)Prior to the Closing, the Company shall cause all Options outstanding as of immediately prior to the Effective Time to the extent not Vested Options to, effective as of immediately prior to the Effective Time, be terminated automatically and without any action on the part of any holder thereof and cancelled for no consideration and without any payment therefor.
(c)Prior to the Closing, the Company shall obtain an option cancellation agreement, in the form of Exhibit J attached hereto from each Optionholder (each, an “Option Cancellation Agreement”), and shall undertake or cause to be undertaken all actions (including adopting all resolutions, providing notices and procuring consents after obtaining Buyer’s review and comment (which approval of such comment will not be unreasonably withheld) of the forms thereof) that are required under Applicable Laws, this Agreement, any agreement evidencing the grant of an Option or other Contractual Obligations relating to any Options, or are otherwise reasonably necessary or appropriate to effectuate the transactions contemplated by Section 2.05, to ensure that, from and after the Effective Time (i) each Optionholder of an Option cancelled as provided in Section 2.05 shall cease to have any rights with respect thereto, except for the right to receive the consideration (if any) specified in and subject to the terms of Section 2.05(a) and (ii) neither Buyer nor any Acquired Company will be required to deliver any Ownership Interest in any Acquired Company to any Person pursuant to or in settlement of any Options after the Effective Time.

Section 2.06.    Payments to be Made at the Closing.
(a)Payment of Escrow Amounts. At the Effective Time, Buyer will cause the Escrow Amounts to be delivered to the Escrow Agent for deposit into the respective Escrow Accounts. The Escrow Agent will hold the Escrow Amounts, and all interest (if any) and other amounts earned thereon (if any) in escrow pursuant to the Escrow Agreement, and for purposes of this Agreement, the “Adjustment Escrow Property” means, at any given time, the funds contained in the Adjustment Escrow Account at that time, and the “Indemnity Escrow Property” means, at any given time, the funds contained in the Indemnity Escrow Account at that time. Buyer will be treated as the owner of the Adjustment Escrow Property and the Indemnity Escrow Property (and related interest and earnings) for income Tax purposes until such amounts are released and shall receive a tax distribution with respect to any such earnings pursuant to the Escrow Agreement. The Escrow Amounts will be applied by the Escrow Agent in accordance with the terms of the Escrow Agreement to pay amounts owing or payable under this Agreement, or otherwise disbursed in accordance with the terms of the Escrow Agreement.

(b)Payment of Sellers’ Representative Fund Amount. At the Effective Time, Buyer will cause the Sellers’ Representative Fund Amount to be delivered on behalf of the Sellers to the Sellers’ Representative for deposit into the Sellers’ Representative Account. The Sellers’ Representative will hold the Sellers’ Representative Fund Amount in a segregated account, and all interest and other amounts earned thereon (if any), and for purposes of this Agreement, the “Sellers’ Representative Fund Property” means, at any given time, the funds contained in the Sellers’ Representative Account at that time.
(c)Payment of Closing Debt Amount. At the Effective Time, Buyer (on behalf of the Surviving Company) will pay or cause to be paid the portion of the Closing Debt Amount addressed in the applicable Payoff Letters, as set forth in the Estimated Closing Statement, by wire transfer of immediately available funds to the account or accounts designated in the applicable Payoff Letters.
(d)Payment of Closing Transaction Expenses Amount. At the Effective Time, Buyer (on behalf of the Surviving Company) will pay or cause to be paid the Closing Transaction Expenses Amount, as set forth in the Estimated Closing Statement, by wire transfer of immediately available funds to the accounts designated in the applicable invoices therefor or in the case of payments to employees, to the account designated by the Company for further distribution to such employee payees.
(e)Payment to Unitholders and Optionholders.
(i)At or prior to the Closing, Buyer will deliver or cause to be delivered to the Depository Agent, for payment by the Paying Agent to each holder of Units (other than Excluded Units and Rollover Units), cash in an amount equal to the portion of the Aggregate Closing Merger Consideration payable in respect of such Units (other than, for the avoidance of doubt, Excluded Units and Rollover Units), as described in Section 2.04.
(ii)At or prior to the Closing, Buyer shall pay, or cause to be paid to the Company, for payment to each Optionholder through the payroll system of the Surviving Company, cash in an amount equal to (A) the portion of the Aggregate Closing Merger Consideration payable in respect of Vested Options less (B) the Reinvestment Amount (which Reinvestment Amount shall be deemed to be received by the Reinvestment Parties and paid by the Reinvestment Parties to Buyer pursuant to the Securities Purchase Agreement), as described in Section 2.04 and Section 2.05, as applicable.
(f)Payment for D&O Insurance. At the Effective Time, Buyer will pay or cause to be paid the amount set forth in the Estimated Closing Statement for the “tail” directors’ and officers’ insurance policies required to be obtained by the Company pursuant to Section 6.04(c) (the “D&O Tail Premium”).
Notwithstanding anything to the contrary herein, to the extent that any Closing Cash Balance is included in the calculation of the Aggregate Closing Merger Consideration in the Estimated Closing Statement (“Available Cash”), Buyer may satisfy a portion of its payment obligations under this Section 2.06 by directing the Company to, at the Closing, pay, on behalf of Buyer, some or all of the Available Cash in respect of one or more of the payments (or any portion thereof) required to be made under this Section 2.06.
Section 2.07.    Surrender and Payment.
(a)Prior to the Effective Time, the Company will appoint Citibank N.A. as the depository agent (the “Depository Agent”) and Epiq Corporate Restructuring as the paying agent (the “Paying Agent” and such agreement, in form and substance reasonably acceptable to the Company and the Buyer after the date hereof, entered into among the Company, the Depository Agent and the Paying Agent), the “Paying Agent Agreement”) for the purpose of exchanging Units for the applicable consideration payable pursuant to this ARTICLE 2 and making payments to the Sellers.

(b)Following the Effective Time, each Unitholder will be entitled to receive, after submitting to the Paying Agent his, her or its properly completed letter of transmittal, in the form of Exhibit L attached hereto (the “Transmittal Documents”) for each such Unit held by such Unitholder (other than Excluded Units and Rollover Units) the consideration provided for in Section 2.04 payable in the manner and at the times set forth in this Agreement. Each Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon delivery of the Transmittal Documents, such portion of the Aggregate Closing Merger Consideration and Additional Consideration as may be required pursuant to this Agreement. Following the Effective Time, each Optionholder shall be entitled to receive, after submitting to the Company his or her properly completed Option Cancellation Agreement, such portion of the Aggregate Closing Merger Consideration and Additional Consideration as may be required pursuant to this Agreement. Each Option shall be deemed at any time after the Effective Time to represent only the right to receive upon delivery of the Option Cancellation Agreement, such portion of the Aggregate Closing Merger Consideration and Additional Consideration as may be required pursuant to this Agreement.
(c)No later than five Business Days prior to the date on which the Closing is scheduled to occur, the Company will send or the Company and Parent shall direct the Paying Agent to electronically send to each Unitholder the Transmittal Documents for use in connection with the Contemplated Transactions. Subject to Section 2.04, Section 2.06(e) and this Section 2.07(c), the Company will direct (and the Surviving Company will cause) the Paying Agent to pay to each Unitholder by wire transfer of immediately available funds the portion of the Aggregate Closing Merger Consideration payable to such Unitholder as set forth in the Payment Allocation Schedule, (i) immediately following the Effective Time if such Unitholder has delivered to the Paying Agent, at least three (3) Business Days prior to the Closing Date, properly executed Transmittal Documents and wire transfer instructions, together with such other documents as may reasonably be required by the Paying Agent, or (ii) otherwise within three (3) Business Days after the date of receipt by the Paying Agent of the required deliveries from such Unitholder.
(d)After the Effective Time, there will be no further registration of transfers of Units. Any portion of the Aggregate Closing Merger Consideration made available to the Depositary Agent and Paying Agent pursuant to Section 2.07(a) that remains unclaimed by the Sellers one year after the Effective Time will be returned to the Surviving Company, and any Unitholder who has not exchanged its Units for the applicable portion of the Aggregate Closing Merger Consideration prior to such time and any other Seller who has not otherwise received such Seller’s portion of the Aggregate Closing Merger Consideration, will thereafter look only to the Surviving Company for payment thereof without any interest thereon. Any Additional Consideration made available to the Depositary Agent and Paying Agent that remains unclaimed by the Sellers one year after the date of such deposit will be returned to the Surviving Company, and any Unitholder who has not exchanged its Units or any other Seller who has otherwise not received such Seller’s applicable portion of Additional Consideration prior to such time will thereafter look only to the Surviving Company for payment thereof without any interest thereon.

Section 2.08.    Withholding Rights. Buyer, the Paying Agent, the Escrow Agent and the Surviving Company and any other applicable withholding agent will be entitled to deduct and withhold from the consideration otherwise payable to or for the benefit of any Person pursuant to this Agreement or the Escrow Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law; provided, however, that the Person intending to withhold will notify such Persons of any amounts otherwise payable to such Persons that it intends to deduct and withhold at least two Business Days prior to the date of such withholding (except for (a) any such amounts constituting compensation payable to any employee of the Company or any of its Subsidiaries and (b) with respect to a deduction or withholding due to failure of a Seller to provide a FIRPTA Certificate or IRS Form W-9 pursuant to the Letter of Transmittal) and, to the extent that it is determined after the Closing

Date that such amounts should be deducted and withheld from the consideration otherwise payable to any Person pursuant to this Agreement or the Escrow Agreement, the applicable withholding agent will notify such Persons of any amounts otherwise payable to such Persons that it intends to so deduct and withhold and work with such Persons in good faith to mitigate, reduce or eliminate any such withholding or deduction. All compensatory amounts payable to employees of an Acquired Company and subject to payroll reporting and withholding pursuant to or as contemplated by this Agreement will be payable as promptly as possible through the Surviving Company’s payroll in accordance with applicable payroll procedures. Any amounts withheld in accordance with this Section 2.08 will be treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.09.    Purchase Price Adjustment.
(a)Estimated Closing Balance Sheet and Estimated Closing Statement. The Company will prepare in good faith and provide to Buyer no later than three (3) Business Days prior to the Closing Date: (i) an estimated consolidated balance sheet of the Company as of the Reference Time (the “Estimated Closing Balance Sheet”), together with a written statement setting forth the D&O Tail Premium and its good faith estimates of the Closing Working Capital, the Closing Cash Balance, the Closing Transaction Expenses Amount and the Closing Debt Amount and its calculation of the Aggregate Closing Merger Consideration (the “Estimated Closing Statement”), in each case, based on the books and records of the Acquired Companies and prepared in accordance with the Accounting Policies and this Agreement (including the relevant definitions as provided herein). The Estimated Closing Statement shall also include the following schedules:
(i)a schedule (the “Payment Allocation Schedule”) that shall set forth (w) the name, physical and if available, email addresses of each Seller, (x)(1) the portion of the Aggregate Closing Merger Consideration allocable to each Seller in respect of such Seller’s Units (including the Rollover Units but excluding the Excluded Units), with a breakdown for the amount allocable to such Seller’s Rollover Units (which, pursuant to Section 2.04, will not be payable to such Seller or any other Person) and the amount allocable to such Sellers’ Units (other than Rollover Units and Excluded Units), and the amount of Taxes (if any) required to be withheld therefrom pursuant to Section 2.08, and (2) the portion of the Aggregate Closing Merger Consideration allocable to each Seller in respect of such Seller’s Vested Options (after taking into account the aggregate exercise price that would be payable if such Vested Options were fully exercised immediately prior to the Effective Time), and the amount of any Taxes required to be withheld therefrom, and with respect to such amounts in each of subsections (1) and (2), calculated based on the amounts that each Seller would be entitled to receive in respect of such Seller’s Units (including the Rollover Units as if such Rollover Units were not Rollover Units) and Vested Options in accordance with this Agreement, the Limited Liability Company Agreement and, to the extent applicable, the agreements evidencing the Vested Options, and with respect to each Reinvestment Party, such Seller’s Reinvestment Amount and the amount payable in respect of such Seller’s Vested Options after deducting the Reinvestment Amount but prior to the applicable tax withholding, (y) each Seller’s Pro Rata Portion, with a breakdown for (1) Pro Rata Portion attributable to Units (including Rollover Units) and (2) Pro Rata Portion attributable to Vested Options and (z) an updated Schedule F-1 that includes the final list of Indemnification Agreement Parties and their respective Indemnification Percentages. The Aggregate Closing Merger Consideration will be calculated using items delivered by the Company to Buyer pursuant to Section 2.09(a) (Buyer will be entitled to conclusively rely, without inquiry, investigation or liability, on the Payment Allocation Schedule for payments of the Aggregate Closing Merger Consideration for all purposes hereunder and in no event will Buyer have any liability to any Seller or other Person on account of payments made in full to the extent required by this Agreement and in accordance with the Payment Allocation Schedule);

(ii)the Closing Debt Schedule, together with a payoff letter (in customary form and substance issued by each holder of any Closing Payments Indebtedness set forth on the Closing Debt Schedule, which such payoff letter sets forth (A) the amount required to repay in full the portion of the Closing Payments Indebtedness owed to such holder, (B) the wire transfer instructions for the repayment of such portion of the Closing Payments Indebtedness owed to such holder, (C) a release of all Liens granted by any of the Company or any of its Subsidiaries to such holder or otherwise arising with respect to such Indebtedness, effective upon repayment of such Indebtedness, and (D) authorization to file all UCC termination statements and releases necessary to evidence satisfaction and termination of such Indebtedness and to enable release of all Liens relating thereto (collectively, the “Payoff Letters”); and
(iii)the Closing Transaction Expenses Schedule, together with invoices (in customary form and substance) from the respective payees thereof (other than employees with respect to transaction bonuses being paid to them).
(b)Proposed Final Closing Balance Sheet and Proposed Final Closing Statement. No later than 90 calendar days after the Closing Date, the Company will prepare or cause to be prepared, and will provide to the Sellers’ Representative, a consolidated unaudited balance sheet of the Company as of the close of business on the Business Day immediately preceding the Closing Date (the “Proposed Final Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its proposed final determination of the Closing Working Capital, the Closing Cash Balance, the Closing Transaction Expenses Amount, and the Closing Debt Amount (the “Proposed Final Closing Statement”). The Proposed Final Closing Balance Sheet and the determination of Closing Working Capital, the Closing Cash Balance, the Closing Transaction Expenses Amount and the Closing Debt Amount reflected on the Proposed Final Closing Statement will be based on the books and records of the Acquired Companies and prepared in accordance with the Accounting Policies and this Agreement (including the relevant definitions as provided herein). Buyer will afford, and cause the Surviving Company to afford, the Sellers’ Representative and its Representatives, upon reasonable advance notice, reasonable access during normal business hours to the employees and work papers (subject to entry into customary access letters required by the applicable auditors) and other books and records of the Surviving Company reasonably requested by Sellers’ Representative for purposes of assisting the Sellers’ Representative and its Representatives in their review of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement; provided that such access shall be in a manner that does not interfere with the normal business operations of Buyer, any Acquired Company or any of their respective Affiliates.
(c)Dispute Notice. The Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement (and the proposed final determinations of the Closing Working Capital, the Closing Cash Balance, the Closing Transaction Expenses Amount and the Closing Debt Amount reflected thereon) will be final, conclusive and binding on the parties hereto and the Sellers for purposes of this Section 2.09 unless the Sellers’ Representative provides a written notice (a “Dispute Notice”) to Buyer no later than 45 calendar days after the delivery to the Sellers’ Representative of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement. Any Dispute Notice must set forth, in reasonable detail, each item on the Proposed Final Closing Balance Sheet or the Proposed Final Closing Statement which the Sellers’ Representative believes has not been prepared in accordance with Accounting Policies and this Agreement (including the relevant definitions as provided herein) and the nature and amount of such dispute and basis therefor and, to the extent then known by the Sellers’ Representative, the correct amount of such item. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties hereto for purposes of this Section 2.09 after such 45 calendar days.

(d)Resolution of Disputes. Buyer and the Sellers’ Representative will attempt to promptly resolve the matters raised in any Dispute Notice in good faith and any disputed items resolved in writing between the Buyer and the Sellers’ Representative shall be final, conclusive and binding on the parties hereto and the Sellers for purposes of this Section 2.09. Beginning 30 calendar days after delivery of any Dispute Notice pursuant to Section 2.09(c), either Buyer or the Sellers’ Representative may provide written notice to the other that it elects to submit such disputed items to Deloitte LLP or another nationally recognized independent accounting firm jointly agreed to in writing by Buyer and the Sellers’ Representative (the “Accounting Firm”). The parties will instruct the Accounting Firm to promptly, in accordance with such procedures as it deems fair and equitable and acting as an expert (not an arbitrator), review only those unresolved items and amounts specifically set forth and objected to in the Dispute Notice. A single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputed items and the industry in which the Company operates will act for the Accounting Firm in the determination proceeding. Each of Buyer and the Sellers’ Representative will be afforded an opportunity to submit a written statement in favor of its position to, and to advocate for its position orally before, such partner of the Accounting Firm. The Accounting Firm will render a written decision with respect to such disputed items, including a statement in reasonable detail of the basis for its decision, which decision shall be made in accordance with the Accounting Policies and this Agreement (including the relevant definitions as provided herein). The costs and expenses of the Accounting Firm will be borne on a proportionate basis by Buyer and the Sellers’ Representative (on behalf of Sellers), based in the percentage which the portion of the disputed amount not awarded to each such Person bears to the amount actually disputed by such Person, as determined by the Accounting Firm. The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement submitted to it will be, absent manifest error, final, conclusive and binding on the parties and the Sellers for purposes of this Section 2.09. As used herein, the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement, as adjusted to reflect any changes agreed to by the parties and the decision of the Accounting Firm, in each case, pursuant to Section 2.09, are referred to herein as the “Final Closing Balance Sheet” and the “Final Closing Statement,” respectively. Each of the parties to this Agreement agrees to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable and within 45 calendar days after the commencement of the Accounting Firm’s engagement.
(e)Purchase Price Adjustment.
(i)If the Recalculated Consideration exceeds the Aggregate Closing Merger Consideration, then Buyer will pay or cause to be paid to the Sellers an amount equal to the lesser of (A) the excess, if any, of the Recalculated Consideration minus the Aggregate Closing Merger Consideration, or (B) an amount equal to the Adjustment Escrow Amount by (1) depositing with the Paying Agent each Unitholder’s portion of such lesser amount in respect of Units (including the Rollover Units but excluding the Excluded Units) and causing the Paying Agent to pay such portion to each such Unitholder; and (2) paying to the Surviving Company each Optionholder’s portion of such lesser amount in respect of Vested Options and causing the Surviving Company to pay such portion to each such Optionholder, in each case, in accordance with the applicable Additional Consideration Allocation Schedule. For the avoidance of doubt, in no event shall the aggregate amount payable by the Buyer pursuant to this Section 2.09(e)(i) exceed an amount equal to the Adjustment Escrow Amount.
(ii)if the Aggregate Closing Merger Consideration exceeds the Recalculated Consideration, then (x) Buyer and the Sellers’ Representative will execute and deliver a joint written instruction to the Escrow Agent to transfer to Buyer, or at Buyer’s direction, to the Surviving Company, by wire transfer of immediately available funds out of the Adjustment Escrow Property, if any, equal to the excess of the Aggregate Closing Merger Consideration over the Recalculated Consideration; it being understood that, in the event such excess exceeds the balance of the Adjustment Escrow Account (such difference, the “Excess Shortfall Amount”), Buyer will have no recourse against the Sellers for such Excess Shortfall Amount and will not seek to satisfy any such adjustment payable to Buyer directly against the Sellers after the Adjustment Escrow Amount has been exhausted.
(iii)Following the foregoing payments specified in clauses (i) or (ii), as applicable, Buyer and the Sellers’ Representative will execute and deliver a joint written instruction to the Escrow Agent to release all remaining amounts, if any, in the Adjustment Escrow Account by (A) depositing with the Paying Agent each Unitholder’s portion of such remaining amount in respect of Units (including the Rollover Units and excluding the Excluded Units) in accordance with the applicable Additional Consideration Allocation Schedule, which Buyer or the Surviving Company will cause the Paying Agent to pay to each such Seller and (B) paying to the Surviving Company each Optionholder’s portion of such remaining amount in respect of Vested Options in accordance with the applicable Additional Consideration Allocation Schedule, which Buyer will cause the Surviving Company to pay to such holder; provided, that the Sellers’ Representative may direct any portion of such released amount to be paid to the Sellers’ Representative in accordance with Section 11.10(c).
(f)Working Capital. The parties hereto acknowledge that the sole purpose of the adjustments set forth in this Section 2.09 with respect to the Closing Working Capital is to adjust for changes in relative levels of Closing Working Capital from the Target Working Capital, and, accordingly, the Closing Working Capital will be calculated using the Accounting Policies and this Agreement (including the relevant definitions as provided herein) applied in a manner consistent with the application of such policies in the calculation of the Target Working Capital and will not take into account any changes in accounting treatment that would be required: (i) under GAAP; or (ii) as a result of any change in plans, intent or strategy of the Acquired Companies or any circumstances or facts arising from or after the Closing Date.
(g)    Payments. Any payment due or joint written instruction required pursuant to Section 2.09(e) will be made within five Business Days after the final amount thereof has been determined in accordance with this Section 2.09.
(h)    Purchase Price Allocation. Within 60 days following the determination of the Final Closing Balance Sheet, the Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Sellers’ Representative the allocation of the purchase price (and any other item of consideration as determined for U.S. federal income Tax purposes) among the assets of the Surviving Company and, to the extent applicable, its Subsidiaries, in accordance with Section 1060 and/or Sections 751 and 755 of the Code, as applicable and the principles set forth on Exhibit L (such allocation as may be amended as provided below in this Section 2.09(h), “Purchase Price Allocation”). The Seller Representative shall review the draft Purchase Price Allocation and provide any proposed revisions (the sole permissible basis for which shall be that the Purchase Price Allocation was not prepared in accordance with this Section 2.09(h)) to Buyer within 30 days after receipt thereof , and Buyer and the Seller Representative shall endeavor in good faith to resolve any disputes with respect thereto, and if they cannot resolve any such dispute, then the dispute shall be resolved by the Accounting Firm in accordance with the dispute resolution mechanism set forth in Section 2.09(d), and the Purchase Price Allocation as determined by the Accounting Firm shall be final and binding on the parties hereto, subject to any adjustments as described immediately below. The Buyer shall prepare or cause to be prepared adjustments to the Purchase Price Allocation (which shall not make any determination that is inconsistent with this Section 2.09(h)) in accordance with the principles set forth in this Section 2.09(h) as necessary to account for any adjustment to the purchase price (and any other item of consideration as determined for U.S. federal income Tax purposes) pursuant to this Agreement and provide such amended allocation to the Sellers’ Representative. The Seller Representative shall review the draft adjusted Purchase

Price Allocation and provide any proposed revisions (the sole permissible basis for which shall be that the Purchase Price Allocation was not prepared in accordance with this Section 2.09(g)) to Buyer within 30 days after receipt thereof, and Buyer and the Seller Representative shall endeavor in good faith to resolve any disputes with respect thereto, and if they cannot resolve any such dispute, then the dispute shall be resolved by the Accounting Firm (which shall not make any determination that is inconsistent with this Section 2.09(h)) in accordance with the dispute resolution mechanism set forth in Section 2.09(d), and the Purchase Price Allocation as determined by the Accounting Firm shall be final and binding on the parties hereto. The parties hereto agree not to, and to cause their Affiliates not to, take any position, in connection with any Tax Return, audit or similar proceeding related to Taxes, that is inconsistent with the finally determined Purchase Price Allocation or the Agreed Tax Treatment except as otherwise required by a “determination” (as defined in Section 1313(a) of the Code or any comparable provision of foreign, state or local Applicable Laws) by a Taxing Authority).
(i)    Additional Consideration Allocation Schedule. In the event that any Additional Consideration is payable to the Sellers under this Agreement, then, no later than two Business Days following such determination that Additional Consideration is payable to the Sellers, the Sellers’ Representative shall deliver a spreadsheet (each, an “Additional Consideration Allocation Schedule”) to Buyer that sets forth with respect to each Seller, the portion of such Additional Consideration payable to such Seller pursuant to the terms of this Agreement, with a breakdown for (1) payments in respect of Units (including the Rollover Units but excluding the Excluded Units) and (2) payments in respect of Vested Options. Notwithstanding anything to the contrary elsewhere in this Agreement, in the event that an Additional Consideration Allocation Schedule is not timely delivered to Buyer pursuant to this Section 2.10, then Buyer shall not have any obligations under this Agreement to pay or direct the Escrow Agent or the Paying Agent to pay such Additional Consideration to the Sellers until three Business Days following Buyer’s receipt of the applicable Additional Consideration Allocation Schedule. Buyer will be entitled to conclusively rely, without inquiry, investigation or liability, on each Additional Consideration Allocation Schedule as the allocation of the portion of any Additional Consideration payable to each Seller for all purposes hereunder and in no event will Buyer have any liability to any Seller or other Person on account of payments made in accordance with any Additional Consideration Allocation Schedule.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
In order to induce Buyer and Merger Sub to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows, in each case, except as set forth in the Schedules:
Section 3.01. Organization.
(a)Each Acquired Company is: (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation; and (b) duly qualified or licensed to do business, has the power and authority to (i) own, lease, operate and use its properties and assets in the manner in which its properties and assets are now being owned, leased, operated and used, (ii) conduct the Business as it is now being conducted, and (iii) perform its obligation under all Contractual Obligations to which it is a party or by which it or any of its properties or assets is bound, and is in good standing in each jurisdiction in which it owns or leases real property or where the character of the properties or assets owned, leased or licensed by it or the nature of the Business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Prior to the date hereof, the Company has made available to Buyer true, complete and correct copies of the Organizational Documents of the Acquired Companies. None of the Acquired Companies is in violation of any of the provisions of their respective Organizational Documents.
(b)Schedule 3.02(b) sets forth a true and complete list of the name and jurisdiction of organization or formation of each Acquired Company.

Section 3.02.    Power and Authorization. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The Company has taken all necessary, and there are no other, actions or proceedings required to be taken by or on the part of the Company to authorize and permit the execution and delivery by the Company of this Agreement, the Transaction Documents and the instruments required to be executed and delivered by it pursuant hereto and thereto, and the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Contemplated Transactions. This Agreement has been (or in the case of Transaction Documents to be entered into at or prior to the Closing, will be) duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes (or in the case of Transaction Documents to be entered into at or prior to the Closing, will constitute) the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions. The Member Approval is the only vote, consent or approval of the holders of any Ownership Interest of the Company necessary to adopt, consent to or approve this Agreement and each of the Transaction Documents to which the Company is a party, and the Contemplated Transactions, including under the Delaware Act and any other Applicable Laws, the Limited Liability Company Agreement and any other Organizational Documents of the Company or any other Acquired Company or any Contractual Obligations.

Section 3.03.    No Violation or Approval; Consents. The board of managers of the Company has unanimously approved the entry by the Company into this Agreement, the other Transaction Documents to which the Company is a party, the Merger and other Contemplated Transactions. Except as set forth in Schedule 3.03 or, with respect to clauses (c) below, as would not, individually or in the aggregate, adversely affect, in any material respect, any of the Acquired Companies or the Company’s ability to execute, deliver or perform this Agreement or any other Transaction Documents to which it is a party, or to timely consummate the Contemplated Transactions, neither the authorization, execution, delivery and performance of this Agreement or the Transaction Documents by the Company nor its consummation of the Contemplated Transactions will, with or without notice or lapse of time or both:
(a)require the consent, waiver, approval, order or authorization of, filing with or notice to, any Governmental Authority by or on behalf of the Acquired Companies, other than: (i) required filings under the HSR Act; (ii) required approvals and filings under applicable foreign antitrust and competition laws; and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;
(b)conflict with, result in a breach or a violation of the Organizational Documents of the Acquired Companies (assuming receipt of Member Approval); or
(c)conflict with, result in a breach, violation or termination of, right of termination, cancellation, modification or acceleration of rights or obligations under, or default under, require the consent of or notice to any Person under, or give rise to any obligation, liability or loss of any right or benefit or the imposition of any Lien on any of the properties or assets of the Acquired Companies under, any Contractual Obligation or any Governmental Order to which any Acquired Company or any of its properties or assets are subject; or

(d)assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities identified in Section 3.03(a) above, conflict with, result in a breach or violation of, or constitute a default under, any Applicable Laws to which any of the Acquired Companies, the Business or any properties or assets is subject.

Section 3.04.    Capitalization of the Acquired Companies.
(a)Section 3.04(a) lists all of the issued and outstanding Units of the Company, the name of the record owners thereof, all of which are vested or will become vested as of immediately prior to the Closing to the extent outstanding as of such time.
(b)Schedule 3.04(b) sets forth a true, complete and correct list of all Options outstanding, the name of each applicable Optionholder, the price per Unit at which each such Option is exercisable and the vesting status and vesting schedule applicable to each such Option.
(c)Schedule 3.04(c) sets forth a true, complete and correct list of all outstanding Ownership Interests in each Acquired Company (other than the Company). The Company or one or more of its wholly owned Subsidiaries own as of record and beneficially all the issued and outstanding Ownership Interest of each Acquired Company (other than the Company), free and clear of any Liens (other than Liens set forth in Schedule 3.07).
(d)Other than the (i) Units of the Company set forth in Schedule 3.04(a), (ii) the Options set forth in Schedule 3.04(b) and (iii) the Ownership Interest of the Acquired Companies (other than the Company) set forth in Schedule 3.04(c), there are no other outstanding Ownership Interest in any Acquired Company. All Ownership Interests of the Acquired Companies have been duly authorized and validly issued and are fully paid, and nonassessable.
(e)Each of the Company and other Acquired Companies has complied with all applicable securities Laws in connection with the offer, sale or issuance of any Ownership Interests of the Acquired Companies. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, or otherwise has any right or obligation to acquire any Ownership Interests in any Person other than another Subsidiary of the Company. None of the Acquired Companies has agreed to make, or is obligated to make, any future investment in or capital contribution to any other Person.
(f)Schedule 3.04(f) sets forth all dividends declared or paid on, or distributions otherwise made in respect of, any Ownership Interests of the Company, and except as set forth in Schedule 3.04(f), no holder of Ownership Interests in any Acquired Company is entitled to any priority or preferred return or distribution from any Acquired Company or in connection with the Merger.
(g)Except as set forth in Schedule 3.04(g): (i) there are no preemptive rights or other similar rights in respect of any Ownership Interests in any Acquired Company; (ii) there are no Liens on any Ownership Interests of any Acquired Company; (iii) other than the Limited Liability Company Agreement and this Agreement, there are no Contractual Obligations to which any Acquired Company is a party relating to the ownership, issuance, subscription, purchase, transfer or voting of any Ownership Interests in any Acquired Company or affecting the rights or obligations of any holder of any Ownership Interests in any Acquired Company; (iv) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of any Acquired Company, which obligates any Acquired Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Ownership Interests in any Acquired Company; and (v) there are no existing rights with respect to registration under the Securities Act of 1933, as amended, of any Ownership Interests in any Acquired Company.
(h)The Payment Allocation Schedule does not contain any errors, omissions or inaccuracies, including in the calculation of the payments that the Sellers are entitled to receive from the Contemplated Transactions in respect of their respective Ownership Interests in the Acquired Companies, as pursuant to this Agreement, the Limited Liability Company Agreement, any other Organizational Documents or Contractual Obligations of any Acquired Company, the Delaware Act or any Applicable Laws, and except as set forth in the Payment Allocation Schedule and each Additional Consideration Allocation Schedule, if any, no Person (including any Seller or current or former holder of Ownership Interests in the Company or any other Acquired Companies) has any claim, right or entitlement to any consideration or other payment in respect of any actual or alleged Ownership Interest in any Acquired Company, whether arising out of or in connection with this Agreement, the Contemplated Transactions, the Organizational Documents or Contractual of any Acquired Company or under Applicable Laws or otherwise.

Section 3.05.    Financial Matters.
(a)Financials. Attached as Schedule 3.05(a) are true, complete and correct copies of each of the following:
(i)the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2018 and December 31, 2017, and the related audited consolidated statements of income, cash flow and changes in members’ equity of the Company and its consolidated Subsidiaries for the fiscal year then-ended, accompanied by any notes thereto and the reports of the Company’s independent accountants with respect thereto (collectively, the “Audited Financials”);
(ii)the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2019 (the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statement of income of the Company and its consolidated Subsidiaries for the twelve months ended as of December 31, 2019 (collectively, the “2019 Interim Financials”); and
(iii)the unaudited consolidated balance sheet of the Acquired Companies as of January 31, 2020 and the related unaudited consolidated statements of income, cash flow and changes in members’ equity of the Company and its consolidated Subsidiaries for the one month ended as of January 31, 2020 (collectively, the “2020 Interim Financials”, and, together with the 2019 Interim Financials and the Audited Financials, the “Financials”).
(b)Compliance with GAAP. The Financials (including any notes thereto) (i) have been derived from and are consistent with the books and records of the Acquired Companies, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods involved and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flow for the periods then-ended in accordance with GAAP applied consistently applied throughout the periods involved (subject, in the case of the Interim Financials, to the absence of statements of cash flows and stockholder equity and footnotes, and to normal year-end and periodic reclassifications and adjustments, which individually or in the aggregate, are not material).
(c)Internal Control. The Acquired Companies maintain accurate books and records reflecting their assets and liabilities and maintain internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets,

(iii) access to their assets is permitted only in accordance with management’s authorization and (iv) the reporting of their assets is compared with existing assets at regular intervals.
(d)Current Assets and Liabilities. Since the Most Recent Balance Sheet Date, all current assets and current liabilities have been managed by the Acquired Companies in the Ordinary Course of Business (including the collection of Accounts Receivable and payment of accounts payable and other Liabilities).
(e)Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.05(e), the Acquired Companies do not have any Liabilities, except for: (i) Liabilities reflected or reserved against in the Most Recent Balance Sheet; (ii) Liabilities incurred since the Most Recent Balance Sheet Date in the Ordinary Course of Business which Liabilities do not arise from any tort, breach of any Contractual Obligation or violation of any Applicable Laws and would not, individually or in the aggregate, be materially adverse to the Acquired Companies; (iii) Transaction Expenses; (iv) Liabilities arising under the terms of any Material Contract set forth in Schedule 3.14 which Liabilities do not arise from any tort, breach of any Contractual Obligation or violation of any Applicable Laws or (v) Liabilities for S&U Taxes.

Section 3.06.    Absence of Certain Developments. From July 31, 2019 through the date of this Agreement: (a) there has not been any change, effect, event, occurrence, condition, circumstance, state of facts or development that individually or in the aggregate constitutes, or could reasonably be expected to have a Material Adverse Effect, (b) the Business has been conducted in all material respects in the Ordinary Course of Business; and (c) the Company has not taken any action that would have required the prior written consent of Buyer under Section 5.01(b) if such action had been taken after the date of this Agreement and prior to the Closing.

Section 3.07.    Indebtedness; Guarantees.
(a)As of the date of this Agreement, all of the Acquired Companies’ Indebtedness is set forth in Schedule 3.07(a). For each item of Indebtedness, as of the date of this Agreement, Schedule 3.07(a) correctly sets forth the debtor, the Contractual Obligations governing the Indebtedness (true, complete and correct copies thereof have been made available to Buyer prior to the date hereof), and the principal amount of the Indebtedness as of the Most Recent Balance Sheet Date.
(b)Schedule 3.07(b) contains a list of all Contractual Obligations pursuant to which any Person (other than an Acquired Company) has guaranteed any Indebtedness or other Liabilities of any Acquired Company, and true, complete and correct copies of such Contractual Obligations have been made available to Buyer prior to the date hereof.

Section 3.08.    Assets. The Acquired Companies have good title to, or, in the case of property held under a lease or other Contractual Obligation, a valid leasehold interest in, or adequate rights to use, all of the material properties, rights and assets (whether real or personal, tangible or intangible) used or held in connection with the conduct of the businesses of the Acquired Companies (collectively, the “Assets”), including all Assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date, except: (a) to the extent the enforceability of any such leases or other Contractual Obligations may be limited by the Enforceability Exceptions; and (b) for Assets that have been sold or otherwise disposed of since the Most Recent Balance Sheet Date. None of the Acquired Companies’ interest in such Assets is subject to any Lien other than a Permitted Lien. The Assets are suitable for the purposes for which they are intended and in good operational condition and repair, normal wear and tear excepted, have been regularly and properly serviced and maintained in a manner that would not void or limit the coverage of any warranty thereon, and are adequate and fit to be used for the purposes for which they are currently used in the manner they are currently used, in each case, in all material respects. The Assets which are tangible properties are free of any material structural or engineering defects, and there has not been any material interruption of the businesses of the Acquired Companies due to inadequate maintenance or obsolescence of the Assets which are tangible properties. None of the material Assets which are personal or movable properties are located other than at the Real Property. The Assets constitute all of the material properties and assets required to enable the businesses of the Acquired Companies to be conducted immediately after the Closing in the same manner as the businesses of the Acquired Companies have been currently conducted, and there are no properties or assets used or held in the operation of the Business that are owned or leased by any Person other than the Acquired Companies.

Section 3.09.    Real Property.
(a)Schedule 3.09(a) sets forth: (i) a correct and complete list of all real property that is owned by any Acquired Company (the “Owned Real Property”), including the street address of each parcel of Owned Real Property, and (ii) a correct and complete list of all real property that is leased subleased, licensed, or ground leased by any Acquired Company (the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases, subleases, ground leases, licenses, and any other real property agreement pursuant to which any Acquired Company occupies, operates and/or uses the Leased Real Property (including, any guaranties, modifications, amendments, or supplements of the foregoing, collectively, “Leases”) including the street address of each parcel of Leased Real Property and the identification of the lessee and lessor thereunder. The Leases have not been assigned, modified, supplemented or amended in any respect, except as set forth on Schedule 3.09(a). The Company has made correct and complete copies of each of the Leases available to Buyer. Except for Permitted Liens, the applicable Acquired Company has good, valid and marketable fee simple title to its Owned Real Property. The Real Property constitutes all of the real property used or occupied by Company and/or the Acquired Companies that relates to or is used in the Business of Company and the Acquired Companies as currently conducted.
(b)There are no leases, subleases, licenses, concessions or other Contractual Obligations entered into by any of the Acquired Companies granting to any Person other than an Acquired Company the right of use or occupancy of all or any portion of the Owned Real Property.
(c)Neither the condition, nor the use of the Owned Real Property or to the Company’s Knowledge the Leased Real Property by the Acquired Companies, contravenes or violates in any material respect any applicable zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other applicable Law relating to the operation of the Real Property by the Acquired Companies.
(d)To the Company’s Knowledge, all of the Leases are in full force and effect, valid and binding on the tenant and the landlord thereunder. The applicable member of the Acquired Companies party to such Lease has not received any written, or to the Company’s Knowledge, oral notice of a material violation, breach or default thereunder or of any event that with the passage of time or failure to give notice would constitute a material violation, breach or default thereunder.
(e)Except as set forth in Schedule 3.09(e), the Acquired Companies are in sole possession of the Leased Real Property and have not assigned, licensed, subleased, transferred, conveyed, mortgaged, encumbered or otherwise granted to any Person all or any portion of its respective interest in any of the Leases or the right to use or occupy such Leased Real Property.
(f)None of the Acquired Companies have granted to any third party or parties any options, rights of first offer or first refusal or any other similar right to purchase the Owned Real Property or any portion or interest therein. No member of the Acquired Companies is obligated under any outstanding and exercised options, rights of first offer or first refusal to purchase any of the Leased Real Property.

(g)Neither the Acquired Companies, nor any of their respective Affiliates has received written notice from any Governmental Authority or, to the Company’s Knowledge, has received any oral notice of any pending, threatened or contemplated condemnation proceeding affecting any of the Real Property or any portion thereof. The occupancy, use and operation by the applicable Acquired Company of the Real Property for the operation of the Business complies in all material respects with all Applicable Laws.
(h)As of the date hereof, there are no pending property insurance claims with respect to any Real Property or any portion thereof. As of the date hereof, neither the Company nor any Acquired Company has received any written notice from any insurance company or any board of fire underwriters (or any entity exercising similar functions) with respect to any Real Property or any portion thereof: (i) requesting that the Company or any Acquired Company perform any repairs, alterations, improvements or other work for such Real Property which the Company or any Acquired Company has not completed in full, or (ii) notifying the Company or any Acquired Company of any defects or inadequacies in such Real Property which would materially adversely affect the insurability of the Real Property or the premiums for the insurance thereof.
(i)The improvements constructed on the Real Property, including, without limitation, all leasehold improvements, owned or leased by the applicable Acquired Company at the Leased Real Property are in material conformity with Applicable Laws.

Section 3.10.    Intellectual Property.
(a)The Acquired Companies own, license or have the right to use all material Company Intellectual Property, free and clear of all Liens other than Permitted Liens, and the Contemplated Transactions will not cause the loss of or otherwise adversely affect such ownership, license or right. All right, title, and interest in and to all Company Intellectual Property that is owned or purported to be owned by an Acquired Company (including all Intellectual Property set forth or required to be set forth on Schedule 3.10(b)) is exclusively owned by an Acquired Company, free and clear of all Liens (other than Permitted Liens).
(b)Schedule 3.10(b)(i) sets forth a list of all issued patents, patent applications, registered copyrights and registered or applied trademarks and service marks, domain names, and social media accounts, in each case, that are owned by the Acquired Companies (the “Company Registered IP”). Schedule 3.10(b)(ii) sets forth a list of all material software and material unregistered trademarks and service marks that are owned by the Acquired Companies. All Intellectual Property set forth (or required to be set forth) on Schedule 3.10(b) is subsisting and enforceable and, to the Company’s Knowledge, valid. None of the Company Registered IP has been cancelled, abandoned or adjudicated invalid or unenforceable, and all renewals and maintenance fees in respect of the Company Registered IP which were due prior to the date hereof have been duly paid.
(c)None of the Acquired Companies is infringing, misappropriating or otherwise violating, or has in the past three years infringed, misappropriated or violated the Intellectual Property of any other Person in any material respect (provided that the foregoing representation and warranty in this Section 3.10(c) shall be deemed to be to the Company’s Knowledge with respect to any patents of any other Person). Except as set forth on Schedule 3.10(c), to the Company’s Knowledge, no other Person is infringing, misappropriating or otherwise violating, or has in the past three years infringed, misappropriated or violated the Intellectual Property owned by any Acquired Company. Except as set forth on Schedule 3.10(c), no Acquired Company has sent or received any communication in the last three years alleging any infringement, misappropriation, or violation of any Intellectual Property or challenging the ownership, validity, enforceability, or use of any Intellectual Property.

(d)Schedule 3.10(d) contains a list, as of the date hereof, of all Contractual Obligations pursuant to which Intellectual Property is (i) licensed or granted to, or subject to a covenant not to sue for the benefit of, an Acquired Company (excluding generally commercially available, off the shelf software programs licensed pursuant to shrink-wrap or “click to accept” agreements costing less than $30,000 per year), (ii) licensed or granted by an Acquired Company to any third party (excluding non-exclusive licenses granted in the ordinary course of business that are not material to an Acquired Company), or subject to a covenant not to sue granted by an Acquired Company, (iii) is developed or assigned by an Acquired Company or to an Acquired Company (excluding employment agreements) or (iv) owned by an Acquired Company (including any settlement or co-existence agreement). The Acquired Companies have delivered or made available to Buyer true and complete copies of all of the foregoing Contractual Obligations. No Acquired Company is in material breach of or in material default (whether with or without the giving of notice, passage of time or both) under any of the foregoing Contractual Obligations, and, to the Company’s Knowledge, no counterparty to any of the foregoing Contractual Obligations is in material breach or material default (whether with or without the giving of notice, passage of time or both) under or in respect of any such Contractual Obligations or the applicable Intellectual Property.
(e)Each Acquired Company has taken commercially reasonable steps to own, maintain, and protect the Company Intellectual Property, including to protect all information that the Acquired Companies hold, or purport to hold, as a trade secret and the source code for their proprietary software. The use and licensing of the trademarks and service marks of the Acquired Companies has been subject to reasonable and adequate quality control, and the Acquired Companies have not conducted their businesses or used or enforced (or failed to use or enforce) any of their trademarks or service marks in a manner that would result in the abandonment, cancellation or unenforceability, in any material respect, of any such trademarks or service marks.
(f)None of the current or former employees, consultants or contractors of any Acquired Company owns any rights in or to any Company Intellectual Property. There are no restrictions on the disclosure, use, or transfer of the Company Intellectual Property.
(g)All Company IT Systems are either owned by, or properly licensed or leased to an Acquired Company for use in the operation of its Business. The Company IT Systems currently used by the Acquired Companies constitute all the information and communications technology reasonably necessary to carry on the Business of the Acquired Companies as currently conducted. In the past three years, there has been no failure or other substandard performance of the Company IT Systems, in each case, which has caused a material disruption to the Business of any Acquired Company, nor has there been any data breach (including any unauthorized access) of any Intellectual Property material to the operation of its Business, including confidential information and trade secrets.
(h)The Acquired Companies take commercially reasonable actions to maintain and protect the integrity, security and operation of their Company IT Systems.
(i)Each Acquired Company complies, and during the past three (3) years has complied, in all material respects, with (a) all Privacy and Information Security Requirements, (b) its Privacy Notices, (c) all contracts relating to Processing of Personal Data, and (d) all contracts relating to the use and sharing of Personal Data (including any Personal Data transfer agreements). No Acquired Company, nor, to the Company’s Knowledge, any other Person, has received any notice, allegation, complaint, or other communication, and, to the Company’s Knowledge, there is no pending investigation by any Governmental Authority or payment card association, regarding any actual or possible violation of any Privacy and Information Security Requirement by or with respect to any Acquired Company. To the Company’s Knowledge, no Acquired Company has suffered a Data Breach and there has been otherwise no unauthorized or illegal use of or access to any Personal Data. No Acquired Company has notified, or been required to notify, any Person of any Data Breach. Each Acquired Company employs and has employed commercially reasonable security measures that comply in all material respects with all Privacy and Information Security Requirements to protect Personal Data within its custody or control against a Data Breach, and requires the same of all vendors that Process Personal Data on its behalf. Each Acquired Company has provided all requisite notices and obtained all required consents, and satisfied all other requirements (including but not limited to notification to, or registration with, any Governmental Authority), necessary for such Acquired Company’s Processing (including international and onward transfer) of all Personal Data in connection with the conduct of the business as currently conducted and in connection with the consummation of the transactions contemplated hereunder. The Acquired Companies are not subject to any contractual requirements, Privacy Notices, or other legal obligations that, following the Closing, would prohibit any Acquired Company from receiving or using data or Personal Data in the manner in which any such Acquired Company receives and uses such data or Personal Data prior to the Closing.
(j)No Acquired Company has used, modified, linked to, or distributed any “open source”, “copyleft”, or other like software in a manner that could require any material software owned by any Acquired Company to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributed at no charge. The Acquired Companies are in possession of both the executable object code versions and source code for all software they purport to own.
Section 3.11.    Tax Matters. Except as set forth in Schedule 3.11:
(a)Each Acquired Company has timely filed, or has caused to be timely filed on its behalf (after giving effect to extensions), all income and other material Tax Returns required to be filed by it and all such Tax Returns are true, complete and correct in all material respects. All income and other material Taxes owed by the Acquired Companies that are due and payable (whether or not shown on any Tax Return) have been timely and properly paid in full.
(b)All Taxes required to have been withheld and paid in connection with amounts paid by the Acquired Companies to any employee, independent contractor, creditor, customer, shareholder or other party have been withheld and properly and timely paid to the appropriate Taxing Authority and each Acquired Company has complied in all material respects with all associated information reporting and backup withholding provisions of applicable Law, including with respect to IRS Form W-2 and 1099.
(c)As of the date hereof, there is no Proceeding concerning Taxes of the Acquired Companies in which a Taxing Authority has made in writing a claim that would reasonably be expected to result in additional Tax liability. As of the date hereof, no Acquired Company has received from any Taxing Authority any (i) written notice indicating an intent to open an audit or other review with respect to Taxes or (ii) written notice of deficiency or proposed adjustment for any amount of Tax, which audit, review, deficiency, or proposed adjustment, in each case ((i) and (ii)), has not been resolved in full.
(d)As of the date hereof, no written claim has ever been made by a Taxing Authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that an Acquired Company is or may be subject to taxation by that jurisdiction.
(e)No Acquired Company has: (i) agreed to any waiver of any statute of limitations in respect of Taxes (other than any waiver which is no longer in effect); or (ii) consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Taxing Authority (other than any extension which is no longer in effect).
(f)No Acquired Company has ever been a member of an Affiliated Group (other than such an Affiliated Group with respect to which any Acquired Company was the common parent).

(g)No Acquired Company is liable for any material amount of Taxes of any other Person (other than an Acquired Company) pursuant to Treasury Regulation 1.1502-6 (or any similar provision of Applicable Law) or as a transferee or successor, or by contract (other than a commercial contract not principally relating to Taxes).
(h)No Acquired Company is party to or bound by any Tax sharing agreement, Tax allocation, Tax distribution, Tax indemnification, or Tax gross-up, other than any such agreement: (i) as to which only the Acquired Companies are party; or (ii) not primarily related to Taxes.
(i)No Acquired Company has, since the date that is two years prior to the date hereof, distributed stock of another corporation nor has had its stock distributed by another corporation in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Code or any similar provision of state, local or foreign Tax law.
(j)No Acquired Company has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.
(k)No Acquired Company is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Authority.
(l)No Acquired Company has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(m)None of the assets of the Acquired Company are an interest in an entity or arrangement classified as a partnership for United States federal, state or local Income Tax purposes.
(n)The aggregate unpaid Taxes of the Acquired Companies (i) did not, as of the Most Recent Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the end of the Closing Date in accordance with the past custom and practice of the Acquired Companies in preparing their financial statements and accruing for Tax liabilities. The unpaid Income Taxes of the Acquired Companies for all Taxable periods (or portions thereof) ending on or before the Closing Date will not exceed the Income Tax Liability Accrual.
(o)No Acquired Company has requested or received a ruling from any Taxing Authority or signed any binding Contract with any Taxing Authority that might impact the amount of Tax due from Buyer or its Affiliates (including following the Closing, for the avoidance of doubt, the Acquired Companies) after the Closing Date.
(p)No Acquired Company is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any comparable provision of foreign, state or local Applicable Laws).
(q)No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof as determined pursuant to Section 7.03(d)(iii)) beginning after the Closing Date as a result of any: (i) change in method of accounting (other than such a change voluntarily initiated by Buyer or an Acquired Company after Closing), or the use of a cash or an improper method of accounting by an Acquired Company prior to the Closing, for a Taxable period ending on or prior to the Closing Date (including, for the avoidance of doubt, any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of any other Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any other Tax Law) entered into prior to the Closing by an Acquired Company; (iii) installment sale or open transaction disposition made by an Acquired Company prior to or on the Closing Date (other than on the Closing Date after the Closing outside of the Ordinary Course of Business); (iv) income inclusion pursuant to Sections 951 or 951A of the Code with respect to any interest held by an Acquired Company in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) before the Closing; (v) deferred revenue, advanced payment, prepaid or deposit amount received by an Acquired Company on or prior to the Closing Date (other than on the Closing Date after the Closing outside of the Ordinary Course of Business); (vi) “intercompany transaction” or “excess loss account” described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of any other Tax Law) of an Acquired Company entered into or existing, respectively, prior to the Closing; or (vii) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) made prior to the Closing. No Acquired Company is required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code.
(r)Schedule 3.11(s) sets forth all Units that constitute “profits interests” under IRS Rev. Proc. 93-27 and IRS Rev. Proc. 2001-43.
(s)No Acquired Company has made any election or otherwise taken any action pursuant to Treasury Regulations Section 301.9100-22T(b) to cause the Partnership Audit Rules to apply at any earlier date than is required by Applicable Laws to any of the Acquired Companies.
(t)The Company is, and at all times since formation has been, properly treated as a partnership for United States federal, state and local Income Tax purposes.
(u)Marucci Bat Company, LLC is, and at all times since August 21, 2011 has been, properly treated as a C corporation for United States federal, state and local Income Tax purposes.
(v)Marucci Elite Training, LLC is, and at all times since August 4, 2011 has been, properly treated as an entity disregarded as separate from the Company for purposes of Treasury Regulation Section 301.7701-3(a)(1)(ii).
(w)Victus Sports, LLC is, and at all times since January 23, 2017 has been, properly treated as an entity disregarded as separate from the Company for purposes of Treasury Regulation Section 301.7701-3(a)(1)(ii) (and any comparable provision of state and local).
(x)Carpenter Trade, LLC is, and at all times since August 20, 2018 has been, properly treated as an entity disregarded as separate from the Company for purposes of Treasury Regulation Section 301.7701-3(a)(1)(ii).
(y)Marucci Hitters House, LLC is, and at all times since formation has been, properly treated as an entity disregarded as separate from the Company for purposes of Treasury Regulation Section 301.7701-3(a)(1)(ii).
(z)Marucci Clubhouse, LLC is, and at all times since formation has been, properly treated as an entity disregarded as separate from the Company for purposes of Treasury Regulation Section 301.7701-3(a)(1)(ii).
(aa)    Marucci Clubhouse IP, LLC is, and at all times since formation has been, properly treated as an entity disregarded as separate from the Company for purposes of Treasury Regulation Section 301.7701-3(a)(1)(ii).

(bb)    ALMM, LLC is, and at all times since October 21, 2019 has been, properly treated as an entity disregarded as separate from the Company for purposes of Treasury Regulation Section 301.7701-3(a)(1)(ii).
(cc)    Cat Timber, LLC is, and at all times since November 21, 2019 has been, properly treated as an entity disregarded as separate from the Company for purposes of Treasury Regulation Section 301.7701-3(a)(1)(ii).
Except for the Section 3.11(g), (h), (o), (q), (r), (s), (t), (u), (v), (w), (x), (y), (z), (aa), (bb), and (cc), nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date, limitations on or availability, in a Post-Closing Tax Period, of any Tax attribute (including methods of accounting) of any Acquired Company from a Pre-Closing Tax Period.
Section 3.12.    Employee Benefit Plans.
(a)Company Plans. Schedule 3.12(a) sets forth a list of all Employee Plans which the Acquired Companies sponsor or maintain, or to which any Acquired Company contributes or is obligated to contribute, or for which the Acquired Companies have any liability, in each case for, on behalf of, or in respect of a current or former Service Provider of an Acquired Company or any spouse, domestic partner, dependent or beneficiary of any such Service Provider (each a “Company Plan”). No Company Plan is subject to Applicable Laws outside the United States or benefits Service Providers who work primarily outside the United States.
(b)With respect to each Company Plan, the Acquired Companies have made available to Buyer accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto (or for an unwritten Company Plan, a written summary of all material terms); (ii)  the most recent summary plan descriptions and all summaries of material modification thereto or employee handbooks; (iii) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination or opinion letter from the IRS; (iv) in the case of any plan for which Forms 5500 are required to be filed, the most recently filed Form 5500; (v) all trust agreements, annuity contracts, insurance policies, and administrative services agreements; (vi) copies of all compliance testing under Code Sections 401(k)(3), 401(m)(2), 401(a)(4), 410(b), 415 and 416 for the three most recent plan years, as applicable, and (vii) copies of non-routine material correspondence received from or submitted to any Governmental Authority within the last three years.
(c)Plan Qualification; Plan Administration. (i) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received or filed for or is entitled to rely on a current favorable determination or opinion letter to the effect that the form of such plan is so qualified or the applicable period for requesting such determination or opinion has not yet expired, and to the Company’s Knowledge, the Acquired Companies have not taken, or failed to take, any action that could reasonably be expected to adversely affect such Company Plan’s qualification under Section 401(a) of the Code; (ii) each Company Plan has in all material respects been established, documented, administered, funded and operated in compliance with its terms and all Applicable Laws; and (iii) the requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and of Section 4980B and Chapter 100 of the Code have been met in all material respects with respect to each Company Plan that is an “group health plan” within the meaning of and subject to such provisions. No Acquired Company or to the Company’s Knowledge any other Person has engaged in any act or failed to act with respect to any Company Plan that could reasonably be expected to result in any material Tax, penalty, assessable payment or other liability imposed by ERISA, the Code or any other Applicable Law for which any Acquired Company may be liable. As of the date of this Agreement, there is no pending or, to the Company’s Knowledge, threatened Proceeding relating to a Company Plan, other than routine claims for benefits provided for by the Company Plans.

(d)All Contributions and Premiums Paid. All required contributions, assessments, premiums and other required payments on account of each Company Plan have been timely paid by the applicable due date in accordance with all Company Plan terms and Applicable Laws or are not yet due and accrued on the Most Recent Balance Sheet in accordance with GAAP.
(e)No Liability. No Company Plan is (i) subject to Title IV of ERISA, Section 302 of ERISA or Code Section 412, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (v) is funded through a voluntary employees’ beneficiary association as defined under Code Section 501(c)(9). No Acquired Company has within the preceding six years maintained, contributed to, been required to contribute to or had any obligation or liability with respect to an Employee Plan subject to Title IV of ERISA, Section 302 of ERISA or Code Section 412, including without limitation by participating in any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and no Acquired Company has incurred any liability under Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code through any Person that was or is considered a single employer with any Acquired Company under Section 4001(b)(1) of ERISA or Section 414(b), Section 414(c), or Section 414(m) of the Code, and no act or omission has occurred that could result in any such liability.
(f)Retiree Benefits; Certain Welfare Plans. Except as set forth in Schedule 3.12(e), other than as required under Section 601 et seq. of ERISA or Section 4980B of the Code, no Company Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits or coverage following retirement or other termination of employment.
(g)Except as set forth on Schedule 3.12(g) and except as contemplated in this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will, alone or together with any other event or events, (A) entitle any current or former Service Provider to any material compensatory payment, (B) accelerate the time of payment or vesting of, increase the amount of, require any Acquired Company to fund, or otherwise create a right to any compensation or benefit due to any such Service Provider, (C) result in the forgiveness of any loan by any Acquired Company to any such current or former Service Provider, or (D) result in any “excess parachute payments” under Section 280G of the Code.
(h)Each Company Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) complies in all material respects with the requirements of Code Section 409A and regulations promulgated thereunder with respect to its form and operation, no amount under any such Company Plan is or has been subject to the interest or additional tax set forth under Code Section 409A(a)(1)(B), and there is no obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code Section 409A(a)(1)(B).

Section 3.13.    Environmental Matters. Except as set forth in Schedule 3.13 or as disclosed in the Environmental Reports listed in Schedule 3.13: (a) the Acquired Companies are, and have for the past five years been, in compliance in all material respects with all Environmental Laws; (b) each Acquired Company (i) has all material Permits, authorizations and approvals required under applicable Environmental Laws, which such Permits, authorizations, and approvals are listed on Schedule 3.13(b)(i), and (ii) is, and has for the past five years been, in compliance in all material respects with the respective requirements of such Permits, authorizations, and approvals; (c) there is not now pending or, to the Company’s Knowledge, threatened, any Proceeding against the Acquired Companies in connection with any past or present noncompliance with, or liability under, Environmental Laws; (d) none of the Owned Real Property or, to the Company’s Knowledge, Leased Real Property has been contaminated by any Hazardous Material so as to give rise to liabilities under Environmental Law; (e) there is no underground storage tank on any Owned Real Property or Leased Real Property; and (f) the Company has made available true, complete and correct copies of all Environmental Reports with respect to each Acquired Company, any Owned Real Property, or any Leased Real Property in the Company’s possession or control.

Section 3.14.    Contractual Obligations.
(a)Contractual Obligations. Schedule 3.14 sets forth a list of all Contractual Obligations of the Acquired Companies of the types described below that are in effect or otherwise contain any material outstanding obligations of any Acquired Company on the date of this Agreement (the Contractual Obligations of the following nature, the “Material Contracts”):
(i)each Contractual Obligation (or group of related Contractual Obligations) (A) involving aggregate consideration from either party thereto in excess of $250,000 or (B) requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled without any Liability to any Acquired Company by the applicable member of the Acquired Companies without penalty on no more than 60 days’ notice;
(ii)all Contractual Obligations with any Material Customer or Material Supplier;
(iii)all Contractual Obligations with any Governmental Authority other than Permits;
(iv)all partnership or joint venture agreements, or any shareholder, partnership, strategic partnership, limited liability company operating or similar Contractual Obligation relating to any collaboration, partnership or sharing of profits arrangements;
(v)all Contractual Obligation under which any Acquired Company has permitted any of its properties or assets to become encumbered by a Lien;
(vi)other than Contractual Obligations provided for employment on an at-will basis and which do not provide an entitlement to severance or termination-related obligations, all Contractual Obligations of the Acquired Companies providing for the employment or engagement of any employee or individual independent contractor whose annual base compensation in 2019 exceeded $100,000 per year;
(vii)all collective bargaining agreements or other Contractual Obligations with labor unions or other employee representative bodies;
(viii)all Contractual Obligations, including options, to sell or lease (as lessor) any property or asset of any Acquired Company for an annual amount in excess of $50,000 for the twelve-month period ended on the Most Recent Balance Sheet Date;
(ix)all Contractual Obligations pursuant to which any Acquired Company has agreed to acquire or purchase or sell or dispose all or a portion of any business or proprieties or assets (whether by merger, asset purchase, purchase of equity securities or any other similar transaction), other than the purchase or sale of inventory in the Ordinary Course of Business or make any equity or debt investment in or any loan to any Person (other than advances to employees for business expenses in Ordinary Course of Business);
(x)all Contractual Obligations regarding the acquisition or disposition, issuance, conversion or transfer of any Ownership Interests in any Acquired Company or any other Person containing any material outstanding obligations;
(xi)all Contractual Obligations for the sale or purchase of real estate or material fixed assets;

(xii)all Contractual Obligations set forth (or required to be set forth) on Schedule 3.10(d);
(xiii)all Leases;
(xiv)all Contractual Obligations with any Governmental Authority;
(xv)all Contractual Obligations pursuant to which any Acquired Company has agreed to acquire, or lease or sublease (as a lessee) any property or asset for an annual amount in excess of $50,000 for the twelve-month period ended on the Most Recent Balance Sheet Date or pursuant to which any Acquired Company has agreed to lease (as a lessor) any of its assets or properties;
(xvi)all Contractual Obligations relating to or evidencing Indebtedness;
(xvii)all Contractual Obligations that grant any (x) “most favored nation” status or any similar status requiring any Acquired Company to offer a Person any terms, conditions or concessions that are at least as favorable as those offered to one or more other Persons or (y) covenant that expressly limits in any respect the freedom of any Acquired Company or any present or future director, manager, officer, employee, consultant or independent contractor or Affiliate of any Acquired Company (in their respective capacities as such) to (A) acquire any product or other asset or any services from any Person, (B) sell any product or other asset to or performing any services for any Person, (C) solicit for employment or engagement or hire or engage any Person, (D) transact any business or deal in any other manner with any Person, or (E) operate or compete in any line of business or geographic scope or to compete with any Person;
(xviii)all Contractual Obligations that provide for any minimum purchase obligations or requirements-based purchases in amounts in excess of $25,000;
(xix)all Contractual Obligations that provide (A) for any Acquired Company to be the exclusive provider of any product or service to any Person or (B) to any Person any exclusive rights, preferred treatment or any similar requirement under which any Acquired Company is restricted with respect to sales, distribution, licensing, marketing, development or manufacture of any Company Product;
(xx)all franchise agreements or similar Contractual Obligations;
(xxi)all Contractual Obligations involving the settlement, release, compromise or waiver of any material rights, claims, obligations, duties or Liabilities other than in the Ordinary Course of Business;
(xxii)all Contractual Obligations providing for earn-outs, any other contingent payments or any other type of similar payment by or payable to any Acquired Company;
(xxiii)all settlement of any Proceeding or similar Contractual Obligation pursuant to which any Acquired Company is obligated to pay consideration or has other obligations continuing;
(xxiv)all Insurance Policies;
(xxv)all Related Party Arrangements;
(xxvi)all Contractual Obligations which (A) grants any Person any rights of first refusal, rights of first negotiation or similar rights or (B) contains any material indemnification obligations of any Acquired Company; and
(xxvii)all Contractual Obligations requiring future capital expenditure obligations of the Acquired Companies in excess of $100,000 individually or in the aggregate.

(b)The Company has made available to Buyer true, complete and correct copies of each written Material Contract and Schedule 3.14(b) sets forth a written summary of all of the material terms and conditions of each oral Material Contract. Each Material Contract is in full force and effect and a legal, valid and binding obligation enforceable against each Acquired Company party thereto and, to the Company’s Knowledge, any other Person party to such Contractual Obligation, and subject to obtaining any necessary consents disclosed in Schedule 3.03(c), will continue to be so enforceable following the consummation of the Contemplated Transactions, except as the enforceability may be limited by the Enforceability Exceptions. Each Acquired Company is not, and, to the Company’s Knowledge, no other party to any Material Contract is, in each case, with or without notice or lapse of time or both, in actual or alleged breach or violation of or default under, or has repudiated any provision of or intended to terminate, any Material Contract.

Section 3.15.     Compliance with Applicable Laws.
(a)Except as set forth in Schedule 3.15, each Acquired Company is, and during the last five years has been, in compliance in all material respects with all Applicable Laws. During the last five years, none of the Acquired Companies has received or entered into, nor is there any basis for, any citations, complaints, consent orders, or other similar enforcement orders, or received any written, or to the Company’s Knowledge, any oral notice or other communication alleging any material failure to comply with any Applicable Laws, nor is there any basis therefor. None of the Acquired Companies is in default under, and no condition exists that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Applicable Law or Permit applicable to the Acquired Companies. Prior to the date hereof, the Company has made available to Buyer true, complete and correct copies of all written notices received by any Acquired Company alleging any material violation under any Applicable Laws or Permit that any Acquired Company has received in the last five years.
(b)Each of the Acquired Companies legally holds, and is in compliance with, all material Permits necessary for the lawful conduct of the Acquired Companies’ respective businesses as presently conducted and the ownership, use and operation of their respective properties and assets. Schedule 3.15(b) sets forth each Permit held by any of the Acquired Companies and the holder thereof as of the date hereof. All Permits of the Acquired Companies are, and immediately following the Closing will be, valid and in full force and effect in all material respects. During the last five years, (i) none of the Acquired Companies has received any written petition, objection or other pleading or, to the Company’s Knowledge, oral notice from or before any Governmental Authority having jurisdiction or authority over the operations of the Acquired Companies that impairs the validity of any such Permit or which would reasonably be expected, if accepted or granted, to result in revocation, withdrawal, suspension, cancellation, termination or material modification of any such Permit, (ii) none of the Acquired Companies has received any notice or other communication from any Governmental Authority or any other Person that any Acquired Company is not in compliance with any Permit in any material respect and (iii) to the Knowledge of the Company, no event has occurred which, with or without notice or lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit in any material respect.

Section 3.16.     Compliance with Anti-Corruption Laws. Each Acquired Company and their respective officers and directors, and, to the Knowledge of the Company, all of their respective other Representatives are in compliance with and for the past five years have complied with (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the UK Bribery Act 2010, and (c) the provisions of all anti-bribery and anti-corruption laws of each jurisdiction in which each Acquired Company operates or have operated and in which any agent thereof is conducting or has conducted business involving any Acquired Company (collectively, “Anti-Corruption Laws”). Without limiting the foregoing, in the past five years, none of the Acquired Companies or their respective officers and directors, nor, to the Knowledge of the

Company, any of their respective other Representatives have paid, received, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any Government Official or any other Person for the purpose of influencing any act or decision of such official or of any Governmental Authority or Person to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation of the Anti-Corruption Laws. None of the Acquired Companies or their respective officers and directors, nor, to the Knowledge of the Company, any of their respective other Representatives has been the subject of any investigations, reviews, audits, or inquiries by a Governmental Authority or any other Person related to Anti-Corruption Laws, and, to the Knowledge of the Company, no investigation, review, audit, or inquiry by any Governmental Authority or any other Person with respect to Anti-Corruption Laws is pending or threatened. Each of the Acquired Companies has in place compliance policies, procedures and internal controls reasonably calculated to ensure compliance with all Anti-Corruption Laws.

Section 3.17.    International Trade Laws. Neither any Seller nor any Acquired Company, any of its directors, mangers or officers, nor, to the Company’s Knowledge, any of their respective Affiliates, employees or agents is a Sanctions Target. The Acquired Companies are, and during the past five years have at all times been, in compliance with International Trade Laws. No Acquired Company has received notice of any action, suit, proceeding or investigation against it with respect to International Trade Laws from any Governmental Authority at any time during the past five years.

Section 3.18.    Related Party Transactions. Except as set forth on Schedule 3.18, since January 1, 2017, no officer or director (or the equivalent) of any Acquired Company or any Affiliate or member of the immediate family of the foregoing, and, to the Company’s Knowledge, no other Related Party, (a) has been a party to, has had any beneficial interest in, or is or has been otherwise engaged in, directly or indirectly, any transaction, agreement, contract, commitment, arrangement, understanding or any other Contractual Obligations with any of the Acquired Companies, (b) has any direct or indirect interest in any property or asset owned or leased by any of the Acquired Companies or otherwise used in or relating to their businesses, (c) has provided, or has had any direct or indirect Ownership Interest (other than ownership of two percent or less of any class of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended) in any entity that provides, services, assets, products, resources or facilities to any Acquired Company or is provided or dependent on, or has had any interest (other than ownership of two percent or less of any class of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended) in any Person who is provided or dependent on, services, assets, products, resources or facilities provided by any Acquired Company, or has had any interest (other than ownership of two percent or less of any class of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended) in any Person which is a customer, supplier, lessor, lessee or competitor of any Acquired Company, (d) has been competing with any Acquired Company, (e) has made or threatened any Proceeding against any Acquired Company, or (f) has owed any money to, has been owed any money by, or has otherwise guaranteed or provided any credit support for any Liability for, any Acquired Company, other than: (i) with respect to the payment of compensation in the Ordinary Course of Business to officers and managers (or the equivalent) or employees; (ii) the sale of products or merchandise by any of the Acquired Companies on an arms-length basis to baseball players in the Ordinary Course of Business; and (iii) agreements and transactions solely between two or more Acquired Companies.

Section 3.19.    Labor Matters. Schedule 3.19(a) contains a list of all employees of the Acquired Companies as of the date hereof and sets forth for each such individual the following as of the date hereof: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) location; (v) exempt/

nonexempt status, (vi) current annual base salary or hourly wage rate; and (vii) annual target commission, bonus or other cash incentive compensation opportunity;
(a)Schedule 3.19(b) contains a list of all non-Employee service providers (other than service providers providing comparable services to other customers in the ordinary course of business of such service providers) as of the date hereof and sets forth for each such individual the following as of the date hereof: (i) name; (ii) engagement date; (iii) brief description of services provided; and (iv) brief description of compensation.
(b)To the Company’s Knowledge, (i) no employee of any Acquired Company is subject to a Contractual Obligation that prohibits or materially restricts such employee’s employment with or performance of duties for any Acquired Company or the Business, and (ii) no officer or key employee of any Acquired Company has indicated since January 1, 2020 that he or she intends to terminate his or her employment with any Acquired Company.
(c)Since January 1, 2017, (i) no Acquired Company has been a party to or bound by a collective bargaining agreement with respect to any employees or any other agreement with a union, labor organization, works council, or other employee representative body, (ii) none of the employees of any Acquired Company have been represented by a union, labor organization, works council or other employee representative body with respect to their employment with any Acquired Company, and (iii) to the Company’s Knowledge no petition or application has been filed with the National Labor Relations Board or any other Government Authority requesting the appointment, certification or election of any collective bargaining representative for any employees of any Acquired Company. To the Company’s Knowledge, since January 1, 2017, no employees of any Acquired Company have made any proposals regarding the terms of any collective bargaining agreement and no other unionizing activity has occurred, is pending or been threatened.
(d)There is no, and since January 1, 2017, has not been any, material Proceeding involving any current or former Service Provider with respect to their employment or engagement with any Acquired Company or any material employment-related matter against any Acquired Company pending, or to the Company’s Knowledge, threatened in writing.
(e)There is no, and since January 1, 2017, has not been any, strike, lockout, slowdown, work stoppage, concerted refusal to work overtime, unfair labor practice charge, or other material labor dispute pending or, to the Company’s Knowledge, threatened with respect to any employees or operations of any Acquired Company.
(f)Since January 1, 2017, no Acquired Company has effectuated: (i) a “plant closing” or “mass layoff” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Applicable Law).
(g)Each Acquired Company is, and since January 1, 2017, has been, in compliance in all material respects with all Applicable Laws regarding employment and employment practices, including all Applicable Laws relating to wages, hours, rest breaks, meal periods, leaves of absence, overtime, collective bargaining, employment discrimination, civil rights, safety and health, immigration, disability, affirmative action, unemployment insurance, plant closings, mass layoffs, and relocations, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes. Each Acquired Company has in all material respects properly classified in accordance with all Applicable Laws all of its Service Providers as either employees or independent contractors and, if employees, as exempt or non-exempt from overtime requirements. To the Company’s Knowledge, since January 1, 2017 no Person has alleged that any Acquired Company or any Service Provider has engaged in sexual harassment.

(h)Except as would not individually or in the aggregate result in material liability of any Acquired Company, each Acquired Company has paid in full by its due date to each current or former Service Provider all wages, salaries, commissions, bonuses, benefits and other compensation owed to such individuals and has adequately accrued on the Financial Statements all such amounts owed but not yet due such individuals. Except as would not individually or in the aggregate result in material liability of any Acquired Company, there are no liabilities, whether contingent or absolute, of any Acquired Company relating to workers’ compensation benefits that are not fully insured by a bona fide third-party insurance carrier.

Section 3.20.    Litigation; Governmental Orders. Except as set forth in Schedule 3.20, there is not currently, nor have there been during the last three years, any Proceeding pending or, to the Company’s Knowledge, threatened against or affecting any Acquired Company, any of the properties or assets of any of the Acquired Companies, or any of the directors, managers or officers of any of the Acquired Companies in their capacity as such, and. to the Company’s Knowledge, there is no basis therefor. None of the Acquired Companies has received any written communication or, to the Company’s Knowledge, oral communication that any Proceeding by any Governmental Authority with respect to any Acquired Company is pending or threatened. During the last three years, none of the Acquired Companies has entered into any settlement that has resulted in a Loss to the Acquired Companies or involved any restrictions, limitations, or obligations on the Acquired Companies. None of the Acquired Companies has commenced any pending Proceeding, or any intention to commence any Proceeding against any Person, and to the Company’s Knowledge, there is no basis therefor.

Section 3.21.    Insurance. Schedule 3.21 sets forth a true, complete and accurate list of each insurance policy (including liability, workers’ compensation, umbrella and vehicular), bond and insurance risk arrangement maintained or held by or for the benefit of or with respect to any of the Acquired Companies (collectively, the “Insurance Policies”), indicating in each case the type of coverage, the name of the insured, the insurer, the expiration date and the amount of coverage under or with respect to each such insurance policy. The Company has made available to Buyer true, complete and correct copies all of the Insurance Policies. Each such Insurance Policy is in full force and effect (or has been renewed in the Ordinary Course of Business). None of the Acquired Companies has received (a) any written notice of a default with respect to its obligations under, or notice of cancellation, change in premium, refusal or material alteration in coverage or nonrenewal of, any such Insurance Policy or (b) any other written notice that any of the Insurance Policies is no longer in full force and effect or that the issuer of any Insurance Policy is no longer willing or able to perform its obligations thereunder. Each Insurance Policy is provided by a financially solvent carrier and has not been subject to any lapse in coverage. All premiums with respect to the Insurance Policies covering all periods up to and including the Closing Date have been paid or will be paid when due. No material default exists with respect to the obligations of any Acquired Company under any such Insurance Policies. Except as set forth in Schedule 3.21, there are no claims by any Acquired Company pending under any of such Insurance Policy as to which coverage has been denied by the underwriters of such Insurance Policy. Since January 1, 2017, there have been no historical gaps in insurance coverage of the Acquired Companies. The Acquired Companies have given timely notice to each applicable insurer of all material claims that may be insured thereby under any Insurance Policy.

Section 3.22.    Customers and Suppliers.
(a)Schedule 3.22(a) sets forth a true, complete and correct list of the top ten customers (by revenue) of the Acquired Companies during each of the years ended December 31, 2018 and 2019 (each such customer, a “Material Customer”) and the amount of payments made by each such customer during each such period.

(b)Schedule 3.22(b) sets forth a true, complete and correct list of the top ten vendors and suppliers (by amounts purchased) of the Acquired Companies for each of the years ended December 31, 2018 and 2019 (each such supplier, a “Material Supplier”) and the amount of payments made by the Acquired Companies to each such supplier during each such period. No such Material Supplier has ceased, or, to the Company’s Knowledge, intends to cease to provide, or change in any material respect the terms or conditions under which it provides, services or products to the Business.
(c)To the Company’s Knowledge there is not any material dissatisfaction on the part of any Material Customer or Material Supplier. No Material Customer or Material Supplier has (i) ceased, canceled, suspended or otherwise terminated, or notified (whether in writing or orally) an Acquired Company that it will cease, cancel, suspend or otherwise terminate, or has threatened (whether in writing or orally) to cease, cancel, suspend, or otherwise terminate, nor to the Company’s Knowledge does any such Material Customer or Material Supplier intend to cease, cancel, suspend or otherwise terminate, the business such Material Customer or Material Supplier conducts with, or such Material Customer’s or Material Supplier’s relationship with, any of the Acquired Companies, or (ii) modified, or notified (whether in writing or orally) an Acquired Company that it will, nor to the Company’s Knowledge does any such Material Customer or Material Supplier intend to, modify its relationship with any of the Acquired Companies in a manner materially adverse to any such Acquired Company (including by changing the amount, frequency, pricing or payment terms or other terms of such Material Customer’s business with any of the Acquired Companies), or claimed it is entitled to receive, or has received or claimed, any credit, offset, discount (or absence thereof) or payment, or has threatened (whether in writing or orally) any such materially adverse modification or claim for any credit, offset, discount (or absence thereof) or payment. None of the Acquired Companies is involved, and since January 1, 2017, has ever been involved, in any Proceeding with any Material Customer or Material Supplier.

Section 3.23.    Company Products, Warranties and Related Matters.
(a)Except as set forth on Schedule 3.23(a), each Company Product has been in conformity and compliance with, and designed and manufactured in accordance with, (i) all Applicable Laws, all applicable Contractual Obligations and all warranties (whether express or implied), and (ii) any specifications set forth on or in the packaging of or for, or in any manual, instructions or other materials for, such Company Product.
(b)Schedule 3.23(b) contains a true, complete and correct copy of each Acquired Company’s standard terms and conditions of sale and warranty for each of the Company Products, including any applicable guaranty, warranty and indemnification provisions (the “Standard Terms”). Except for the Standard Terms, no Acquired Company has made or provided any express or implied warranty, indemnity or guaranty as to any Company Product. There are no Proceeding pending or, to the Company’s Knowledge, threatened under or pursuant to, or otherwise alleging any breach of, any express or implied warranty, indemnity or guaranty provisions relating to any Company Product, and, in the past five years, there have not been any such Proceedings.
(c)There are no Proceedings pending or, to the Company’s Knowledge, threatened for or relating to injury to any Person or property as a result of the sale, distribution, delivery, development or manufacture of any Company Product by or on behalf of any Acquired Company, including any claims arising out of the defective or unsafe nature of any Company Product or any other product liability Proceeding, and, in the past three years, there have not been any such Proceedings. In the past three years, there have been no recalls of any Company Product, and there are not any pending requests for any recall of any Company Product nor any investigation, request for information or customer complaint that would reasonably be expected to result in a recall or a request for a recall with respect to any Company Product.

Section 3.24.    No Brokers. Except as set forth in Schedule 3.24, there are no brokerage commissions, finders’ fees or similar compensation payable (or in the future would be payable) in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Sellers or the Acquired Companies or any of their respective Affiliates.

ARTICLE 4
REPRESENTATION AND WARRANTIES OF BUYER AND MERGER SUB

In order to induce the Company to enter into and perform this Agreement and to consummate the Contemplated Transactions, each of Buyer and Merger Sub hereby represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:
Section 4.01.    Organization. Each of Buyer and Merger Sub is: (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation; and (b) duly qualified or licensed to do business, has the power and authority to own or lease its properties and to conduct its business as it is now being conducted, and is in good standing, in each jurisdiction in which it owns or leases real property or where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not and would not reasonably be expected to prevent or materially impair or materially delay the ability of Buyer to consummate the Contemplated Transactions. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

Section 4.02.    Power and Authorization. Buyer and Merger Sub each have the requisite limited liability company or corporate authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform their respective obligations hereunder and thereunder. Buyer and Merger Sub have each taken all limited liability company or corporate actions or proceedings required to be taken by or on the part of Buyer and Merger Sub to authorize and permit the execution and delivery by Buyer and Merger Sub of this Agreement and the other Transaction Documents to which it is a party, and the performance by Buyer and Merger Sub of their respective obligations hereunder and the consummation by Buyer and Merger Sub of the Contemplated Transactions. This Agreement has been (or in the case of Transaction Documents to be entered into at or prior to the Closing by Buyer or Merger Sub, will be) duly executed and delivered by Buyer and Merger Sub, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes (or will constitute) the legal, valid and binding obligation of Buyer and Merger Sub, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

Section 4.03.    No Violation or Approval; Consents. Except with respect to clause (c) below as would not, individually or in the aggregate, adversely affect, in any material respect, Buyer’s ability to execute, deliver or perform this Agreement or any other Transaction Document to which it is a party, or to timely consummate the Contemplated Transactions, neither the execution, delivery and performance of this Agreement or the Transaction Documents by Buyer or Merger Sub nor their consummation of the Contemplated Transactions will, with or without notice or lapse of time or both:
(a)require the consent, waiver, approval, order or authorization of, or filing with or notice to, any Governmental Authority, by or on behalf of Buyer or Merger Sub or any other Subsidiaries of Buyer, other than: (i) required filings under the HSR Act and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b)conflict with, result in a breach or violation of the Organizational Documents of Buyer and Merger Sub;
(c)conflict with, result in a breach, violation or termination of, or right of termination, cancellation, modification, or acceleration of rights or obligations under, or require the consent of or notice to any Person under, or give rise to any obligation, liability or loss of any right or benefit or the imposition of a Lien on any of the properties or assets of Buyer or Merger Sub or any other Subsidiaries of Buyer under, any Contractual Obligation or any Governmental Order to which such Person or any of its properties or assets is subject; or
(d)assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities, conflict with, result in a breach or violation of, or constitute a default under, any Applicable Laws to which Buyer or Merger Sub or any other Subsidiaries of Buyer, their business or any of their respective properties or assets are subject.

Section 4.04.    Litigation. There is no Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer or Merger Sub or any other Subsidiaries of Buyer that, if determined adversely to Buyer or Merger Sub or any other Subsidiaries of Buyer, would prevent, enjoin, materially alter or materially delay any of the Contemplated Transactions.

Section 4.05.    Financing. At the Closing, Buyer will have cash, available lines of credit and/or other sources of immediately available funds sufficient to consummate the Contemplated Transactions, including payment of the Aggregate Closing Merger Consideration and all fees and expenses of Buyer incurred in connection with the Contemplated Transactions.

Section 4.06.    Guaranty. Concurrently with the execution of this Agreement, Sponsor has delivered to the Company a true, complete and correct copy of the executed Guaranty. The Guaranty is in full force and effect and constitutes the valid, binding and enforceable obligation of Sponsor in favor of the Company, enforceable by the Company in accordance with its terms, subject to the Enforceability Exceptions. Sponsor is not in default of or breach under any of the terms or conditions of the Guaranty, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default of, or breach or a failure to satisfy, a term or condition of the Guaranty. Sponsor has access to sufficient capital to satisfy the full amount of the guaranteed obligations under the Guaranty in full.

Section 4.07.    Solvency. Assuming the accuracy of the representations and warranties in Article 2 and that the Company complied in all material respects with the covenants and agreements required to be performed on or prior to the Closing, immediately after giving effect to the Closing, , the Acquired Companies will be Solvent.

Section 4.08.    No Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable (or in the future would be payable) in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Buyer or Merger Sub or any of their respective Affiliates.

Section 4.09.    Financing. Each of Buyer and Merger Sub affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that Buyer or Merger Sub obtains financing for, or related to, any of the Contemplated Transactions.

ARTICLE 5
COVENANTS OF THE COMPANY

Section 5.01.    Conduct of the Company. From the date hereof until (but excluding) the Closing or the earlier termination of this Agreement in accordance with Article 9, except as disclosed on Schedule 5.01, or as required by Applicable Laws or by the express terms of this Agreement, or with the prior written consent of Buyer (which consent will not be unreasonably withheld, delayed or conditioned), the Company:
(a)Will use commercially reasonable efforts to, and will cause the other Acquired Companies to use their commercially reasonable efforts to (i) conduct the business of the Acquired Companies in the Ordinary Course of Business in all material respects, (ii) maintain their respective properties and assets and preserve their current relationships with customers, employees, suppliers and others having business dealings with them, (iii) maintain their books and records in the Ordinary Course of Business, and (iv) preserve the goodwill and ongoing operations of the business of the Acquired Companies; and
(b)Without limiting the generality of the foregoing, will not, and will not permit any of its Subsidiaries to:
(i)adopt any change in the Organizational Documents of the Acquired Companies or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Acquired Companies, or create or form any Subsidiary or adopt a plan or agreement of complete or partial bankruptcy, liquidation, dissolution, restructuring, merger, consolidation, recapitalization, reorganization or the like;
(ii)transfer, issue, sell, pledge or otherwise dispose of any Units or other Ownership Interests of the Acquired Companies (other than any issuance of Units upon exercise of currently outstanding Options), alter or modify the rights or obligations of any Units or other Ownership Interests of the Acquired Companies, or adjust, reclassify, split, combine, repurchase, redeem or otherwise acquire any Units or other Ownership Interests of the Acquired Companies (other than repurchases made in connection with the termination of employment of employees of the Company or any of its Subsidiaries);
(iii)declare, issue, make or pay any dividend or other distribution of assets (other than Tax distributions declared and fully paid prior to the Reference Time) to any Unitholders or in respect of any Ownership Interest in any Acquired Company;
(iv)acquire any Person or all or a portion of its business or properties or assets (whether by merger, sale of stock, sale of assets or otherwise), other than purchase of inventory from such Person in the Ordinary Course of Business;
(v)sell, lease, license, encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of any business or properties or assets (whether by merger, sale of stock, sale of assets or otherwise), except: (A) pursuant to existing Contractual Obligations or commitments set forth in Schedule 3.14; or (B) sale of inventory of the Acquired Companies or disposition of obsolete equipment, scrap, and similar items, in each case, in the Ordinary Course of Business;
(vi)incur any Indebtedness, except pursuant to existing Contractual Obligations set forth in Schedule 3.14 or with respect to any Income Tax Liability Accrual;
(vii)cancel or compromise any material Lability owing to any of the Acquired Companies;

(viii)manage its working capital in a manner that is not in the Ordinary Course of Business with the intent of increasing the Closing Working Capital (including (A) deferring, delaying or postponing the payment of accounts payable or other obligations or Liabilities in a manner that is not in the Ordinary Course of Business, and (B) accelerating the collection of accounts receivable in a manner that is not in the Ordinary Course of Business);
(ix)enter into, renew, transfer or assign, amend or modify in any material respect, terminate, or grant any release, waiver or relinquishment of any material right under, any Material Contract or any contract that, if entered into as of or prior to the date hereof, would constitute a Material Contract other than the entry into any Contractual Obligation with a new customer in the Ordinary Course of Business;
(x)create or otherwise incur any material Lien on any asset other than Permitted Liens;
(xi)(A) make any capital expenditures in excess of $100,000 in the aggregate, except as set forth in set forth in Schedule 5.01(b)(xi) or (B) fail to make capital expenditures as contemplated by Schedule 5.01(b)(xi);
(xii)make any loans, advances, or capital contributions to, or investments in, any other Person, other than by the Company to any of its Subsidiaries or travel advances to employees in the Ordinary Course of Business;
(xiii)except in the Ordinary Course of Business, or as required by Applicable Laws or an existing Contractual Obligation: (A) increase any bonuses, salaries, or other compensation to any Service Provider; or (B) enter into any contract with any Service Provider that is not terminable upon 30 days’ notice or less, other than, the case of clauses (A) and (B) above, compensation that is treated as Transaction Expenses;
(xiv)adopt, amend or terminate any Company Plan, except as required by Applicable Laws or the terms thereof;
(xv)sell, transfer, lease, license, encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any Owned Real Property;
(xvi)acquire any real property;
(xvii)amend, modify, transfer or assign any Lease, except in the Ordinary Course of Business;
(xviii)hire any Service Provider with annual base compensation of $100,000 or greater; terminate the employment or engagement of any Service Provider other than for cause with annual base compensation of $100,000 or greater; conduct any reduction in force that could reasonably be expected to trigger WARN or a similar Applicable Law; or unless otherwise required by Applicable Law, recognize any Person as the collective bargaining agent of any employee of any Acquired Company;
(xix)make or change any material Tax elections outside the Ordinary Course of Business, change any material accounting methods, or enter into any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of material Taxes, incur any material liability for Taxes other than in the Ordinary Course of Business consistent with past practice, consent to any extension or waiver of any limitation period with respect to any claim or assessment for any material Taxes, or prepare any Tax Returns in a manner which is materially inconsistent with the past practices of such Acquired Company, file any amended Tax Return, surrender a right to claim a material refund of Taxes with respect to the income, operations or property of such Acquired Company, or settle any claim relating to material Taxes;
(xx)implement or adopt any material change to any method of financial or tax accounting or any of its accounting policies, principles, practices, procedures or methods (except as required by changes in GAAP or Applicable Law);
(xxi)terminate, cancel or otherwise fail to renew, or reduce the amount of any insurance coverage under, any Insurance Policy (if such insurance policy is not replaced with a substantially equivalent insurance policy);
(xxii)terminate, amend or modify, or fail to renew or preserve any material Permit;
(xxiii)compromise, settle or otherwise commence any Proceeding;
(xxiv)abandon, cancel, permit to lapse, dedicate to the public, fail to renew, fail to protect or enforce, transfer, assign, or license any of its Intellectual Property (or than grant non-exclusive licenses in the Ordinary Course of Business); or
(xxv)authorize, or enter into any Contractual Obligation to do any of the foregoing.
Other than the right to consent or withhold consent with respect to the foregoing matters (which consent will not be unreasonably withheld, delayed or conditioned), nothing contained in this Agreement will give to Buyer, directly or indirectly, any right to control or direct the operation of the Company or any of its Subsidiaries prior to the Closing.
Section 5.02.    Access to Information. From the date hereof until (but excluding) the Closing or the earlier termination of this Agreement, upon reasonable notice, the Company will: (a) give Buyer, its counsel, financial advisors, auditors and other authorized Representatives reasonable access to the offices, properties, books and records of the Acquired Companies; and (b) furnish to Buyer, and its counsel, financial advisors, auditors and other authorized Representatives, such financial, Tax and operating data and other information relating to the Acquired Companies as such Persons may reasonably request; provided, however, that any such access or furnishing of information will be conducted at Buyer’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Acquired Companies. Neither Buyer nor its counsel, financial advisors, auditors or any other authorized Representatives will have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information the disclosure of which in the Company’s good faith opinion could subject the Company or any of its Subsidiaries to risk of liability. The Company will not be required to disclose to Buyer or its counsel, financial advisors, auditors or other authorized Representatives any information if it believes in good faith, based on advice of counsel, doing so: (a) would violate any Contractual Obligation or Applicable Law to which the Company or any of its Subsidiaries is a party or is subject; or (b) would result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges); provided, however, that the Company shall use reasonable efforts to allow for the disclosure of such information to the maximum extent, including the entry into common interest agreements. Without the prior written consent of the Company (which consent not to be unreasonably withheld, delayed or conditioned), neither Buyer nor Merger Sub, nor any of their Representatives, will: (a) contact any customers, vendors or suppliers of, any Acquired Company for any reason related to this Agreement, the Contemplated Transactions or any Acquired Company or the Business; (b) have any right to perform sampling or any invasive or subsurface investigations of any properties or facilities of the Acquired Companies; or (c) contact any employee of the Acquired Companies; provided, however, that at reasonable times and upon reasonable notice the Company shall make available to Buyer and its Representatives the officers and senior personnel of each of the Acquired Companies and any employee of any of the Acquired Companies that is a Seller or party to any Transaction Document. Until the Effective Time, the information provided will be subject to the terms of the Confidentiality Agreement, and, without limiting the generality of the foregoing, Buyer will not, and Buyer will cause its Affiliates and Representatives not to, use such information for any purpose unrelated to the Contemplated Transactions.

Section 5.03.    Termination of Related Party Obligations. Prior to the Closing, except for this Agreement, except for (i) Liabilities relating to employment relationships with the Acquired Companies and the payment of employee compensation and benefits to employees of the Acquired Companies in the Ordinary Couse of Business, (ii) Liabilities of any Related Party in favor of any Acquired Company and (iii) the items set forth in Schedule 3.18, the Company shall cause all liabilities, obligations and Contractual Obligations between any Acquired Company, on the one hand, and any Related Party, on the other hand (“Related Party Arrangements”), to be terminated in full and of no further force or effect effective upon the Closing Date, without any further obligations to any Acquired Company (regardless of any provision otherwise providing for the survival of any obligations or Liability of any Acquired Company thereunder) and shall cause evidence of such termination of all Related Party Arrangements in form and substance satisfactory to Buyer to be delivered to Buyer.

Section 5.04.    Resignations. Prior to the Closing, the Company shall cause to be delivered to Buyer a duly executed written resignation (in form and substance reasonably acceptable to Buyer) of each officer, director and manager (and each member of any board or other governing body) of each Acquired Company (other than those individuals specified by Buyer in writing at least three Business Days prior to the Closing), which resignations shall be effective upon the Closing (the “D&O Resignation Letters”).

Section 5.05.    Releases.
(a)Effective upon the Closing, the Sellers’ Representative and each Seller, on the Sellers’ Representative’s and such Seller’s own behalf and on behalf of each of the Sellers’ Representative’s and such Seller’s Affiliates (excluding the Acquired Companies), executors, heirs, administrators, predecessors, successors and assigns (collectively, the “Seller Releasing Parties”), (i) agrees that each of the Acquired Companies, Buyer, and each of their respective Affiliates (including, without limitation, any direct or indirect Subsidiaries of Buyer) and each of their respective officers, directors, employees, partners, members, managers, owners, agents, representatives, successors and assigns (collectively, the “Buyer Released Parties”) shall not have any liability, obligation or responsibility to any of the Seller Releasing Parties of any kind or nature whatsoever based upon any facts, circumstances, or matters occurring at or prior to the Closing, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and (ii) hereby irrevocably and unconditionally releases, waives and discharges each of the Buyer Released Parties from any and all obligations, responsibilities, debts and any other Liabilities to any of the Seller Releasing Parties of any kind or nature whatsoever based upon any facts, circumstances or matters occurring at or prior to the Closing, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, with the exception of, in each case, with respect to the applicable Buyer Released Party: (A) any obligations or liabilities under this Agreement or any other Transaction Documents; (B) with respect to any Seller Releasing Party who is an employee of any Acquired Company, (i) earned wages, that remain unpaid as of the Closing; (ii) reimbursements for business expenses incurred and documented in compliance with any Acquired Companies’ policies in effect immediately prior to the Closing Date and consistent with prior expenditures; (iii) unreimbursed claims under employee health and welfare plans, consistent with the terms of coverage; (iv) the entitlement of such employee to COBRA continuation coverage benefits or any other similar benefits required to be provided by Applicable Law; and (v) amounts which are vested under any Acquired Companies’ 401(k) Plan; and (C) any rights to any indemnification, exculpation, or advancement of expenses to which such Seller Releasing Party is entitled under any Acquired Companies’ Organizational Documents, as in effect as of the date hereof (but excluding from this clause (C) any of the following, which are hereby irrevocably waived, released, acquitted and discharged: any Liability of any Buyer Released Party for indemnification, exculpation, or advancement of expenses by reason of the fact that any such Seller Releasing Party was a holder of Ownership Interests, employee, officer, director, manager or other agent of any Acquired Company or was serving as such for another Person at the request of any Acquired Company (whether such claim is pursuant to any Applicable Law, any of any Acquired Companies’ Organizational Documents, contractual obligation or otherwise) with respect to any claims, rights, remedies or recourse by or of any Buyer Indemnified Party in connection with this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby) (collectively, but not including the matters in clauses (A), (B) and (C), the “Seller Released Claims”).
(b)Effective upon the Closing, each Seller Releasing Party hereby expressly waives and releases any rights and benefits which such Seller Releasing Party has or may have under any Applicable Law or rule of any jurisdiction pertaining to all Seller Released Claims and expressly waives and releases any and all rights and benefits conferred upon such Seller Releasing Party by the provisions of Section 1542 of the California Civil Code or any similar Applicable Law, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
(c)Effective upon the Closing, each Seller Releasing Party, jointly and severally, for such Seller Releasing Party and each of such Seller Releasing Party’s related Seller Releasing Parties, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any Proceeding of any kind against any Buyer Released Party, based on any Seller Released Claim. Effective upon the Closing, each Seller Releasing Party, jointly and severally, for such Seller Releasing Party and each of such Seller Releasing Party’s related Seller Releasing Parties: (i) represents and warrants that such Seller Releasing Party has not assigned any Seller Released Claims and has access to adequate information regarding the terms of this release, the scope and effect of the releases set forth herein, and all other matters encompassed by this release to make an informed and knowledgeable decision with regard to entering into this release and has not relied on the Buyer Released Parties in deciding to enter into this release and has instead made his or her own independent analysis and decision to enter into this release; (ii) acknowledges that he or she may hereafter discover facts different from, or in addition to, those which he or she now knows or believes to be true with respect to the Seller Released Claims, and agrees that the release set forth herein shall, effective upon the Closing, be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof; and (iii) releases and discharges the Buyer Released Parties from and against any Liability arising out of or in connection with any action taken or omitted to be taken by the Sellers’ Representative in accordance with the provisions of this Agreement, the other Transaction Documents or the authorization in Section 11.10 or the Sellers’ Representative’s failure to distribute any amounts received by the Sellers’ Representative on behalf of Sellers to any Seller.
Section 5.06.    Estoppel Certificate. From the date hereof and prior to the Closing, the Company will use commercially reasonable efforts to obtain and deliver to Buyer an estoppel certificate with respect to the Baton Rouge, LA headquarters lease, dated no more than thirty (30) days prior to the Closing Date, from the other parties to such lease, in form and substance satisfactory to Buyer.

Section 5.07.    Legacy Lien Terminations. Promptly after the date hereof and prior to the Closing, the Company shall (a) cause all Liens on any property or asset of any Acquired Company (other than (i) Permitted Liens and (ii) Liens securing any Indebtedness included in the Closing Debt Amount) to be fully terminated, released and discharged, and all UCC financial statements in respect thereof to be terminated (the “Legacy Lien Terminations”), and (b) deliver to Buyer evidence of such Legacy Lien Terminations in form and substance reasonably satisfactory to Buyer.

ARTICLE 6
COVENANTS OF BUYER AND MERGER SUB

Section 6.01.    Access. For a period of six years after the Closing Date, (a) Buyer will, and agrees to cause the Surviving Company and each Subsidiary of the Surviving Company to, preserve and keep all books and records and all information relating to the accounting, legal, Tax, regulatory, business and financial affairs of the Acquired Companies and their businesses, and (b) Buyer will, and agrees to cause the Surviving Company and each Subsidiary of the Surviving Company to, from and after the Effective Time, upon reasonable notice, afford promptly to the Sellers’ Representative and its counsel, financial advisors, auditors and other authorized Representatives reasonable access to their properties, books, records (including Tax records), employees and auditors to the extent necessary to permit the Sellers’ Representative to determine any matter relating to any period ending at or before the Effective Time; provided, however, that any such access or furnishing of information will be conducted at the Sellers Representative (on behalf of the Sellers)’s expense, upon reasonable advance notice during normal business hours, under the supervision of the Acquired Companies’ personnel and any such access by the Sellers’ Representative and its counsel, financial advisors, auditors and other authorized Representatives will not unreasonably interfere with the conduct of the business of the Surviving Company or any such Subsidiary; provided, further, that nothing herein shall require Buyer, any of the Acquired Companies or any of their respective Affiliates to provide access to, or to disclose any information to, the Sellers’ Representative or its Representatives if (i) if it relates to any dispute with or claim involving Buyer, any of the Acquired Companies or their respective Affiliates or (ii) Buyer believes in good faith, based on advice of counsel, that such access or disclosure (A) would violate any Contractual Obligation or Applicable Laws to which Buyer or any Acquired Company is a party or any of its properties or assets is subject; or (B) would result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges).

Section 6.02.    Employment and Benefit Arrangements.
(a)For a period of at least one year following the Effective Time, the Surviving Company will provide, and Buyer will cause to be provided, to each Transferred Employee who remains employed with the Surviving Company or an Affiliate thereof (i) annual base salary or base wages, and annual cash incentive compensation opportunities that are no less favorable than such salary, wages and annual cash incentive opportunities in effect with respect to each Transferred Employee as of immediately prior to the Effective Time, and (ii) benefits (excluding equity-based compensation, retention compensation and change in control compensation) that are at least substantially comparable in the aggregate, to the benefits (excluding equity-based compensation, retention compensation and change in control compensation provided to such Transferred Employee immediately prior to the Effective Time; provided, however, that nothing in this Agreement will create any right to continued employment in any Transferred Employee nor prohibit the Surviving Company from terminating the employment of any Transferred Employee at any time following the Closing Date, subject to Applicable Laws.
(b)Any Transferred Employee who is terminated by the Surviving Company or Buyer during the one-year period following the Effective Time will be entitled to receive severance pay and other termination benefits from the Surviving Company that are equal to the greater of the following: (A) the severance pay and other termination benefits that such Transferred Employee would have been entitled to had such Transferred Employee’s employment been terminated immediately prior to the Effective Time; (B) the severance pay and other termination benefits that (x) such Transferred Employee is entitled to under the

Buyer’s severance plan or severance pay practice, or (y) if not so entitled, are applicable to similarly situated employees of Buyer or its Subsidiaries; and (C) Applicable Law.
(c)Buyer will, or will cause one of its Affiliates to, credit all service of the Transferred Employees with the Company or any of its Subsidiaries, or any predecessor entity thereto, prior to the Effective Time for purposes of participation, coverage, vesting and level of benefits (including for purposes of calculating accrual rates of paid vacation and sick days and eligibility and vesting) (excluding equity-based compensation, retention and change in control compensation vesting) under all employee benefit plans of Buyer or its Affiliates (collectively, “Buyer Benefit Plans”) in which the Transferred Employees may be eligible to participate after the Effective Time. Buyer will use commercially reasonable efforts to cause such Buyer Benefit Plans to provide credit for any co-payments or deductibles and maximum out-of-pocket payments made by Transferred Employees under the corresponding employee plan during the plan year in which the Closing occurs and waive all pre-existing condition exclusions and waiting periods, other than to the extent of limitations or waiting periods that had not been satisfied under the corresponding employee plan. Buyer will, or will cause the Surviving Company and its Subsidiaries to (i) credit each Transferred Employee an amount of paid vacation and sick leave days following the Closing Date equal to the amount of vacation time and sick leave days each such Transferred Employee had accrued but not used or cashed out as of the Effective Time, and (ii) allow each such Transferred Employee to use such accrued vacation and sick leave days at such times as would have been permitted under the Acquired Companies’ vacation and sick leave policies as in effect immediately prior to the Effective Time. Nothing in this Section 6.02 will result in the duplication of benefits for any Transferred Employee.
(d)The provisions of this Section 6.02 are included for the sole benefit of the parties hereto, and shall not create any right (including any right as a third-party beneficiary) in any other Person, including any Transferred Employee. Nothing in this Section 6.02 shall constitute the establishment of any benefit plan or an amendment or modification to any benefit plan.

Section 6.03.    Obligations of Merger Sub and Surviving Company. Buyer agrees to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. From and after the Effective Time, Buyer agrees to cause the Surviving Company to perform its obligations under this Agreement.

Section 6.04.    Director and Officer Liability. Buyer will cause the Surviving Company, and the Surviving Company hereby agrees, to do the following:
(a)From the Effective Time through the sixth anniversary of the Effective Time, except to the extent prohibited by Applicable Law, the Surviving Company will, and Buyer will cause the Surviving Company to, indemnify and hold harmless the present (as of the Effective Time) and former (as of the Effective Time) officers and directors of the Company and each of its Subsidiaries in respect of any acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by the Delaware Act or any other Applicable Laws and as provided under the certificate of formation, Limited Liability Company Agreement or similar Organizational Documents of the Acquired Companies in effect as of immediately prior to the Effective Time.
(b)From the Effective Time through the sixth anniversary of the Effective Time, except to the extent otherwise required by Applicable Law, Buyer will cause the Organizational Documents of the Surviving Company and its Subsidiaries, or any successor to the Surviving Company or any of its Subsidiaries, to contain provisions that are no less favorable with respect to indemnification, advancement of costs and exculpation of former (as of the Effective Time) or present (as of the Effective Time) directors and officers as are set forth in the applicable Organizational Documents of the Acquired Companies in effect as of immediately prior to the Effective Time.
(c)Prior to the Closing, the Company will obtain, “tail” directors’ and officers’ insurance policies (after providing Buyer with a reasonable opportunity to review such policies), for a claims period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier prior to the Effective Time with respect to directors’ and officers’ liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable to the beneficiaries thereunder as the coverage provided under the Company’s policies existing as of the date hereof. Fifty percent of the cost of the D&O Tail Premium will be borne by Buyer and the remaining fifty percent of the D&O Tail Premium will be borne by the Company and will be included in Transaction Expenses.
(d)If Buyer, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Buyer or the Surviving Company, as the case may be, assume the obligations set forth in this Section 6.04 unless such assumption occurs automatically by operation of Applicable Law.
(e)The rights of each Person subject to indemnification under this Section 6.04 will be in addition to any rights such Person may have under the certificate of incorporation, bylaws or similar Organizational Documents of the Company or any of its Subsidiaries, or under the Delaware Act or any other Applicable Law. These rights will survive consummation of the Merger and are intended to benefit, and will be enforceable by, each such Person.

ARTICLE 7
COVENANTS OF BUYER, MERGER SUB AND THE COMPANY

Section 7.01.    Closing Efforts.
(a)Until the earlier of the Closing and the termination of this Agreement in accordance with Article 9, subject to the terms and conditions of this Agreement, Buyer, Merger Sub and the Company will use their respective commercially reasonable best efforts to take, or cause to be taken, and with respect to Buyer and Merger Sub will cause their respective controlled affiliates to take, all actions and to do, or cause to be done, all things necessary or advisable, and in compliance with Applicable Laws, to cause all conditions to the Closing hereunder to be satisfied and to consummate the Merger and the Contemplated Transactions, including using reasonable best efforts to make all necessary registrations and filings (including filings under the HSR Act and any other Applicable Laws) with any Governmental Authority, and using reasonable best efforts to obtain all necessary waivers, consents and approvals from, and taking all steps to avoid any Proceeding by, any Governmental Authority or other Person. Each of Buyer, Merger Sub and the Company agrees, and the Company agrees to cause each other Acquired Company, to execute and deliver such other documents, certificates, agreements, instruments, conveyances and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement the Merger and the other Contemplated Transactions. Except as otherwise provided in this Agreement, none of Buyer, any of its Affiliates or any Acquired Company, however, will be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval (except for any amounts required to be paid under the terms of any applicable Contractual Obligation, which shall be borne by the Sellers and included in Transaction Expenses).

(b)Each of Buyer, Merger Sub and the Company will use their commercially reasonable best efforts to prepare and file, or, with respect to Buyer and Merger Sub, if applicable, to cause their respective controlled Affiliates to prepare and file, as promptly as practicable (but in any event no later than five Business Days after execution of this Agreement with the appropriate Governmental Authorities, a notification with respect to the Contemplated Transactions pursuant to the HSR Act (which filing shall request early termination of the waiting period under the HSR Act), supply as promptly as practicable all information and documents requested by Governmental Authorities in connection with the HSR Act notification and cooperate with each other in responding to any such request or demand. Each of Buyer, Merger Sub and the Company will furnish to the other and, upon request, to any Governmental Authorities, such information, documents and assistance as is permitted by Applicable Law and requested in connection with the foregoing governmental filings or submissions, including by responding as promptly as practicable to, and complying fully with, any request for additional information or documents under the HSR Act or the Other Regulatory Laws. Buyer, Merger Sub and the Company shall make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Buyer will be responsible for fifty percent of all filing fees required to be paid under the HSR Act and the remaining fifty percent of such filing fees will be borne by the Sellers and will be included in Transaction Expenses.
(c)In furtherance, and not in limitation, of the efforts referred to above in this Section 7.01, if any objections are asserted with respect to the Contemplated Transactions under the HSR Act or the Other Regulatory Laws, or if any Proceeding is instituted (or threatened to be instituted) by the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Authority having competent jurisdiction or any third party challenging the Contemplated Transactions or that would otherwise prohibit or materially impair or materially delay the consummation of such transactions, each party hereto will use commercially reasonable best efforts to cooperate with one another and to resolve any such objection or Proceeding so as to permit the consummation of the Contemplated Transactions as expeditiously as possible.
(d)Notwithstanding and without limiting the foregoing, Buyer agrees to take, and to cause its Affiliates to take, as promptly as possible (and in any event, by no later than the date that is at least two weeks prior the Termination Date), all steps necessary to (i) cause all applicable waiting periods (including any extensions thereof) under the HSR Act to expire or be terminated by the Federal Trade Commission or Antitrust Division of the United States Department of Justice and secure any other approvals or consents required under any Other Regulatory Laws and (ii) otherwise avoid or eliminate as soon as possible every impediment under the HSR Act or the Other Regulatory Laws, in each case, that may be asserted by any Governmental Authority or other third party, so as to enable the parties hereto to as expeditiously as possible consummate the Contemplated Transactions, including by: (A) opposing or defending any action, suit, dispute, litigation, proceeding, hearing, arbitration or claim by or before any Governmental Authority, whether judicial or administrative, whether brought by private parties or Governmental Authorities or officials, challenging this Agreement or the consummation of the Contemplated Transactions; (B) taking any and all actions necessary to ensure that no Governmental Order or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Contemplated Transactions is entered; and (C) taking any and all steps necessary to vacate, lift, reverse, overturn or otherwise remove any Governmental Order including any stay or temporary restraining order, that may be asserted or is in effect that prohibits, prevents or restricts the consummation of the Merger or any of the other Contemplated Transactions, in each case, as expeditiously as possible. The required actions by Buyer hereunder will include, without limitation, (u) committing to and/or effecting, by consent decree, hold separate order or otherwise, the sale or disposition of any assets, securities, facilities or other properties; (v) terminating, amending or assigning existing relationships and contractual rights and obligations; (w) amending, assigning or terminating existing licenses or other agreements; (x) entering into new contracts, licenses, other agreements or other obligations; (y) otherwise taking or committing to take actions that after the Closing Date would limit Buyer’s or its

Affiliates’ (including, following the Closing, the Surviving Company’s and its Subsidiaries’) freedom of action with respect to, or its ability to retain or control, one or more of the businesses, product lines, rights or assets of Buyer and its Affiliates (including, following the Closing, the Surviving Company and its Subsidiaries) or any interest therein, and (z) making one or more bona fide offers to such any Governmental Authority to take the foregoing actions at a level sufficient to address the concerns of such Governmental Authority. For the avoidance of doubt, the Company shall not, and no Subsidiary of the Company shall, be required to take any action set forth in this Section 7.01 to satisfy the efforts standard set forth in this Section 7.01.
(e)Each of Buyer and its Affiliates, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in this Section 7.01, cooperate with one another and use reasonable best efforts to obtain all requisite approvals and authorizations for the Contemplated Transactions under the HSR Act or the Other Regulatory Laws. To the extent permissible under Applicable Law, each party shall provide to the other parties copies of all correspondence between it (or its advisors) and any Governmental Authority relating to any of the matters described in this Section 7.01. Each of the parties shall promptly inform the other of any substantive oral communication with, and provide copies of any written communications with, any Governmental Authority regarding any such filings or any such transaction, in each case, unless prohibited by Applicable Law or reasonable request of any Governmental Authority. No party shall independently participate in any meeting or substantive conference call with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other parties prior notice of the meeting or substantive conference call and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. To the extent permissible under Applicable Laws, the parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings under the HSR Act or any other Applicable Laws relating to antitrust, competition or trade regulation; provided, that such materials may be redacted as necessary to comply with Applicable Laws. The parties may, as they deem advisable, designate any competitively sensitive materials provided to the other under this Section 7.01 as “legal counsel only.” Such materials and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to any other Representatives of the recipient without the advance written consent of the party providing such materials.
(f)From the date of this Agreement until the Closing or earlier termination of this Agreement, none of Buyer, Merger Sub, the Company, nor any of their respective Affiliates shall take any action that would reasonably be expected to impose any delay in obtaining, or increase the risk of not obtaining, any consent to any Governmental Order necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period.

Section 7.02.    Public Announcements. Prior to the Closing, without the consent of the other, which consent will not be unreasonably withheld, delayed or conditioned, none of the Company, the Sellers’ Representative, any of the Sellers or Buyer will issue or make prior to the Closing, any press releases, public announcement, public disclosure and/or filings (including to employees, customers and suppliers of the Acquired Companies) with respect to this Agreement or the Contemplated Transactions, except: (i) for filings or disclosures required by Applicable Laws (including filings pursuant to Section 7.01) (provided, however, to the extent permitted by Applicable Laws and reasonably practicable, the party required to make any such filing or disclosure (in each case if in writing) will have afforded the other parties hereto, for a reasonable period prior to the making of such filing, a reasonable opportunity to review the intended form and substance of such filing (provided that, for the avoidance of doubt, such reviewing party shall not have any consent or approval rights with respect to any such disclosure or filing)); and (ii) Buyer and/or any direct or indirect parent or Affiliate of Buyer shall be permitted to make such press releases, public announcement, public disclosure and/or filings (including with the United States Securities and Exchange Commission) [(provided, however, Buyer will have afforded the other parties, for a reasonable period prior to the making of such release, announcement, disclosure or filing (in each case if in writing), a reasonable opportunity to review the intended form and substance of such release, announcement, disclosure or filing (provided that, for the avoidance of doubt, such reviewing party shall not have any consent or approval rights with respect to any such release, announcement, disclosure or filing)) and/or provide or participate in interviews (whether for articles, television, radio, podcasts or otherwise) and/or make other media appearances (x) as may be required under any Applicable Laws, (y) as otherwise consistent with past practices of Buyer and/or any direct or indirect parent or Affiliate of Buyer, or (z) in the case of interviews and/or other media appearances, which Buyer and/or any direct or indirect parent or Affiliate of Buyer has discussed with the Chief Executive Officer of the Company prior to such interview or other media appearance. Notwithstanding anything to the contrary herein, the parties hereto acknowledge that Buyer and/or a direct or indirect parent or Affiliate of Buyer shall be permitted to file this Agreement with the United States Securities and Exchange Commission and make disclosures regarding this Agreement and the Contemplated Transactions pursuant to filings with United States Securities and Exchange Commission. No public disclosure of the identities of the Sellers will be made by the Company or Buyer or any of their respective Subsidiaries prior to, at or after the Closing, without the consent of the Sellers’ Representative, except to the extent required by Applicable Laws or otherwise as a result of the filing of this Agreement with the United States Securities and Exchange Commission or any other Governmental Authority; provided, however, that to the extent permitted by Applicable Laws and reasonably practicable, the party required to make any such disclosure will have afforded the Sellers’ Representative, for a reasonable period prior to the making of such disclosure, a reasonable opportunity to review the intended form and substance of such disclosure (provided that, for the avoidance of doubt, such reviewing party shall not have any consent or approval rights with respect to any such disclosure). From and after the Closing, none of the Sellers’ Representative or the Sellers will issue or make, prior to the Closing, any press releases, public announcement, public disclosure and/or filings (including to employees, customers and suppliers of the Acquired Companies) with respect to this Agreement or the Contemplated Transactions, except for filings or disclosures required by Applicable Laws (including filings pursuant to Section 7.01); provided, however, that to the extent permitted by Applicable Laws and reasonably practicable, the party required to make any such filing or disclosure will have afforded Buyer, for a reasonable period prior to the making of such filing, a reasonable opportunity to review the intended form and substance of such filing (provided that, for the avoidance of doubt, such reviewing party shall not have any consent or approval rights with respect to any such disclosure or filing).

Section 7.03.    Tax Matters.
(a)Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes (excluding, for the avoidance of doubt, Income Taxes) and fees (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with any transactions contemplated by this Agreement, if any, fifty percent of which shall be borne by Buyer, and fifty percent of which shall be borne by the Sellers and included as Transaction Expenses, whether levied on Buyer, Merger Sub, any Acquired Company, the Surviving Company, any Subsidiary or any Seller, and Buyer shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes.
(b)Cooperation. The Sellers’ Representative, the Company and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents and auditors reasonably to cooperate, in (i) preparing and filing all Tax Returns of the Surviving Company and the Subsidiaries, including maintaining and making available to each other all records necessary in connection with Taxes; (ii) resolving all disputes and audits with respect to all Tax periods relating to Taxes; and (iii)

providing timely notice to each other in writing of any pending or threatened Tax audits or assessments for all Tax periods for which the other may have a liability under this Agreement.
(c)Termination of Partnership and Agreed Tax Treatment. The Contemplated Transactions will result in the “termination” of the Company as a partnership for Income Tax purposes in accordance with Situation 2 of Revenue Ruling 99-6, 1999-1 CB 432(the “Agreed Tax Treatment”). The Surviving Company and Buyer will report the Contemplated Transactions consistent with the foregoing and will not take, or cause the Company or the Surviving Company to take, any position on any Tax Return or in any tax proceeding that is inconsistent with the Agreed Tax Treatment except as required by Applicable Law or otherwise required by a “determination” (as defined in Section 1313(a) of the Code or any comparable provision of foreign, state or local Law) by a Governmental Authority.
(d)Tax Filings.
(i)The Sellers’ Representative shall, at the Sellers’ expense, prepare and file or cause to be prepared and filed all Pass-Through Tax Returns that are required to be filed by or with respect to the Company, the Surviving Company or any Subsidiary thereof for any Pre-Closing Tax Period (other than a Straddle Period) which are first due (taking into account any applicable extensions) after the Closing in a manner consistent with the Acquired Companies’ past practice, except as otherwise required by applicable Law, and in accordance with the provisions of this Agreement. The Sellers’ Representative shall provide each such Pass-Through Tax Return to the Buyer for review and comment no later than 30 days before the due date of such Pass-Through Tax Return; provided, however, if the Sellers’ Representative shall fail to provide any such Pass-Through Tax Return to the Buyer as set forth in this Section 7.03(d)(i), the Buyer may prepare and file such Pass-Through Tax Return at the Sellers’ expense. If the Sellers’ Representative and the Buyer are unable to resolve any dispute regarding such Tax Return 15 days after the Sellers’ Representative submits such Tax Return to the Buyer, the dispute shall be resolved by the Accounting Firm in accordance with the dispute resolution mechanism set forth in Section 2.09(d). To the extent such an election is not already in effect, the Sellers’ Representative shall make an effective election on the Pass-Through Tax Returns for the Pre-Closing Tax Period that includes the Closing Date under Section 754 of the Code (or any comparable provision of foreign, state, or local Law).
(ii)The Buyer shall cause the Surviving Company to prepare and file all Tax Returns (excluding any Pass-Through Tax Return described in Section 7.03(d)(i)) of the Surviving Company and its Subsidiaries which are first due (taking into account any applicable extensions) after the Closing that relate to a Tax period beginning before the Closing Date. Each such Tax Return shall be prepared in a manner consistent with the Acquired Companies’ past practice unless otherwise required by Applicable Law. The Buyer shall provide each such Tax Return that is an Income Tax Return to the Sellers’ Representative for review and comment no later than 30 days before the due date of such Tax Return. If the Sellers’ Representative and the Buyer are unable to resolve any dispute regarding such Tax Return fifteen (15) days after the Buyer submits such Tax Return to the Sellers’ Representative, the dispute shall be resolved by the Accounting Firm in accordance with the dispute resolution mechanism set forth in Section 2.09(d). In the case of any non-Income Tax Returns that include an amount for which Buyer makes an indemnification claim against the Sellers pursuant to the terms of this Agreement, Buyer shall provide the Sellers’ Representative such non-Income Tax Return in connection with such indemnification claim and the fact that Taxes were reflected as due on any such non-Income Tax Return shall not be dispositive for purposes of determining whether the Sellers have an indemnification obligation with respect to such Taxes under this Agreement.
(iii)For all purposes under this Agreement, in the case of any Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the end of the

Closing Date shall (i) in the case of any ad valorem or similar Taxes imposed on a periodic basis with respect to the assets of the Acquired Companies, be deemed to be the amount of such Tax for such entire Straddle Period multiplied by a fraction the numerator of which is the number of days in such Straddle Period ending on the end of the Closing Date and the denominator of which is the number of days in such entire Straddle Period and (ii) in the case of any Tax not described in clause (i) above, be deemed equal to the amount which would be payable if such relevant Straddle Period ended on the end of the Closing Date.
(e)Tax Proceedings. In the event of any audit, assessment, examination, claim or other controversy or proceeding relating in whole or in part to Pass-Through Tax Returns of the Company or its Subsidiaries for a Pre-Closing Tax Period or which could otherwise affect the Tax liabilities of the Sellers (a “Tax Proceeding”), Buyer shall inform the Sellers’ Representative of such Tax Proceeding as soon as possible but in any event within ten (10) days after the receipt by Buyer of notice thereof, including any “notice of selection for examination” within the meaning of Treasury Regulations Section 301.9100-22; provided, however, that the failure to give such prompt notice shall not affect the Sellers’ indemnification obligations under this Agreement except to the extent the Sellers are materially prejudiced thereby. The Sellers’ Representative shall have the right, at the Sellers’ expense, to elect to represent the interests of the Acquired Companies in any Tax Proceeding (other than a Tax Proceeding for a Straddle Period); provided that, (i) the Sellers’ Representative provides such written notice within ten (10) days after receiving notification from Buyer pursuant to this Section of the assertion of such Tax Proceeding, (ii) the defense of such Tax Proceeding can be conducted separately from the defense of any proceedings not subject to this Section 7.03(d), (iii)  Sellers’ Representative shall make a “push out” election under Section 6226 of the Code (and any comparable provision of state and local Tax Law) in connection with such Tax Proceeding to the extent available, and (iv) the Sellers’ Representative shall not, without Buyer’s prior written consent (not to be unreasonably withheld, conditioned, or delayed), agree to any settlement with respect to any Tax if such settlement could adversely affect any Tax liability of Buyer or any Affiliate of Buyer (including following the Closing, for the avoidance of doubt, the Acquired Companies). If the Sellers’ Representative assumes such defense, the Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Sellers’ Representative. Buyer shall control all other audit, assessment, examination, claim or other controversy or proceeding with respect to any Tax liability of the Acquired Companies; provided, however, that in the case of any Tax Proceeding in which the Sellers’ Representative does not represent the interests of the Acquired Companies pursuant to the foregoing, Sellers’ Representative will have the right (but not the duty), at the Sellers’ expense, to participate with its own separate counsel in the defense of such Tax Proceeding and Buyer will not settle any Tax Proceeding or otherwise enter into any contractual obligation with any Governmental Authority with respect to the subject of such Tax Proceeding without the written consent of Sellers’ Representative, such consent not to be unreasonably withheld, conditioned, or delayed. If the Tax Proceeding relates to a Tax period to which the Partnership Audit Rules do not apply, but for which an election is available under Applicable Law to cause the Partnership Audit Rules to apply to such Tax period, including an election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015, P.L. 114-74, Treasury Regulations Section 301.9100-22, or any similar or successor provision of Applicable Law in any jurisdiction, then the Surviving Company (and the party conducting a Tax Proceeding) shall not, and shall not cause any applicable Subsidiary to elect for the Partnership Audit Rules to apply to such Tax period.
(f)Certain Other Tax Matters. Unless first consented to in writing by the Sellers’ Representative or otherwise required by Applicable Laws, Buyer shall not, and shall cause the Surviving Company and its Subsidiaries not to, (i) file any amended Tax Returns (including information returns relating to Income Taxes) of the Surviving Company or its Subsidiaries for any Tax period beginning before the Closing Date if such Tax Returns are Pass-Through Tax Returns or such amendment would result in an increase in Seller Taxes, (ii) except with respect to S&U Taxes, initiate or enter into any voluntary disclosure agreement or program with any Taxing Authority with respect to any Pass-Through Tax Returns or Seller Taxes, (iii) file an administrative adjustment request under Section 6227(a) of the Code, or any similar or successor provision of the Partnership Audit Rules or other Applicable Law for the Surviving Company or its Subsidiaries in any jurisdiction, in respect of any Tax period beginning before the Closing Date, (iv) except in connection with the preparation of any Tax Return pursuant to and in compliance with Section 7.03(d) make or change any Tax election of any Acquired Company that has retroactive effect to any Tax period beginning before the Closing Date, or (v) make any election under Section 336 or 338 of the Code with respect to any Acquired Company.
(g)Tax Refunds.
(i)The Sellers shall be entitled to the amount of any Tax refunds (or any Tax credits received in lieu thereof) that are actually received in respect of Seller Taxes paid on or before the Closing Date or by the Sellers including pursuant to this Agreement by Buyer, any Acquired Company, or any of their respective Affiliates after the Closing (other than refunds or credits resulting solely from a carryback of any net operating loss arising in a Tax period (or portion thereof) ending after the Closing Date, in each case, excluding any Tax refunds or credits to the extent such Tax refunds or credits (A) actually reduced the final calculation of the Closing Debt Amount or are included in the final calculation of the Closing Working Capital or (B) are subject to a payment obligation to another person in effect prior to the Closing, and net of any Taxes and reasonable out-of-pocket expenses incurred in connection with obtaining such Tax refunds (or credits) (any such Tax refund or credit, a “Tax Refund”).
(ii)Buyer shall promptly pay, or cause to be paid, over to the Seller Representative (for the benefit of the Sellers), by wire transfer of immediately available funds, any such amounts that Sellers are entitled to pursuant to this Section 7.03(g) within ten (10) Business Days after the actual filing of the Income Tax Return of the receipt of such Tax Refund (or with respect to any Tax Refund that is a Tax credit received in lieu of a Tax refund, on the filing of the applicable Tax Return). Buyer, the Sellers and each of their respective Affiliates shall treat any payment made pursuant to this Section 7.09(c) as a purchase price adjustment for applicable Income Tax purposes unless otherwise required by applicable Law. Notwithstanding the foregoing, in the event it is subsequently determined by a Taxing Authority that any credit, refund or recovery of any Taxes described in this Section 7.03(g) for which the Buyer made a payment to the Sellers’ Representative was improperly obtained (each, a “Disallowed Tax Benefit”), such Disallowed Tax Benefit shall be a Seller Tax within the meaning of clause (f) of the definition thereof.
(iii)Buyer and each Acquired Company shall, at the Sellers’ Representative’s expense, use commercially reasonable efforts to promptly obtain (or cause to be obtained) any reasonably available Tax Refund. Buyer will cause the Acquired Companies not to waive the carryback of any net operating loss (or similar Tax asset) with respect to a loss arising in a taxable period or portion thereof ending on or prior to the Closing Date. Upon the written request of the Seller Representative, Buyer and the Acquired Companies shall permit the Seller Representative to control the conduct of any filing or proceeding in respect of any reasonably available Tax Refunds, at the expense of the Seller Representative.
(iv)Upon receipt of a reasonable written request from the Seller Representative, Buyer shall provide the Seller Representative with a calculation and supporting work papers setting forth the computation of any Tax Refunds.

Section 7.04.    Confidentiality. The terms of the confidentiality agreement, dated as of November 1, 2019, between the Company and Compass Group Management LLC (the “Confidentiality Agreement”) are hereby incorporated by reference and will continue in full force and effect until the Closing, at which time such Confidentiality Agreement will terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect as provided in Section 9.02 in accordance with its terms. Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, in the event of a conflict between this Agreement and Section 8 of the Confidentiality Agreement, this Agreement shall govern and control and supersede the conflicting provisions in Section 8 of the Confidentiality Agreement.

Section 7.05.    Exclusive Dealing. Each party hereto agrees that during the period from the date hereof through the Closing or the earlier termination of this Agreement in accordance with Article 9, none of the Company or its Subsidiaries or the Sellers’ Representative or the Sellers that execute and deliver to the Buyer Indemnification Agreements on the date hereof and their respective controlled Affiliates shall, and each of the foregoing Persons shall use reasonable efforts to cause their respective officers, directors, managers, employees, agents, consultants, advisors or other representatives not to, directly or indirectly, (a) solicit, initiate, induce, encourage, facilitate the making, submission or announcement of any proposals, offers or inquiries from any Person with respect to, or enter into negotiations or any agreement relating to an Acquisition Transaction (an “Acquisition Proposal”) or take any action that would reasonably be expected to lead to an Acquisition Proposal, with any Person, in any case other than Buyer or any of its Affiliates, (b) furnish any information regarding the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest in a merger, consolidation or other business combination involving any Ownership Interest in, or a material portion of the assets of, any of the Acquired Companies, other than in connection with the transactions contemplated by this Agreement, that would reasonably be expected to lead to an Acquisition Proposal, (c) engage in any discussions or negotiations with any Person with respect to an Acquisition Transaction or Acquisition Proposal, (d) approve, endorse or recommend any Acquisition Proposal, or (e) enter into any commitment, understanding, term sheet, letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the generality of the foregoing, any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by (i) any of the Acquired Companies, (ii) the Sellers’ Representative or (iii) any of the Sellers that execute and deliver to the Buyer Indemnification Agreements on the date hereof and any of their respective controlled Affiliates shall be deemed to constitute a breach of this Section 7.05 by the Company. Promptly following the execution and delivery of this Agreement, the Company shall cause the other Acquired Companies and its and their Affiliates and their respective directors, managers, officers, employees, agents, consultants, advisors and other representatives to, immediately cease and cause to be terminated any existing discussions with any Person (other than Buyer or any of its Affiliates) that relate to any Acquisition Proposal or potential Acquisition Proposal.

ARTICLE 8
CONDITIONS TO THE MERGER

Section 8.01.    Conditions to Obligations of the Parties. The obligations of each of the parties hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver in writing, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived in writing at the option of the Sellers’ Representative (on behalf of itself and the Sellers and the Company) and Buyer:
(a)the Member Approval will have been duly obtained and shall remain in full force and effect and shall not have been revoked or repudiated by any Member party thereto;
(b)any applicable waiting period under the HSR Act relating to the Contemplated Transactions will have expired or been terminated;

(c)no Governmental Order or Applicable Law shall exist which would prohibit, prevent, restrain or otherwise impede the consummation of the Merger; and
(d)Buyer will have received each of the items required to be delivered in accordance with Section 2.02(b) (other than pursuant to Section 2.02(b)(vi)).

Section 8.02.    Conditions to Obligation of Buyer and Merger Sub. The obligation of Buyer and Merger Sub to consummate the Merger is subject to the satisfaction as of the Closing or waiver in writing by Buyer of the following further conditions:
(a)(i) each of the Fundamental Representations is and will be true and correct in all but de minimis respects at and as of the date hereof and at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time; and (ii) other than with respect to the Fundamental Representations, each of the representations and warranties of the Company set forth in ARTICLE 3 of this Agreement (without giving effect to any “material,” “materiality,” “Material Adverse Effect” or similar qualification contained in such representations or warranties; provided, however, that the word “Material” in the defined terms “Material Customer” and “Material Supplier”, and the qualification as to Material Adverse Effect contained in Section 3.06(a), will not be so disregarded) will be true and correct in all respects at and as of date hereof and at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time, except in the case of clause (ii) above, for such failures to be true and correct as would not have, in the aggregate, a Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period will be true and correct (in the manner set forth in clauses (i) or (ii) above, as applicable) only as of such date or period;
(b)the Company will have performed in all material respects all of its covenants and agreements hereunder required to be performed by it at or prior to the Effective Time;
(c)there shall not have occurred after the date hereof any change, effect, event, occurrence, condition, circumstance, state of facts or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect which is continuing;
(d)each of the following agreements delivered at or prior to the Closing shall remain in full force and effect and no party thereto (other than Buyer) shall have sought to revoke, terminate or repudiate such agreement: the Non-Competition Agreements, the Non-Solicitation Agreements, the Rollover Agreement, the Securities Purchase Agreement, and the Indemnification Agreements;
(e)Buyer will have received a certificate signed by an authorized officer of the Company to the effect that the conditions in Section 8.02(a) and Section 8.02(b) have been satisfied; and
(f)the Company will have received each of the items required to be delivered by Buyer in accordance with Sections 2.02(c).

Section 8.03.    Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction as of the Closing or waiver in writing by the Sellers’ Representative of the following further conditions:
(a)each of the representations and warranties of Buyer and Merger Sub set forth in ARTICLE 4 is and will be true and correct (without giving effect to without giving effect to any “material,” “materiality,” “Material Adverse Effect” or similar qualification contained in such representations or warranties) at and as of the date hereof and at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time, except for such failures to be true and correct as would not have, in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement; provided, however, that representations and warranties that are made as of a particular date or period will be true and correct only as of such date or period;
(b)Buyer and Merger Sub will have performed in all material respects all of their respective covenants and agreements hereunder required to be performed by each of them at or prior to the Effective Time; and
(c)the Company will have received a certificate signed by an appropriate representative of Buyer and Merger Sub to the effect that the conditions in Section 8.03(a) and Section 8.3(b) have been satisfied.

ARTICLE 9
CONTRACT TERMINATION

Section 9.01.    Grounds for Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Closing only as provided below:
(a)by mutual written agreement of the Company and Buyer;
(b)by the Buyer or the Company if the Closing has not occurred on or before 5:00 p.m. New York time on June 6, 2020 Note to Sellers: Termination Date to be 90 days after the date of this Agreement., which date may be extended from time to time by mutual written consent of Buyer and the Company (such date, as so extended from time to time, the “Termination Date”); provided, however, that neither party may terminate this Agreement pursuant to this Section 9.01(b) if such party’s (or, if the Company is the terminating party, the Company’s or Sellers’ Representative) material breach of this Agreement is the primary cause of the failure to the consummation of the Closing on or prior to the Termination Date;
(c)by either the Company or Buyer if (i) there shall be any Applicable Laws or Proceeding by any Governmental Authority, in each case, that would make illegal the consummation of the transactions contemplated by this Agreement or (ii) a Governmental Authority shall have enacted, issued, promulgated or entered a Governmental Order or taken any other action prohibiting, enjoining or otherwise restraining the consummation of the transactions contemplated by this Agreement and such Governmental Order or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to the party seeking to terminate whose material breach of this Agreement is the primary cause of the imposition of such Governmental Order or action or the failure of such Governmental Order or action to be resisted, resolved or lifted, as applicable;
(d)by Buyer if either: (i) there has been a breach of or inaccuracy in any representation or warranty of the Company contained in ARTICLE 3 of this Agreement; or (ii) the Company has breached or violated any covenant or agreement contained in this Agreement, in each case, which breach, inaccuracy or violation: (A) would or would reasonably be expected to result in the failure to satisfy a condition set forth in Section 8.01 or Section 8.02; and (B) cannot be or has not been cured by the earlier of: (i) the date which is 20 calendar days after Buyer notifies the Company in writing of such breach, inaccuracy or violation, and (ii) the Termination Date; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 9.01(d) at any time during which Buyer is in material breach of this Agreement which such material breach would prevent the satisfaction of or result in the failure of any condition to Closing set forth in Section 8.01 or Section 8.03;

(e)by the Company if either: (i) there has been a breach of or inaccuracy in any representation or warranty of Buyer or Merger Sub contained in ARTICLE 4 of this Agreement; or (ii) Buyer or Merger Sub has breached or violated any covenant or agreement contained in this Agreement, in each case, which breach, inaccuracy or violation: (A) would or would reasonably be expected to result in the failure to satisfy a condition set forth in Section 8.01 or Section 8.03 and (B) cannot be or has not been cured by the earlier of: (i) the date which is 20 calendar days after the Company notifies Buyer in writing of such breach, accuracy or violation, and (ii) the Termination Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.01(e) at any time during which the Company or the Sellers’ Representative is in material breach of this Agreement which such material breach would prevent the satisfaction of or result in the failure of any condition to Closing set forth in Section 8.01 or Section 8.02;
(f)by Buyer if the Member Approval is not obtained within 24 hours of the entry of this Agreement (provided, however, that Buyer may not terminate this Agreement pursuant to this Section 9.01(f) after the Member Approval has been obtained); or
(g)by the Company if, after April 1, 2020, (i) all of the conditions in Section 8.01 and Section 8.03 (other than those conditions that by their nature are to be satisfied as of the Closing, all of which shall have been capable of being satisfied on the date the Closing should have occurred pursuant to Section 2.02) have been satisfied or waived, (ii) the Company has irrevocably confirmed to Buyer in writing that all of the conditions to Closing set forth in Section 8.01 and Section 8.02 have been satisfied or will be waived by the Company and that the Company is ready, willing and able to consummate the Closing, (iii) Buyer has failed to consummate the Closing on the date on which the Closing should have occurred pursuant to Section 2.02(a).
Each of Buyer and the Company desiring to terminate this Agreement pursuant to clauses (b), (c), (d), (e), (f) or (g) above will give notice of such termination to the other party.
Section 9.02.    Effect of Termination.
(a)If this Agreement is validly terminated as permitted by ARTICLE 9, the provisions of this Agreement shall immediately become void and of no further force or effect and there shall be no Liability on the party of any party hereto under this Agreement, except that the rights and obligations of the parties under ARTICLE 1 (Definitions), Section 7.03(b) (Confidentiality), this Section 9.02 (Effect of Termination) and ARTICLE 11 (Miscellaneous), will survive any termination hereof pursuant to ARTICLE 9 and except that nothing in this Section 9.02 shall relieve any party hereto from any Liability for any willful material breach of this Agreement by such Party prior to such termination.
(b)Nothing in this Section 9.02 shall limit the right of any party hereto to bring or maintain any Action (i) for injunction, specific enforcement of the obligations of Buyer, the Company, any Seller or any other party under this Agreement or any of the other Transaction Documents, or other equitable relief as provided in Section 10.09 or in the Transaction Documents, as applicable or (ii) arising out of or in connection with any breach of the Confidentiality Agreement. Notwithstanding anything to the contrary contained in this Agreement, if an award of damages is sought against any party hereto for any alleged breach of this Agreement by such party occurring prior to the Closing, the parties agree that any such award of damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the party (and, in the case of the Company, lost by the Sellers) seeking such award (i.e., expectancy damages) if a court of competent jurisdiction in accordance with Section 11.07 determines appropriate under Applicable Law and, if so determined by such a court, shall be recoverable by Buyer, or by the Company on behalf of the Sellers, as applicable.

ARTICLE 10
INDEMNIFICATION

Section 10.01.     Survival
(a)Notwithstanding any statute of limitations that might otherwise apply under Applicable Law: (i) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto (other than the Fundamental Representations) will terminate effective as of the Closing; (ii) each of the Fundamental Representations contained in this Agreement shall survive the Closing and shall remain in full force and effect until 11:59 p.m. Central time on the fourth anniversary of the Closing Date; (iii) the covenants and agreements contained in this Agreement that are required to be performed in full prior to the Closing shall survive the Closing and shall remain in full force and effect until 11:59 p.m. Central time on the date that is fifteen months after the Closing Date; and (iv) the covenants and agreements contained in this Agreement that are required to be performed in whole or in part after the Closing shall survive the Closing until fully performed in accordance with their respective terms. Subject to the following sentence and except to the extent otherwise provided herein, no claim for breach of representation or warranty or covenant may be brought by any Indemnified Party after the expiration of the applicable survival period set forth herein. Notwithstanding the foregoing or anything to the contrary in this Agreement, (a) if an indemnification claim is made prior to the expiration of the applicable survival period in accordance with the terms of this Article 10, then (notwithstanding any statute of limitations that might otherwise apply under Applicable Laws) such applicable representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved in accordance with the terms of this Agreement, (b) none of the representations, warranties, covenants or agreements, or any Indemnified Party’s right to indemnification or other remedies with respect thereto, shall be affected or deemed waived by reason of any examination or investigation by or on behalf of, or knowledge of, any Person or any of its Affiliates, and (c) none of the survival periods, termination dates or limitations contained in this Article 10 shall apply to any claims relating to Fraud. Notwithstanding anything to the contrary in this Agreement, nothing in this Article 10 shall limit or otherwise affect in any manner Buyer’s and/or any other Buyer Indemnified Party’s rights under the R&W Policy or the Excess Coverage Policy.

Section 10.02. Seller Indemnification.
(a)Subject to the other terms and conditions of this Agreement, each Seller shall, jointly and severally, on a pro rata basis in accordance with such Seller’s Pro Rata Portion and solely from the Indemnity Escrow Account, as applicable, from and after the Closing, hold harmless, defend and indemnify each Buyer Indemnified Party from and against any and all Losses arising out of or resulting from:
(i)the inaccuracy in or breach of any of the Fundamental Representations;
(ii)(A) the breach of or failure to perform any covenant or agreement of the Company contained in this Agreement that occurs prior to the Closing or (B) the breach of or failure to perform any covenant or agreement of the Sellers’ Representative contained in this Agreement;
(iii)any Seller Taxes (other than with respect to S&U Taxes);
(iv)the amount of any Closing Debt Amount that was not taken into account in calculating the Aggregate Closing Merger Consideration as finally determined pursuant to Section 2.09,
(v)the amount of any Closing Transaction Expenses Amount that was not taken into account in calculating the Aggregate Closing Merger Consideration as finally determined pursuant to Section 2.09;

(vi)(A) any inaccuracy, errors or omissions in the Payment Allocation Schedule or any Additional Consideration Allocation Schedule, (B) any claim, demand or other Proceeding by any current or former holder of any Ownership Interest of any of the Acquired Companies (including any Seller) (including any claims, demands or other Proceedings relating to any payments that are made in accordance with the Payment Allocation Schedule or any Additional Consideration Allocation Schedule or the instructions of or allocations or distributions by the Sellers’ Representative) or any other Person (x) entitled (or claiming to be entitled) to any payment or amounts arising out of or in connection with this Agreement or the Contemplated Transactions in respect of any Ownership Interest of any of the Acquired Companies or any payment (other than the payment to the Sellers, in each case, in accordance with the provisions of this Agreement and the Payment Allocation Schedule or any Additional Consideration Allocation Schedule, as applicable), or (y) relating to any instruction, action or omission of the Sellers’ Representative at any time in connection with this Agreement or the Contemplated Transactions, or (C) any claim, demand or other Proceeding by any Person arising out of or relating to deferred purchase price, holdback, earn-out, performance bonus or other contingent payment arrangement (including obligations for payments or issuances of units, options or other equity interests) arising out of or relating to any acquisition of any assets, business or other Person, business combination or similar transactions (including arising out of or relating to any Contractual Obligations listed or required to be listed on subsections (ix) and (x) of Schedule 3.14(a)); and
(vii)the payment of any “parachute payments” or “excess parachute payments” within the meaning of Section 280G of the Code in connection with the Contemplated Transactions, to the extent any such payments are paid by the Company or any of its Affiliates at or prior to the Closing or any Seller or any of their respective Affiliates, including, without limitation, any loss of Tax deductions relating thereto and any Tax penalties imposed due to the failure to correctly report any such payments or withhold in connection with the payment of any such payments.
(b)In addition to, and without limitation to, each Indemnification Agreement Party’s obligations pursuant to Section 10.02(a), each Indemnification Agreement Party shall, severally and not jointly (on a pro rata basis in accordance with such Person’s Indemnification Percentage), from and after the Closing, hold harmless, defend and indemnify each Buyer Indemnified Party from and against any and all Losses arising out of or resulting from the inaccuracy in or breach of any of the Fundamental Representations, to the extent such Losses in the aggregate exceed the Excess Coverage Limit.
(c)For purposes of this Article 10 (including for purposes of determining whether a representation or warranty has been breached and the amount of Losses subject to indemnification), the representations and warranties of the Company shall be deemed to not be qualified by, and shall be interpreted without giving effect to, any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect.”
(d)The Buyer Indemnified Parties shall be third party beneficiaries for purposes of this Section 10.02 and shall have the right to enforce the provisions hereof.

Section 10.03. Buyer Indemnification.
(a)Subject to the other terms and conditions of this Agreement, from and after the Closing, the Sellers and their successors, assigns, heirs, affiliates, officers, directors and representatives (each a “Seller Indemnified Party”) shall be held harmless, defended and indemnified by Buyer from and against any and all Losses arising out of or resulting from (i) the inaccuracy in or breach of any representation or warranty of Buyer or Merger Sub contained in this Agreement or in the certificate delivered pursuant to Section 8.03(c)

and (ii)(A) the breach of or failure to perform any covenant or agreement of Buyer or Merger Sub contained in this Agreement or (B) the breach of or failure to perform after the Closing any covenant or agreement of the Surviving Company contained in this Agreement that is to be performed after the Closing.
(b)The Sellers shall be third party beneficiaries for purposes of this Section 10.03 and shall have the right to enforce the provisions hereof.

Section 10.04. Certain Limitations.
(a)Notwithstanding anything to the contrary in this Article 10, (i) the indemnification obligations of each Seller for Losses for indemnification claims pursuant to Section 10.02(a) shall not exceed such Seller’s Pro Rata Portion of the Indemnity Escrow Account (each, such Seller’s “General Indemnity Cap”), and (ii) the indemnification obligations of each Indemnification Agreement Party for Losses for indemnification claims pursuant to Section 10.02(b) shall not exceed such Seller’s Indemnification Percentage of the Additional Indemnity Coverage Amount (each, such Seller’s “Excess Indemnity Cap”); provided, however, that none of the foregoing limitations shall apply to or otherwise limit any claims relating to Fraud.
(b)Losses Net of Insurance Proceeds and Other Third Party Recoveries.
(i)The amount of any Losses recoverable by the Buyer Indemnified Parties pursuant to Section 10.02 shall be calculated net of (A) any third party insurance proceeds (including under the R&W Policy but excluding the Excess Coverage Policy) actually received by the Buyer Indemnified Parties on account of such Losses, net of the aggregate amount of all costs and expenses (including reasonable attorneys’ fees and expenses) of recovery or collection, including any deductibles, retentions or similar costs or payments and any increases in premiums (collectively, “Recovery Costs”), and (B) any indemnification payments made by any third party to, and actually received by, the Buyer Indemnified Parties on account of such Losses, net of any Recovery Costs. Buyer shall use its commercially reasonable efforts to seek recovery under all third party insurance policies (including under the R&W Policy but not under the Excess Coverage Policy) covering any Losses to the same extent as they would if such Losses were not subject to indemnification hereunder (but, for the avoidance of doubt, only after the amount of any deductibles, retentions or similar costs have been satisfied and only to the extent such policies cover such Losses); provided, however, that, notwithstanding anything to the contrary herein, (x) the Buyer Indemnified Parties shall not be required to seek recovery under the R&W Policy or the Excess Coverage Policy with respect to any claims for Losses relating to Fraud, and (y) the Buyer Indemnified Parties shall not be required to file or bring a lawsuit, arbitration or other action or Proceeding with respect to any insurance policy or third party. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Buyer Indemnified Parties shall be entitled to seek indemnification under this Article 10 concurrently with seeking recovery from any third party insurance policies (including the R&W Policy and the Excess Coverage Policy) or other third party. In the event that an insurance recovery under a third party insurance policy is actually received by the Buyer Indemnified Parties with respect to any Losses for which the Buyer Indemnified Parties have been indemnified hereunder, then a refund shall be made to the applicable Sellers in accordance with Section 10.04(b)(ii) by the Buyer Indemnified Parties in an amount equal to (such amount, the “Insurance Refund Amount”) the lesser of (i) the aggregate amount of such insurance recovery actually received by the Buyer Indemnified Parties, net of any Recovery Costs, and (ii) the amount of the indemnification payment previously received by the Buyer Indemnified Parties pursuant to Section 10.02 with respect to such Losses. In the event that a third party indemnity payment is actually received by the Buyer Indemnified Parties with respect to any Losses for which the Buyer Indemnified Parties have been indemnified hereunder, then a refund shall be made to the applicable Sellers in accordance with Section 10.04(b)(ii) by the Buyer Indemnified Parties in an amount equal to (such amount, the “Indemnity Refund Amount” and, together with the Insurance Refund Amount, the “Refund Amounts”) the lesser of (i) the aggregate amount of such third party indemnity payment actually received by the Buyer Indemnified Parties, net of any Recovery Costs, and (ii) the amount of the indemnification payment previously received by the Buyer Indemnified Parties pursuant to Section 10.02 with respect to such Losses.
(ii)In the event that any Refund Amount is payable pursuant to Section 10.04(b)(i), such Refund Amount shall be paid by the Buyer Indemnified Parties in accordance with the applicable Additional Consideration Allocation Schedule, with (A) the aggregate portion of the Refund Amount payable with respect to Units (including the Rollover Units but excluding the Excluded Units) to be deposited with the Paying Agent for further distribution by the Paying Agent to the applicable Unitholders and (B) the aggregate portion of the Refund Amount payable with respect to Vested Options to be deposited with the Surviving Company for further distribution by the Surviving Company to the applicable Optionholders, in each case of clauses (A) and (B), without interest and net of applicable tax withholdings.
(c)No Buyer Indemnified Party shall be entitled to indemnification for any punitive or exemplary damages (except to the extent such punitive or exemplary damages are paid or payable to any third party).
(d)No Buyer Indemnified Party shall be entitled to indemnification under this Article 10 for any Losses (i) which have been included in the Closing Debt Amount, Closing Transaction Expenses, or Closing Working Capital and taken into account the calculation of the Aggregate Closing Merger Consideration estimated and set forth in the Estimated Closing Statement, (ii) for which an adjustment was made to the Aggregate Closing Merger Consideration under Section 2.09 to the extent such Losses have already been paid to Buyer in accordance with Section 2.09, (iii) for Taxes (A) not attributable to a Pre-Closing Tax Period (other than Seller Taxes, any Taxes resulting from a breach of Sections 3.11(g), (h), (o), (q), (r), (s), (t), (u), (v), (w), (x), (y), (z), (aa), (bb) and (cc), and any interest and penalties imposed in Post-Closing Tax Periods with respect to Taxes for Pre-Closing Tax Periods), (B) with respect to the existence, amount, expiration date, limitations on, or availability, in a Post-Closing Tax Period, of any Tax attribute (including methods of accounting) of any Acquired Company from a Pre-Closing Tax Period, (C) resulting from transactions by Buyer or the Company on the Closing Date outside the ordinary course of business following the Closing that are not expressly contemplated by this Agreement, or (D) relating to S&U Taxes.

Section 10.05. Notice; Defense of Claims.
(a)Any Buyer Indemnified Party or Seller Indemnified Party (collectively, the “Indemnified Parties,” or each individually, an “Indemnified Party”) may make claims for indemnification hereunder by giving written notice thereof to the Sellers’ Representative, in the case of claims made by a Buyer Indemnified Party, or to Buyer, in the case of claims made by a Seller Indemnified Party, prior to the expiration of the applicable survival period set forth in Section 10.01. If indemnification is sought for any claim for indemnification resulting from a claim by a third party (each, a “Third Party Claim”), the Indemnified Party shall also give to the Sellers’ Representative in the case of claims made by a Buyer Indemnified Party, or to Buyer, in the case of claims made by a Seller Indemnified Party, as applicable, written notice of such claim as to which such Indemnified Party may request indemnification hereunder, if and to the extent applicable, within thirty days after the time that such Indemnified Party receives written notice of such Third Party Claim. Notwithstanding anything to the contrary herein, the failure to deliver notice in accordance with this Section 10.05(a) shall not relieve a party with any indemnification obligation hereunder (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) from any Liability unless, and then only to the extent that, the Indemnifying Parties are materially prejudiced by the failure to give such notice. Such notice shall state in reasonable detail the nature of such claim (including, if known, the amount of such claim) and the basis for the indemnification being sought under this Agreement. In the case of any Third Party

Claim, the Sellers Representative (on behalf of the Seller Indemnifying Parties) or Buyer (on behalf of the Buyer Indemnifying Parties) shall (subject to Section 10.05(c)) have the right to direct, through counsel of its own choosing, the defense or settlement of any such Third Party Claim at its own expense if Buyer (in the case that Buyer is the Indemnifying Party) or the Sellers’ Representative (in the case that the Sellers are the Indemnifying Parties), as applicable, notifies the Indemnified Party (or if any Seller Indemnified Party is the Indemnified Party, the Sellers’ Representative), in writing, within thirty days after receipt of the notice with respect to the applicable Third Party Claim (unless the Third Party Claim (or related lawsuit, litigation or other Proceeding) requires a response before the expiration of such thirty day period, in which case the Sellers’ Representative (in the case that the Sellers are the Indemnifying Parties) or Buyer (in the case that Buyer is the Indemnifying Party), as applicable, will have until the date that is ten days before the required response date), that the Indemnifying Parties will indemnify the Indemnified Parties from and against any and all Losses the Indemnified Parties incur or suffer resulting from or arising out of the Third Party Claim (without the benefit of the General Indemnity Cap, the Special Indemnity Cap, the Excess Indemnity Cap or any of the other limitations under this Article 10 (such acknowledgment in writing, an “Indemnifying Party Acknowledgment”).
(b)If the Indemnifying Party elects to assume the defense of any Third Party Claim in accordance with Section 10.05(a) (and delivered an Indemnifying Party Acknowledgment in accordance therewith), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim (provided that, if the Indemnified Party reasonably determines, based on the advice of counsel to the Indemnified Party, that the Indemnified Party has separate defenses from the Indemnifying Parties or that there is a conflict of interest between any Indemnified Party and any Indemnifying Party, then the Indemnified Party shall be permitted to retain special counsel of its own choosing at the expense of the Indemnifying Parties), (ii) the Indemnified Party will not consent to the entry of any judgment, enter into any settlement with respect to, pay or otherwise compromise the Third Party Claim without the prior written consent of the Sellers’ Representative (in the case that the Sellers are the Indemnifying Parties) or Buyer (in the case that Buyer is the Indemnifying Party), in each case, not to be unreasonably withheld, delayed or conditioned, and (iii) neither the Indemnifying Parties nor the Sellers’ Representative on behalf of the Seller Indemnified Parties will consent to the entry of any judgment, enter into any settlement with respect to, pay or otherwise compromise the Third Party Claim without the prior written consent of the Sellers’ Representative (in the case that the Sellers are the Indemnified Parties) or Buyer (in the case that Buyer is the Indemnified Party), in each case, in its sole discretion unless the proposed settlement, payment or compromise (A) involves solely the payment of money by the Indemnifying Parties, (B) includes, as an unconditional term of such payment, compromise or settlement, an unconditional and irrevocable release by the Person(s) asserting such claim of the Indemnified Parties from any Liabilities with respect to such claim, (C) does not impose any restriction on the Indemnified Parties or any injunctive or other equitable relief against the Indemnified Parties, and (D) does not include or require a finding or admission of any wrongdoing.
(c)Notwithstanding anything to the contrary in Section 10.05(a), the Indemnified Party will have the right to undertake, conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third Party Claim with respect to which the Indemnified Party is any one or more of the Buyer Indemnified Parties and that (i) involves any possibility of criminal Liability or any action by any Governmental Authority, (ii) involves any material customer, supplier or vendor of any Buyer Indemnified Party, (iii) seeks injunctive relief, specific performance or other equitable relief against any of the Buyer Indemnified Parties, (iv) the insurer under the R&W Policy or Excess Coverage Policy exercises a right to defend or control such Third Party Claim, (v) if determined adversely to any of the Buyer Indemnified Parties, would (together with all other pending claims) reasonably be expected to result in Losses to the Buyer Indemnified Parties in excess of the maximum amount the Buyer Indemnified Parties would then be entitled to recover from the Indemnifying Parties under Article 10, (vi) the Sellers’ Representative fails to assume the defense of a Third Party Claim in accordance with Section 10.05(a) (including by not providing an executed Indemnifying Party Acknowledgement) within the time period described therein, (vii) the Sellers’ Representative fails to continue to defend the Third Party Claim in good faith or (viii) principally involves Taxes (the conduct of which shall be governed exclusively by Section 7.03(e)).
(d)If the Indemnifying Party does not deliver an Indemnifying Party Acknowledgement in accordance with Section 10.05(a) or if the Third Party Claim involves a claim described in Section 10.05(c), the Indemnified Party shall have the right to contest, settle or compromise, through counsel of its own choosing, the Third Party Claim at the expense of the Indemnifying Parties; provided, however, the Indemnified Party shall not agree to any settlement, compromise or consent to judgment with respect to such Third Party Claim without the consent of the Indemnifying Parties (which such consent shall not be unreasonably withheld, delayed or conditioned).
Section 10.06. Remedies Exclusive. Except in the case of (a) any claims relating to Fraud, (b) any claims for any equitable remedies, and (c) any claims relating to any of the Transaction Documents (other than this Agreement), from and after the Effective Time, the rights to indemnification, compensation and reimbursement set forth in Article 10 shall be the sole and exclusive monetary remedy of the Buyer Indemnified Parties, the Sellers’ Representative or any of the Sellers with respect to any breach of this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall, or shall be deemed or construed to, waive or release any claims relating to Fraud.

Section 10.07. Treatment of Indemnity Payments. All indemnity payments made pursuant to Article 10 shall be treated as adjustments to the Aggregate Closing Merger Consideration for Tax purposes to the extent permitted by Applicable Laws.

Section 10.08.     No Circular Recovery. The Sellers’ Representative (on behalf of each of the Seller Indemnifying Parties and their respective Representatives) hereby acknowledges and agrees that each of the Seller Indemnifying Parties and their respective Representatives shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy (including under any provisions of any Organizational Documents or indemnification agreement of any of the Acquired Companies) against any of the Acquired Companies or other Buyer Indemnified Parties in connection with any indemnification obligation or any other Liability to which such Person may become subject under or in connection with this Agreement, any other Transaction Document or any other agreement, document or instrument delivered in connection herewith or therewith.

Section 10.09. Payments. Any indemnification payments required to be made pursuant to Article 10 shall be made promptly (but in no event later than ten Business Days after the determination thereof) via wire transfer of immediately available funds to such bank and accounts as are designated by Buyer (in the case of any indemnification payment to any Buyer Indemnified Party) or the Sellers’ Representative (in the case of any indemnification payment to any Seller Indemnified Party); provided, however, that, other than with respect to any claims relating to Fraud, any indemnification payments pursuant to Section 10.02(a) shall be made solely from the Indemnity Escrow Account. The Indemnity Escrow Amount shall be held and disbursed by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

ARTICLE 11
MISCELLANEOUS

Section 11.01. Notices. Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such party or its legal representative and delivered personally or sent by email, facsimile or nationally recognized overnight courier service guaranteeing overnight delivery, addressed as follows:

if to Buyer, Merger Sub or, after the Effective Time, the Surviving Company, to:
Wheelhouse Holdings Inc.
c/o Compass Group Management LLC
301 Riverside Avenue, 2nd Floor
Westport, Connecticut 06880
Attention: David Swanson
Email: dswanson@compassequity.com
Fax: (203) 221-8253
with a copy (which will not constitute notice) to:
Paul Hastings LLP
Seventeenth Floor
695 Town Center Drive
Costa Mesa, California 92626
Attention: Brandon Howald
Email: brandonhowald@paulhastings.com
Fax.: (714) 979-1921
if, prior to the Effective Time, to the Company, to:
Marucci Sports, LLC
5818 McCann Drive
Baton Rouge, Louisiana 70809
Attention: Kurt Ainsworth
Email: kurt@maruccisports.com
with a copy (which will not constitute notice) to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention: Daniel S. Evans and Carl P. Marcellino
Email: Daniel.Evans@ropesgray.com and Carl.Marcellino@ropesgray.com
Fax: (212) 596-9090
if to the Sellers’ Representative, to:
Wheelhouse 2020 LLC
c/o Mark Walker
eobm
27068 La Paz Rd, #645
Aliso Viejo, CA 92656
Attention: Mark Walker
Email: markw@eobm.com

Facsimile: (949) 296-1531

with a copy (which will not constitute notice) to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention: Daniel S. Evans and Carl P. Marcellino
Email: Daniel.Evans@ropesgray.com and Carl.Marcellino@ropesgray.com
Fax: (212) 596-9090
Unless otherwise specified herein, such notices or other communications will be deemed to be given: (a) on the date delivered, if delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; and (c) on the date delivered, if delivered by facsimile or email transmission followed by a nationally recognized overnight courier guaranteeing overnight delivery (so long as a receipt of such facsimile or email is requested and received). Each of the parties hereto will be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.
Section 11.02. Amendments and Waivers.
(a)Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by (i) prior to the Closing, each of the Company and Buyer, and (ii) after the Closing, each of the Sellers’ Representative and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective (with the Sellers’ Representative being authorized to act on behalf of the Sellers after the Effective Time); provided, however, that after receipt of the Member Approval and without their further approval, no such amendment or waiver will reduce the amount or change the kind of consideration to be received in exchange for any Units (except for any reduction or change otherwise contemplated by this Agreement, including, pursuant to Section 2.09 and Article 10).
(b)No waiver by any party of any provision of this Agreement or any default, misrepresentation or breach of warranty, agreement or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty, agreement or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent default, misrepresentation or breach of warranty, agreement or covenant hereunder. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 11.03. Expenses. Except as specifically set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents and the related transactions, including all fees and expenses of each party’s counsel, accountants and other Representatives, will be paid by the party incurring such cost or expense.

Section 11.04. Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege.
(a)Buyer, on behalf of itself and its Affiliates (including the Acquired Companies after the Closing) (Buyer and all such other Persons, the “Buyer Group”) hereby waives, any claim that Ropes & Gray LLP and Jones Walker LLP currently representing any Acquired Company (each, a “Prior Company Counsel”) in connection with this Agreement, the negotiation thereof or its subject matter or the Contemplated Transactions (“Pre-Closing Representation”) has or will have a conflict of interest or is otherwise prohibited from representing any Seller, the Sellers’ Representative or any of their respective officers, directors, members, managers or Affiliates (“Designated Persons”), in any dispute between any Designated Person and any member of the Buyer Group, or any other matter relating to this Agreement, the negotiation thereof or its subject matter or the Contemplated Transactions, in each case, after the Closing Date (“Post-Closing Representation”), even though the interests of one or more of the Designated Persons in such dispute or other matter may be directly adverse to the interests of one or more members of the Buyer Group and even though Prior Company Counsel may have represented one or more of the Acquired Companies in a matter substantially related to such dispute or other matter and may be handling ongoing matters for one or more members of the Buyer Group.
(b)Buyer, on behalf of the Buyer Group, hereby covenants and agrees, that, subject to the last sentence of this clause (b), as to all communications between any Prior Company Counsel, on the one hand, and any Designated Person or any Acquired Company (with respect to the Acquired Companies, solely prior to the Closing), on the other hand, that relate in any way to the Pre-Closing Representation, the attorney-client privilege and the expectation of client confidence belong to and shall be controlled by the Sellers’ Representative or applicable Designated Person, and shall not pass to or be claimed by any member of the Buyer Group. Without limitation of the foregoing, no member of the Buyer Group may use or rely on any communications described in the immediately preceding sentence in any claim, dispute, action, suit or proceeding against or involving any of the Designated Persons. Buyer, on behalf of the Buyer Group, hereby irrevocably waives and agrees not to assert, any attorney-client privilege or confidentiality obligation with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person, on the other hand, occurring during the Pre-Closing Representation in connection with any Post-Closing Representation. Notwithstanding the foregoing, if after the Closing a dispute arises between Buyer or one or more members of the Buyer Group, on the one hand, and a third party other than (and unaffiliated with) any Designated Person, on the other hand, then Buyer or such member of the Buyer Group (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to and use by such third party of communications by Prior Company Counsel; provided, however, that neither Buyer nor any member of the Buyer Group may waive such privilege without the prior written consent of the Sellers’ Representative, and neither the Sellers’ Representative nor any Seller may waive such privilege without the prior written consent of Buyer. Each of Buyer and Merger Sub acknowledges that it has had adequate opportunity to consult with counsel of its choosing, and has consulted with such counsel, in connection with its decision to agree to the terms of this Section 11.04(b).
(c)After the Closing, the Surviving Company and its Subsidiaries will cease to have any attorney-client relationship with the Prior Company Counsel, unless and to the extent that such Prior Company Counsel is expressly engaged in writing by the Surviving Company to represent it. Any such representation of the Surviving Company or its Subsidiaries by Prior Company Counsel after the Closing will not affect the foregoing provisions hereof.

Section 11.05. Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, however, that (a) with respect to any assignment by Buyer or, after the Closing, the Company of any of its rights or obligations under this Agreement that would require the consent of any other party hereto, only the prior written consent of the Sellers’ Representative shall be required, and (b) notwithstanding anything to the contrary in this Section 11.05 (including clause (a) of this proviso), Buyer and, after the Closing, the Company may, without obtaining the consent of any other party hereto (including the Sellers’ Representative), assign any of its rights and/or obligations under this Agreement to any of its Affiliates or to its lenders as collateral security or to any Person that acquires (whether by merger, purchase of stock, purchase of assets or otherwise), or is the successor or surviving entity in any such acquisition, merger or other transaction involving, Buyer or, after the Closing, the Company (provided that if Buyer or, after the Closing, the Company, as applicable, so assigns any of its obligations, it shall not be relieved of its obligations hereunder in respect of any such assignment).

Section 11.06. Governing Law. This Agreement and all Proceedings (including any Proceeding based upon, arising out of, or related to any representation, warranty, covenant or agreement expressly made in this Agreement) of any kind or nature (whether at law or in equity, based upon contract, tort or otherwise) arising out of or in any way relating to this Agreement or any of the transactions related hereto, including the interpretation, construction, validity and enforcement of this Agreement, or the negotiation, execution or performance of this Agreement or any of the transactions related hereto (each, a “Agreement Proceeding”), will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

Section 11.07. Jurisdiction. Except as otherwise expressly provided in this Agreement, each party to this Agreement, by its execution hereof: (a) hereby irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, if the Chancery Court is unavailable, then the United States District Court for the District of Delaware, and the applicable appellate courts thereof, for the purpose of any Agreement Proceeding; (b) hereby waives, to the extent not prohibited by Applicable Laws and agrees not to assert by way of motion, as a defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that such party’s property is exempt or immune from attachment or execution, that any such Proceeding brought in one of the above-named courts is improper, that the venue or forum is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (c) hereby agrees not to commence or prosecute any such Proceeding other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Proceeding to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each party hereto hereby consents to service of process in any such Proceeding in any manner permitted by Delaware law and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.01. A party hereto may, however, commence any Proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

Section 11.08. WAIVER OF JURY TRIAL. UNLESS PROHIBITED BY APPLICABLE LAWS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY AGREEMENT PROCEEDING, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE COMPANY THAT THIS SECTION 11.08 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER

AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.08 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEYOF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.08.

Section 11.09. Specific Performance; No Recourse against Buyer Affiliates.
(a)The parties hereto hereby expressly recognize and acknowledge that irreparable damage would result in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, subject to Section 11.09(d), in addition to, and not in limitation of, any other remedy available to any party hereto, a party under this Agreement will be entitled to specific performance of the terms hereof, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty and that it may be difficult to procure suitable substitute performance. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any Proceeding by any other party for specific performance or injunctive relief available hereunder, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Each party hereto hereby further agrees: (i) to waive: (A) any defense in any Proceeding for specific performance that a remedy at law would be adequate; and (B) any requirement under any law to post security as a prerequisite to obtaining equitable relief; (ii) the right to terminate this Agreement will not be construed to diminish or otherwise impair in any respect any party’s right to specific performance; and (iii) the right of specific performance is an integral part of the Contemplated Transactions and without that right, neither the Company nor Buyer would have entered into this Agreement.
(b)The remedies available to each party pursuant to this Section 11.09 will be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any party from, in the alternative, seeking to terminate this Agreement in accordance with ARTICLE 9. To the extent that any party hereto brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than a Proceeding to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date will automatically be extended to: (i) the 20th Business Day following the final, non-appealable resolution of such Proceeding; or (ii) such other time period established by the court presiding over such Proceeding.
(c)This Agreement may only be enforced against, and a claim or cause of action based upon, arising out of, or related to this Agreement may only be brought by an expressly named party hereto or the Sellers and then only with respect to the specific rights and obligations set forth herein with respect to such party or the Sellers. Except to the extent a named party to this Agreement or a Seller, no present, former or future Affiliate, officer, director, employee, incorporator, member, partner, stockholder, agent, attorney or other representative of any party or its Affiliates, shall have any liability (whether in contract, in tort or otherwise) for any obligations or liabilities of any Person which is not otherwise expressly identified as a party hereto or a Seller, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, agreements or covenants of any party hereto under this Agreement for any claim based upon, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith. The provisions of this Section 11.09(c) are intended to be for the benefit of, and enforceable by the Affiliates, officers, directors, employees, incorporators, members, partners, stockholders, agents, attorneys and other representatives referenced in this Section 11.09(c) and each such Person shall be a third party beneficiary of this Section 11.09(c).
(d)The right of the Company to specific performance in connection with enforcing the obligations of Buyer hereunder and under the Guaranty will be subject to the requirements that (i) all of the conditions in Section 8.01 and Section 8.02 (other than those conditions that by their nature are to be satisfied or waived as of Closing (and which are, at the time the Company seeks specific performance pursuant to this Section 11.09, capable of being satisfied if the Closing were to occur at such time) have been and continue to be satisfied or waived in accordance with this Agreement, (ii) the Company has irrevocably notified Buyer in writing that all conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied as of the Closing, but subject to the satisfaction of those conditions), have been and continue to be satisfied (or that, with respect to any conditions in Section 8.03, the Company would be willing to waive any unsatisfied conditions therein for purposes of consummating the Closing) and that if specific performance is granted, and Buyer otherwise complies with its obligations hereunder, then the Closing will occur, and (iii) Buyer fails to consummate the Closing on or before the date that is the Closing should have occurred pursuant to Section 2.02.

Section 11.10. Sellers’ Representative.
(a)Effective upon and by virtue of the Member Approval, and without any further act of any of the Sellers, the Sellers’ Representative will be hereby appointed as the representative of the Sellers and as the attorney-in-fact and agent for and on behalf of each such Seller for purposes of this Agreement and the Escrow Agreement and will be empowered to take such actions contemplated to be taken by the Sellers’ Representative under this Agreement and the Escrow Agreement and such other actions on behalf of the Sellers as it may deem necessary or appropriate in connection with or to consummate any of the Contemplated Transactions, including: (i) taking all actions and making all filings on behalf of the Sellers with any Governmental Authority or other Person necessary to effect the consummation of the Contemplated Transactions; (ii) agreeing to, negotiating, entering into settlements and compromises of, complying with orders of courts with respect to, and otherwise administering and handling any claims under this Agreement or the Escrow Agreement on behalf of the Sellers, including exercising or refraining from exercising any remedies available; (iii) negotiating and executing any waivers or amendments of this Agreement or the Escrow Agreement (provided, however, that any amendment that, by its terms, will adversely and disproportionately affect the rights or obligations of any Seller as compared to other Sellers will require the prior written consent of such Seller); or any other documents that the Sellers’ Representative is authorized to execute and deliver under this Agreement or the Escrow Agreement; and (iv) taking all other actions that are either necessary or appropriate in its judgment for the accomplishment of the foregoing or contemplated by the terms of this Agreement or the Escrow Agreement. The Sellers’ Representative hereby accepts such appointment.
(b)Subject to the proviso in Section 11.10(a)(iii) above, a decision, act, consent or instruction of the Sellers’ Representative hereunder will constitute a decision, act, consent or instruction of all Sellers and will be final, binding and conclusive upon each of such Sellers and no Sellers shall have the right to object, dissent, protest or otherwise contest the same, and the Escrow Agent and Buyer may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each and every such Seller. The Escrow Agent and Buyer will be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative.
(c)The Sellers’ Representative will have the right to recover, at its sole discretion, from the Sellers’ Representative Fund Property and from any portion of the funds in the Adjustment Escrow Account to be distributed to the Sellers pursuant to Section 2.09(e)(ii), prior to any distribution to the Sellers: (i) the Sellers’ Representative’s reasonable out-of-pocket expenses (including fees and charges of counsel, accountants or other agents) incurred in serving in that capacity; and (ii) any amounts to which it is entitled pursuant to the indemnification provision in Section 11.10(e) (each item in clauses (i) and (ii) of this Section 11.10(c) referred to as a “Charge,” and collectively the “Charges”). The Sellers’ Representative will hold the Sellers’ Representative Fund Property on behalf of the Sellers as an agent of the Sellers. Any amounts to be released to the Sellers from the Sellers’ Representative Fund Property will be released by (A) depositing with the Depository Agent (or the Paying Agent) each Unitholder’s Pro Rata Portion of such amount to be released in accordance with the applicable Additional Consideration Allocation Schedule, which Buyer or the Surviving Company will cause the Paying Agent to pay to each Unitholder and (B) paying to the Surviving Company each Optionholder’s Pro Rata Portion of such amount in accordance with the applicable Additional Consideration Allocation Schedule to be released and causing the Surviving Company to pay such Pro Rata Portion to each such Optionholder.
(d)The Sellers’ Representative will incur no liability to any Seller with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Sellers’ Representative to be genuine and to have been signed by the proper person (and the Sellers’ Representative will have no responsibility to determine the authenticity thereof), nor for any other action or inaction. In all questions arising under this Agreement or the Escrow Agreement, the Sellers’ Representative may rely on the advice of outside counsel, and the Sellers’ Representative will not be liable to any Seller for anything done, omitted or suffered in good faith by the Sellers’ Representative based on such advice.
(e)The Sellers will severally (each based on and limited to its Pro Rata Portion) but not jointly indemnify the Sellers’ Representative and hold the Sellers’ Representative harmless against any loss, liability or expense incurred, on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other agents retained by the Sellers’ Representative. No Seller will be liable under this Section 11.10(e) for any amount other than such Seller’s Pro Rata Portion of the Sellers’ Representative Fund Property and funds from the Adjustment Escrow Account to be distributed pursuant to Section 2.09(e)(ii), which will be the exclusive remedy for the Sellers’ Representative under this Section 11.10(e).
(f)At any time during the term of the Escrow Agreement, a majority-in-interest of Sellers may, by written consent, appoint a new representative as the Sellers’ Representative. Notice together with a copy of the written consent appointing such new representative and bearing the signatures of a majority-in-interest of Sellers must be delivered to Buyer and, if applicable, the Escrow Agent not less than ten days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer and, if applicable, the Escrow Agent. For the purposes of this Section 11.10, a “majority-in-interest of the Sellers” means Sellers representing in the aggregate over fifty percent of the percentage interests in the Sellers’ Representative Fund Property available to satisfy Charges.

(g)In the event that the Sellers’ Representative becomes unable or unwilling to continue in its capacity as Sellers’ Representative, or if the Sellers’ Representative resigns as a Sellers’ Representative (which resignation shall only be effective upon the appointment of a new representative in accordance herewith), a majority-in-interest of the Sellers may, by written consent, appoint a new representative as the Sellers’ Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of a majority-in-interest of the Sellers must be delivered to Buyer and, if applicable, the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer and, if applicable, the Escrow Agent.
(h)Buyer shall have no Liability, and is hereby relieved from any Liability to the Sellers’ Representative or any Seller, with respect to (i) any breach of this Section 11.10 by the Sellers’ Representative or by any Seller, (ii) the designation, appointment or actions or omissions of the Sellers’ Representative, or (iii) any actions taken or omitted by Buyer in accordance with, or in reliance on, any instructions or consent of, notice given by or any other actions taken or omitted by the Sellers’ Representative.

Section 11.11. Further Assurances. From and after the Closing, upon the request of Buyer or the Sellers’ Representative, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances, and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.

Section 11.12    Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed will be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile, pdf and other similar electronic format signatures will be deemed to be originals.

Section 11.13. Third-Party Beneficiaries; No Recourse Against Third Parties.
(a)No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that the following Persons are expressly intended as third-party beneficiaries with respect to the following specified sections of this Agreement and will have the right to enforce such specified sections against the parties to this Agreement: with respect to Section 6.04, the Persons who are the beneficiaries of the indemnification under such Section; with respect to Section 2.04(b)(i), Section 2.05, Section 2.06, Section 2.07, Section 2.09, Section 7.02 and Section 11.10(c), the Sellers; with respect to Section 11.13(b), the Nonparty Affiliates; and with respect to Section 11.04, the Designated Persons.
(b)Each of (i) Buyer, on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of any of them (collectively, “Buyer Persons,” which shall include after the Closing, the Acquired Companies) and (ii) the Sellers’ Representative, on behalf of itself, the Sellers, their respective Affiliates, and any Person claiming by, through or on behalf of any of them (collectively, “Seller Persons,” which shall include, prior to the Closing, the Acquired Companies) covenants and agrees that, other than claims by Buyer or Merger Sub against the Company, the Sellers or the Sellers’ Representative or claims by the Company or the Sellers’ Representative against Buyer or Merger Sub, or claims prior to the Closing by the Company against the Sponsor, in each case, pursuant to the terms of this Agreement or another Transaction Document, as applicable, no claim of any kind (whether at law or in equity, whether based in contract, tort or otherwise, whether through attempted piercing of a corporate or other veil, or in any other fashion) will be asserted by any of Buyer Persons or Seller Persons against any Person, including any partners, members, controlling Persons, directors, officers, employees, incorporators, managers, agents, Representatives, or Affiliates of any party hereto (or any Affiliate, heir, estate, executor, administrator, representative, successor or assign of any of the foregoing) (each a “Nonparty Affiliate” and, collectively, the “Nonparty Affiliates”) with respect to any matter arising out of, relating to or in connection with this Agreement or any other Transaction Document, the negotiation, execution, existence, validity, enforceability or performance of this Agreement or any other Transaction Document, or for the breach or alleged breach hereof or thereof, or any of the Contemplated Transactions, including any claim arising under or in connection with any actual or alleged inaccuracies, misstatements or omissions with respect to information or materials furnished by the Company or such Persons concerning the Business, the Company or any Subsidiary of the Company, this Agreement, any other Transaction Document or the Contemplated Transactions, to the maximum extent permitted by Applicable Laws.
(c)Buyer acknowledges that (i) it has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Business and the Acquired Companies and the prospects thereof; and it (ii) has been furnished with or given adequate access to such information about the Business and the Acquired Companies as it has requested. Buyer acknowledges that none of the Sellers, the Company or any of their respective Affiliates or Representatives have made or will be deemed to have made, and that Buyer has not relied on: any representation, warranty, covenant or agreement, express or implied, with respect to (i) the Acquired Companies, the Business or the Contemplated Transactions, other than the representations, warranties, covenants and agreements of the Company that are expressly set forth in this Agreement or any Transaction Documents; or (ii) any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Acquired Company except for the representations and warranties of the Company that are expressly set forth in this Agreement. Without limiting the generality of the foregoing and other than the representations, warranties, covenants and agreements of the Company that are expressly set forth in this Agreement or any Transaction Documents, (i) none of the Sellers, the Acquired Companies or any of their respective Representatives has made, and will not be deemed to have made, any representations or warranties in the materials relating to the Acquired Companies made available to Buyer or Merger Sub, including due diligence materials, memorandum or similar materials, or in any presentation of the business of the Acquired Companies by management of the Company or others in connection with the Contemplated Transactions, and (ii) no statement contained in any such materials or made in any such presentation will be deemed to be a representation or warranty hereunder or otherwise or deemed to be relied upon by either Buyer or Merger Sub in executing, delivering and performing this Agreement and the Contemplated Transactions. It is understood that other than the representations, warranties, covenants and agreements of the Company that are expressly set forth in this Agreement or any Transaction Documents, any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available to Buyer or Merger Sub and their respective Representatives are not and will not be deemed to be or to include representations or warranties of any Acquired Companies or the Sellers, and are not and will not be deemed to be representations or warranties relied upon by either Buyer or Merger Sub in executing, delivering and performing this Agreement and the Contemplated Transactions.
(d)No Other Representations. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT: (A) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN ARTICLE 3 HEREOF (AND IN THE SCHEDULES, AS AND TO THE EXTENT REQUIRED TO BE SET FORTH IN THE SCHEDULES) AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN OTHER TRANSACTION DOCUMENTS ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE WITH RESPECT TO THE ACQUIRED COMPANIES TO BUYER AND MERGER SUB IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED

TRANSACTIONS, AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (A) ABOVE, NEITHER THE COMPANY, ITS SUBSIDIARIES, THE SELLERS, THE SELLERS’ REPRESENTATIVE NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE ACQUIRED COMPANIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (A) ABOVE, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE ACQUIRED COMPANIES, ARE HEREBY EXPRESSLY DISCLAIMED. BUYER AND MERGER SUB HEREBY REPRESENT, WARRANT, COVENANT AND AGREE, ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES, THAT IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS, THEY ARE NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY REFERRED TO IN CLAUSE (A) ABOVE.
(e)Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) nothing in Section 11.13 shall in any way limit any of the representations or warranties set forth in this Agreement or any of the Transaction Documents, and (ii) the provisions of Section 11.13 shall not, and shall not be deemed or construed to, waive, limit or release any claims relating to Fraud.

Section 11.14. Entire Agreement. This Agreement and the other Transaction Documents and the Confidentiality Agreement (but subject to the provisions of Section 7.04) constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

Section 11.15. Severability. If any term, provision, covenant or restriction of this Agreement is held by any Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order for the Contemplated Transactions to be consummated as originally contemplated to the fullest extent possible.

Section 11.16. Negotiation of Agreement. Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed to be the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

Section 11.17. Construction.
(a)The headings, if any, of the individual sections of each of the Schedules are inserted for convenience only and will not be deemed to constitute a part thereof or a part of this Agreement. The Schedules are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Schedules as an exception to any particular covenant, representation or warranty will not be deemed to be adequately disclosed as an exception with respect to another covenant, representation or warranty unless (i) there is an appropriate cross-reference thereto or (ii) the relevance of such disclosed item to such other covenant, representation or warranty is readily apparent from the face of such disclosed item. The mere inclusion of an item in the Schedules as an exception to a representation or warranty will not be deemed to be an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Schedules, that such information is required to be listed in the Schedules or that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Material Adverse Effect, or that such item actually constitutes noncompliance with, or a violation of, any Applicable Laws, Permit or contract or other topic to which such disclosure is applicable.
(b)The parties hereto agree that any drafts of this Agreement or any Transaction Document prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Transaction Document, and each of the parties hereto agrees that no party hereto shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or proceeding among any of the foregoing or for any other purpose.
(c)The terms “made available” and “provided to” when used in reference to the Company having made or making items or information available to, or to having provided information to, Buyer or any of its Representatives, means that such items or information were made available and accessible to Buyer and its Representatives for viewing in the “Project Wheelhouse” electronic data site maintained by Intralinks by 12:00 p.m. Eastern Time on the business day prior to the date hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MARUCCI SPORTS, LLC

By:	/s/ Kurt Ainsworth
Name: Kurt Ainsworth
Title: Chief Executive Officer

WHEELHOUSE HOLDINGS INC.

By:	/s/ David P. Swanson
Name: David P. Swanson
Title: President

WHEELHOUSE HOLDINGS MERGER SUB LLC

By:	/s/ David P. Swanson
Name: David P. Swanson
Title: President

Wheelhouse 2020 LLC, solely in its capacity as the Sellers’ Representative

By:	/s/ Mark Walker
Name: Mark Walker
Title: President